Exhibit 10.5

$17,836,000 TERM LOAN

LOAN AGREEMENT

among

PHR TCI, LLC

(as “Borrower”)

and

CITIZENS BANK, NATIONAL ASSOCIATION

(as “Agent” and a “Lender”)

and

the Other Lenders Now

or Hereafter Parties Hereto

and

CITIZENS BANK, NATIONAL ASSOCIATION

as

Sole Lead Arranger and Sole Bookrunner

Dated: As of August 15, 2018

TABLE OF CONTENTS

1. BACKGROUND	1

1.1 General Definitions	1

1.1.1 Defined Terms	1
1.1.2 Accounting and Other Terms	25
1.1.3 Certain Matters of Construction	26

1.2 Borrower and Other Loan Parties	26

1.3 Land and Improvements; Property	26

1.4 Use of Loan Proceeds	26

1.5 Loan	26

2. LOAN PROVISIONS	27

2.1 Amount of Loan	27

2.2 Term of Loan; Extension Right	27

2.3 Conditions to Extending Maturity Date	27

2.3.1 Notice From Borrower	27
2.3.2 No Default	27
2.3.3 Debt Service Coverage Ratio	27
2.3.4 LTV Ratio	28
2.3.5 Conditions Satisfied	28
2.3.6 Extension Fee	28
2.3.7 Additional Documents	28
2.3.8 Required Interest Rate Protection Agreement	28
2.3.9 Before End of Initial Term	28

2.4 Interest	29

2.4.1 Interest Rate.	29
2.4.2 Intentionally Omitted	30
2.4.3 Default Rate	30
2.4.4 Late Charges	30
2.4.5 Interest Installments	30
2.4.6 Recapture of Interest	31
2.4.7 Maximum Legal Rate	31
2.4.8 Amendments to Current Law	31
2.4.9 Liquidated Damages	32

2.5 Principal Repayment	32

2.5.1 Principal Amortization	32
2.5.2 Intentionally Omitted	32
2.5.3 Prepayment and Certain Payments	33

2.6 Intentionally Omitted	34

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2.7 Net Payments	34

2.8 Application of Payments and Collections	34

2.9 Intentionally Omitted	34

2.10 Term of Agreement	34

2.11 Special LIBOR Rate Loan Provisions	34

2.11.1 LIBOR Rate Lending Unlawful	34
2.11.2 Unavailability of LIBOR Rate	35
2.11.3 Increased Costs	35
2.11.4 Increased Capital Costs	36
2.11.5 Taxes	36
2.11.6 Interest	37
2.11.7 Successor LIBOR	37

2.12 Loan Fees	38

2.12.1 Commitment Fee	38
2.12.2 Extension Fee	38

2.13 Acceleration	38

2.14 The Loan to Constitute One Obligation	38

2.15 Notations	38

2.16 Time of Payments and Prepayments in Immediately Available Funds	39

2.17 Agent Advances	40

3. SECURITY FOR THE LOAN; LOAN AND SECURITY DOCUMENTS	40

3.1 Security	40

3.1.1 Mortgage and Security Agreement	40
3.1.2 Assignment of Leases and Rents	40
3.1.3 Pledge and Security Agreement	40
3.1.4 Intentionally Omitted	41
3.1.5 Collateral Assignment of Contracts, Licenses and Permits	41
3.1.6 Guaranty	41
3.1.7 Assignment of Interest Rate Protection Agreement	41
3.1.8 Environmental Indemnity Agreement	41
3.1.9 The other Security Documents	41

3.2 Loan Documents and Security Documents	41

3.3 Termination of Security Interests	42

3.4 Security for Hedging Obligations	42

4. CONTINUING AUTHORITY OF AUTHORIZED REPRESENTATIVES	42

5. LENDERS' CONSULTANTS	42

5.1 Right to Employ	42

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5.2 Functions	42

5.3 Payment	43

5.4 Access	43

5.5 No Liability	43

6. LOAN DISBURSEMENT	43

6.1 Request for Loan	43

6.2 Advance of Loan Proceeds	43

7. CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT	43

7.1 Conditions Precedent	43

7.1.1 Satisfactory Loan Documents	43
7.1.2 No Material Change	43
7.1.3 Warranties and Representations Accurate	44
7.1.4 Financials and Appraisals	44
7.1.5 Validity and Sufficiency of Security Documents	44
7.1.6 No Other Liens; Taxes and Municipal Charges Current	44
7.1.7 Property Matters	44
7.1.8 Compliance With Law	45
7.1.9 Title Insurance; Other Evidence of Perfection	45
7.1.10 Survey	45
7.1.11 Condition of Property	45
7.1.12 No Takings	45
7.1.13 Insurance	45
7.1.14 Acquisition Documents	46
7.1.15 Hazardous Substances	46
7.1.16 Organizational Documents and Entity Agreements	46
7.1.17 Votes, Consents and Authorizations	46
7.1.18 Legal and Other Opinions	46
7.1.19 Leasing Matters	46
7.1.20 No Default	47
7.1.21 Closing Affidavit	47
7.1.22 Inter-Company Loan Documents	47
7.1.23 Other Documents	47
7.1.24 Other Information Concerning the Property	47
7.1.25 No Proceedings, Etc	47
7.1.26 Payment of Agent's and Lenders' Fees and Costs	47
7.1.27 Required Equity Contribution	48
7.1.28 Required Interest Rate Protection Agreement	48
7.1.29 Operating Lease Matters	48
7.1.30 No Operating Lease Default	48
7.1.31 Proforma Compliance Certificate	48
7.1.32 Patriot Act; KYC	48

7.3 Conditions Subsequent	49

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8. WARRANTIES AND REPRESENTATIONS	49

8.1 Financial Information	49

8.2 No Violations	49

8.3 No Litigation	49

8.4 Operating Lease; Other Leases	49

8.5 Compliance With Legal Requirements	50

8.6 Required Licenses and Permits	50

8.7 Curb Cuts and Utility Connections	50

8.8 Good Title and No Liens	50

8.9 Use of Loan Proceeds	50

8.10 Entity Matters	51

8.10.1 Organization	51
8.10.2 Ownership and Organizational and Taxpayer Identification Numbers	51
8.10.3 Authorization	51
8.10.4 Commercial Organization	51
8.10.5 Limited Liability Company Agreement	51

8.11 Valid and Binding	51

8.12 Deferred Compensation and ERISA	51

8.13 No Required Consents	52

8.14 No Default	52

8.15 No Broker or Finder	52

8.16 Background Information and Certificates	52

8.17 Taxes and Assessments	52

8.18 Solvency	52

8.19 Other Agreements	52

8.20 No Subsidiaries	53

8.21 Investment Company Act of 1940	53

8.22 Guarantor's Warranties and Representations	53

8.23 Patriot Act	53

8.24 Hotel Management and Franchise Agreement	54

8.25 Reaffirmation and Survival of Representations	54

9. COVENANTS	54

9.1 Compliance Certificate	54

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9.2 Financial Statements and Reports	55

9.2.1 Annual Statements	55
9.2.2 Quarterly Statements	55
9.2.3 Monthly Reports	56
9.2.4 Data Requested	56
9.2.5 Tax Returns	56
9.2.6 Budgets and Pro Forma	56
9.2.7 License or Permit Notices	56
9.2.8 Guarantor's Statements	56
9.2.9 Additional Information	57
9.2.11 Reporting Medium	57

9.3 Payment of Taxes and Other Obligations; Tax Escrow Account	57

9.3.1 Payment	57
9.3.2 Tax Escrow Account	57

9.4 Conduct of Business; Compliance with Law	58

9.5 Insurance	58

9.6 Restrictions on Liens, Transfers and Additional Debt	58

9.6.1 Prohibited Transactions	58
9.6.2 Permitted Transactions	59
9.6.3 Permitted Transfers	59
9.6.4 Permitted Additional Debt	60
9.6.5 Additional Funds	61
9.6.6 Right to Accelerate Loan	61
9.6.7 Required Lenders' Options	61

9.7 Limits on Guaranties; No Improper Distributions	61

9.7.1 No Guaranties	61
9.7.2 No Improper Distributions	61

9.8 Restrictions on Investments	61

9.9 Indemnification Against Payment of Brokers' Fees	62

9.10 Environmental Indemnity Obligations	62

9.11 No Dissolution, Merger or Acquisition	62

9.12 Contracts of a Material or Significant Nature	62

9.13 Management of the Property	62

9.14 Pay Indebtedness and Perform Obligations	63

9.15 Deposit of Proceeds; Bank Accounts	63

9.16 Place for Records; Inspection	63

9.17 Costs and Expenses	64

9.18 Compliance with Legal Requirements	65

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9.19 General Indemnity	65

9.20 Leasing Matters	65

Intentionally Omitted	65
9.20.2 Agent’s Approval Required	65
9.20.3 Borrower's Requests	66
9.20.4 Lenders' Response	66
9.20.5 SNDAs and Estoppels	66

9.21 Intentionally Omitted	67

9.22 Tenant Security Deposits	67

9.23 Audits	67

9.24 Filings	67

9.25 Certain Expenses	67

9.26 Compliance with ERISA	67

9.27 Records and Books	67

9.28 Further Assurances	67

9.29 Borrower Cooperation with Sell Down	68

9.30 Substitute Notes	68

9.31 New Places of Business	68

9.32 New Name or State of Organization; Fictitious Names	68

9.33 Margin Stock	68

9.34 Fiscal Year	68

9.35 No Modification of Inter-Company Loans	68

9.36 Lost Notes, etc	68

9.37 Prohibited Transactions	69

9.38 Accounting Method	69

9.39 Subordinated Indebtedness	69

9.40 Transactions with Affiliates	69

9.41 Construction and Completion	69

9.42 Interest Rate Protection Agreements	69

9.43 Controlled Substances	70

9.44 Updated Appraisals	70

9.45 No Amendment of Limited Liability Company Agreement	70

9.46 License and Permit Transfers	70

9.47 Required Interest Rate Protection Agreement	70

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9.48 Certain Operating Lease Covenants	71

9.49 Certain Hotel/Franchise Agreement Covenants	72

10. SPECIAL PROVISIONS	72

10.1 Right to Contest	72

10.1.1 Taxes and Claims by Third Parties	72
10.1.2 Legal Requirements	73

10.2 Debt Service Coverage Ratio, Cash Reserve Account and Required Principal Payments	73

10.3 Reduction and Release of Repayment Guaranty	76

10.3.1 Repayment Guaranty Reduction	76
10.3.2 Repayment Guaranty Release	76

10.4 Intentionally Omitted.	77

10.5 Tenant Letters of Credit	77

11. EVENTS OF DEFAULT	78

11.1 Default and Events of Default	78

11.1.1 Generally	78
11.1.2 Notes, Mortgage and Other Loan Documents	78
11.1.3 Financial Status and Insolvency	79
11.1.4 Liens	79
11.1.5 Breach of Representation or Warranty	79
11.1.6 Default Under Significant Lease or Material Assigned Contract	79
11.1.7 Hedging Contracts	80
11.1.8 Guarantor Default	80
11.1.10 Judgments	80
11.1.12 Required Interest Rate Protection Agreement	80
11.1.13 Operating Lease, Hotel Management Agreement, or Franchise Agreement Default	80

11.2 Grace Periods and Notice	81

11.2.1 No Notice or Grace Period	81
11.2.2 Nonpayment of Interest and Principal	81
11.2.3 Other Monetary Defaults	81
11.2.4 Nonmonetary Defaults and Breaches of Warranties and Representations Capable of Cure	81

11.3 Certain Remedies	82

11.3.1 Accelerate Obligations	82
11.3.2 Pursue Remedies	82

11.4 Written Waivers	82

12. ADDITIONAL REMEDIES	82

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12.1 Remedies	82

12.1.1 Enter and Perform	82
12.1.2 Discontinue Work	83
12.1.3 Exercise Rights	83
12.1.4 Other Actions	83

12.2 Reimbursement	83

12.3 Power of Attorney	83

13. SECURITY INTEREST AND SET OFF	84

13.1 Security Interest and Set-Off	84

13.2 Right to Freeze	84

13.3 Additional Rights	84

14. CASUALTY AND TAKING	84

14.1 Casualty and Obligation To Repair	84

14.2 Adjustment of Claims	85

14.3 Payment and Application of Insurance Proceeds	85

14.4 Conditions To Release of Insurance Proceeds and Condemnation Awards	86

14.5 Taking	86

14.6 Application of Unreleased Proceeds	86

15. THE AGENT AND THE LENDERS	87

15.1 Appointment and Authorization of Agent	87

15.2 Delegation of Duties	88

15.3 Liability of Agent	88

15.4 Reliance by Agent	89

15.5 Notice of Default	89

15.6 Credit Decision; Disclosure of Information by Agent	89

15.7 Indemnification of Agent	90

15.8 Agent in Individual Capacity	91

15.9 Successor Agent	91

15.10 Releases; Acquisition and Transfers of Collateral	91

15.11 Application of Payments	93

15.12 Benefit	93

15.13 Co-Agents; Lead Managers	93

15.14 Respecting Loans and Payments	94

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15.14.1 Procedures for Loan Advances	94
15.14.2 Nature of Obligations of Lenders and Failure of a Lender to Fund	94
15.14.3 Payments to Agent	95
15.14.4 Adjustments	95
15.14.5 Setoff	95
15.14.6 Distribution by Agent	96
15.14.7 Defaulting Lender	96
15.14.8 Holders	98

16. ASSIGNMENT AND PARTICIPATION PROVISIONS AND CERTAIN ADMINISTRATIVE MATTERS	98

16.1 Assignment and Participation Provisions	98

16.1.1 Conditions to Assignment by Lenders	98
16.1.2 Certain Representations and Warranties; Limitations, Covenants	99
16.1.3 Register	100
16.1.4 New Notes	100
16.1.5 Participations	101
16.1.6 Disclosure	101
16.1.7 Miscellaneous Assignment Provisions	101
16.1.8 Certain Mergers	102
16.1.9 Tax Forms	102

16.2 Certain Administrative Matters	104

16.2.1 Amendment, Waiver, Consent, Reliance on Agent, Etc	104
16.2.2 Deemed Consent or Approval	105

16.3 Certain Lender Representations	105

17. GENERAL PROVISIONS	105

17.1 Notices	105

17.1.1 Mode of Delivery	105
17.1.2 Effectiveness of Facsimile Documents and Signatures	107
17.1.3 Limited Use of Electronic Mail	107
17.1.4 Reliance by Agent and Lenders	107

17.2 No Assignment by Borrower	107

17.4 Parties Bound; No Third Party Beneficiaries	108

17.5 Waivers, Extensions and Releases	108

17.6 Governing Law	108

17.6.1 Substantial Relationship	108
17.6.2 Place of Delivery	108
17.6.3 Governing Law	108
17.6.4 Exceptions	109

17.7 Consent to Jurisdiction and Service of Process	110

17.8 JURY TRIAL WAIVER	110

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17.9 Survival	111

17.10 Cumulative Rights; No Waiver	111

17.11 Limitations on Claims Against Agent or Lenders	111

17.11.1 Borrower Must Notify	111
17.11.2 Remedies	111
17.11.3 Limitations	112

17.12 Obligations Absolute	112

17.13 Table of Contents, Title and Headings	112

17.14 Counterparts; Electronic Communications	112

17.15 Intentionally Omitted	112

17.16 Time of the Essence	112

17.17 Amendments; No Oral Changes, etc	113

17.18 Severability	114

17.19 Cumulative Effect; Conflict of Terms	114

17.20 Agent's or Lenders' Consent	114

17.21 Interpretation; Integration	115

17.22 No Preservation or Marshaling	115

17.23 Waivers by Borrower	115

17.24 Monthly Statements	115

17.25 Recourse Provisions	116

17.25.1 Borrower Fully Liable	116
17.25.2 Guarantor Liability	116
17.25.3 Member Liability	116
17.25.4 Additional Matters	116

17.26 Office of Foreign Asset Control ("OFAC") and Patriot Act Notice	116

17.27 Electronic Transmission of Data	117

17.28 No Advisory or Fiduciary Responsibility	118

17.29 Disclaimer by Agent and Lenders	118

Signatures

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Exhibits

Exhibit A	-	Organizational Chart Setting Forth Ownership Interests, Authorized Representatives and Organizational and Taxpayer Identification Numbers

Exhibit B	-	Intentionally Omitted

Exhibit C	-	Required Property, Hazard and Other Insurance

Exhibit D	-	Lenders' Pro Rata Shares and Agent’s and Lenders’ Notice Addresses and Wire Transfer Instructions

Exhibit E	-	Form of Assignment and Assumption Agreement

Exhibit F	-	Form of Compliance Certificate

Exhibit G	-	Conditions Subsequent

Exhibit H		Approved Capital Expenditures Budget

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LOAN AGREEMENT

This is an agreement (“Loan Agreement” or “Agreement”) made and entered into as of the 15th day of August, 2018, by and among (a) PHR TCI, LLC, a Delaware limited liability company, having an address at c/o Procaccianti Companies, 1140 Reservoir Avenue, Cranston, Rhode Island 02920 (“Borrower”), (b) CITIZENS BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States, having an office at One Citizens Plaza, Providence, Rhode Island 02903 (hereinafter sometimes referred to as “Agent” and sometimes as “Citizens”) as a Lender and in its capacity as Agent for itself and for each of the other Lenders who are now or who hereafter become parties to this Agreement pursuant to the terms of Section 16 hereof and (c) all such Lenders.

WITNESSETH:

1.              BACKGROUND.

1.1            General Definitions.

1.1.1           Defined Terms. When used herein, the following terms shall have the following meanings (terms defined in the singular shall have the same meaning when used in the plural and vice versa):

Acceptable Letter of Credit – shall mean an irrevocable, transferable standby letter of credit issued for the benefit of Agent, on behalf of the Lenders, by a commercial bank located in the United States which is acceptable to Agent, in Agent's reasonable discretion, and which letter of credit (a) shall have an expiration date that is at least ninety-five (95) days after the then current Maturity Date (or applicable Extended Maturity Date) of the Loan (or, if such letter of credit has an earlier expiration date, such letter of credit shall be extended or replaced by Borrower at least thirty (30) days prior to the expiration date of the then current letter of credit), (b) may be drawn upon by Agent by sight draft alone and (c) is otherwise acceptable to Agent in form and content in Agent's reasonable discretion.

Acceptable Standards - as defined in the definition of Environmental Site Assessment.

Acquisition Costs - the sum of the net price actually paid by Borrower to purchase the Property, plus due diligence, closing, legal, financing and other expenses reasonably incurred and actually paid by Borrower in connection with its purchase of the Property.

Adjusted LIBOR Rate - means, relative to a LIBOR Rate Loan, a rate per annum determined by dividing (x) the LIBOR Rate for such LIBOR Interest Period by (y) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage.

Affiliate - of any Person shall mean any other Person which, directly or indirectly, Controls or is Controlled by or is under common Control with such first-mentioned Person, or any individual, in the case of a Person who is an individual, who has a relationship by blood, marriage or adoption to such first-mentioned Person not more remote than first cousin, and, without limiting the generality of the foregoing, shall include (a) any Person beneficially owning or holding 51% or more of any class of voting stock or voting partnership interests or voting limited liability company membership interests or beneficial interests of such first-mentioned Person or (b) any Person of which such first-mentioned Person owns or holds 51% or more of any class of voting stock or partnership interests or limited liability company membership interests or beneficial interests.

Agent – Citizens or any other Person which is at the time in question serving as the agent under the terms of Section 15 hereof and the other Loan Documents.

Agent Advances – as defined in Section 2.17.

Agent’s Office - Agent’s address and, as appropriate, account as set forth on the Schedule of Lenders, or such other address or account as Agent hereafter may from time to time notify Borrower and Lenders.

Agent-Related Persons - Agent, together with its Affiliates (including Arranger), and the officers, directors, employees, agents and attorneys-in-fact of Agent and such Affiliates.

Aggregate Commitments – the Commitments of all Lenders.

Agreement - as defined in the Preamble.

A.M. - a time from and including 12 o'clock midnight to and excluding 12 o'clock noon on any day using eastern time.

Amortization Commencement Date - the 15th day of August, 2019; provided, however, that upon and following any prepayment of the Loan prior to such date in accordance with the terms and conditions of Section 2.5.3 hereof, in an amount sufficient to reduce the LTV Ratio (based on the Approved Appraised Value of the Property as of the date hereof) to equal or less than fifty-five percent (55%) (i.e., such that the aggregate amount of all prepayments made up to and including such prepayment shall equal the Paydown Amount), the Amortization Commencement Date shall thereafter be deemed to be the Maturity Date (or, if the Maturity Date has been extended pursuant to the provisions of this Agreement, the then applicable Extended Maturity Date).

Applicable Interest Rate - as defined in Section 2.4.1.

Approved Appraised Value - the appraised value of the Property, less the value of any FF&E located thereon, set forth in the most recent MAI appraisal thereof which has been (a) prepared at Agent's direction by an appraiser selected by Agent and (b) approved and accepted by Required Lenders prior to the date hereof or subsequently pursuant to Section 2.3 below; provided, however, until the first (1st) anniversary of the date hereof, any calculations or ratios (including, without limitation, any LTV Ratio) shall use the Approved Appraised Value as of the date hereof.

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Approved Lease - as defined in Section 9.20.2.

Arranger – means Citizens Bank, National Association, in its capacity as sole lead arranger and sole bookrunner.

Asset Manager - as defined in Section 15.10(b).

Assignment and Assumption - as defined in Section 16.1.1.

Assignment of Interest Rate Protection Agreement – as defined in Section 3.1.7.

Assignment of Leases and Rents - as defined in Section 3.1.2.

Authorized Representatives - as defined in Section 4 and listed on Exhibit A.

Bankruptcy Remote Entity - as to the Borrower, such term shall mean that Borrower (i) is a Single Purpose Entity which owns no assets other than the Property and related assets and (ii) has no Indebtedness and in the future will not incur any Indebtedness other than obligations in connection with the Loan and Permitted Additional Debt.

Basel III – the global regulatory standards on bank capital adequacy and liquidity referred to by the Basel Committee on Banking Supervision as “Basel III” or the “Basel III Framework” published in December 2010 together with any further guidance or standards in relation to “Basel III” or the “Basel III Framework” published or to be published by said Basel Committee.

Beneficial Ownership Certification – means, with respect to the Borrower, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be in the form required by Agent.

Beneficial Ownership Regulation – means 31 C.F.R. § 1010.230.

Borrower - as defined in the Preamble.

Business Day - means:

(a)            any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed, or in fact are closed in the state where Agent’s Office is located (which for purposes of this Agreement is Rhode Island);

(b)            when such term is used to describe a day on which a borrowing, payment, prepayment or repayment is to be made in respect of a LIBOR Rate Loan, any day which is (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and

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(c)            when such term is used to describe a day on which an interest rate determination is to be made in respect of a LIBOR Rate Loan, any day which is a London Banking Day.

Calculation Date - each date, from time to time, as of which any Loan Party’s compliance with its respective financial covenants is being calculated pursuant to the terms of the Loan Documents, which date shall be (i) the last day of each calendar quarter for purposes of the testing of the Debt Service Coverage Ratio in accordance with Section 10.2 hereof, and (ii) the last Business Day of such other calendar months as Agent and Borrower may agree to and with respect to which Agent has received all financial information required by Agent for purposes of determining the Debt Service Coverage Ratio or Debt Yield.

Calculation Period – the twelve (12) month calendar month period immediately preceding the Calculation Date in question (also referred to as the “trailing twelve-month period”).

Capital Reserve Amount – the greater of (i) four percent (4%) of gross revenues from the Property per annum or (ii) actual capital reserve amounts.

Capitalized Lease Obligations - all lease obligations which have been or should be, in accordance with GAAP, capitalized on the books of the lessee.

Cash Collateral – all deposits, credits, collateral and property of Borrower, now or hereafter in the possession, custody, safekeeping or control of Agent or any Lender or any Affiliate of Agent or any Lender (including without limitation any Affiliate of Citizens Financial Group, Inc. and its successors and assigns) or in transit to any of them; which term includes, without limitation, the Cash Reserve Account and the Tax Escrow Account, all sums deposited in such accounts and any cash collateral pledged to Agent pursuant to any provision of this Agreement or any of the other Loan Documents.

Cash Reserve Account - an interest bearing account which Borrower is required to establish with Citizens, as depository bank, prior to the first date that any funds are required to be deposited in such account pursuant to the terms of this Agreement; which account shall be (i) funded and disbursed in accordance with Section 10.2 and (ii) pledged and assigned to Agent, for the benefit of the Lenders, as additional security for payment, performance and observance of the Obligations.

Casualty - as defined in Section 14.1.

CERCLA - the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §9601, et seq.), as amended from time to time, which for purposes of this definition shall include, without limitation, the Superfund Amendments and Reauthorization Act.

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Change in Law - the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and (y) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, or issued.

Citizens - as defined in the Preamble.

Civil Asset Forfeiture Reform Act - the Civil Asset Forfeiture Reform Act of 2000 (18 U.S.C. Sections 983 et seq.), as amended from time to time, and any successor statute.

Closing Note - the promissory note of even date herewith issued by Borrower to Agent, as agent for the Lenders, in the stated maximum principal amount of Seventeen Million Eight Hundred Thirty-Six Thousand and no/100 Dollars ($17,836,000.00); together with any renewals, extensions of modifications thereof and substitutions therefor.

Code - the United States Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated pursuant thereto, as the same may be amended or supplemented from time to time.

Collateral - as defined in Section 7.1.5.

Collateral Assignment of Contracts, Licenses and Permits – as defined in Section 3.1.5.

Commitment - as defined in Section 1.5.

Commitment Fee – as defined in Section 2.12.1.

Compliance Certificate - as defined in Section 9.1.

Conditions Subsequent - as defined in Section 7.2.

Consultant - as defined in Section 5.1.

Control - means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled by”, “under common Control with”, “Controlling” and “Controlled” have meanings correlative thereto.

Controlled Substances Act - the Controlled Substances Act (21 U.S.C. Sections 801 et seq.), as amended from time to time, and any successor statute.

Cost to Repair - as defined in Section 14.3.

Counterparty – shall mean each counterparty to, or issuer of, any Interest Rate Protection Agreement other than Borrower or an Affiliate of Borrower.

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Debt Service Coverage Interest Rate - an interest rate equal to the greatest of (a) the Adjusted LIBOR Rate that is in effect on the Calculation Date in question plus the LIBOR Rate Margin, or (b) six and three-quarters percent (6.75%) per annum or (c) a rate two and one-half percent (2.5%) in excess of the Debt Service Coverage Treasury Rate in effect on the Calculation Date in question.

Debt Service Coverage Principal Balance - the outstanding principal balance of the Loan on the Calculation Date.

Debt Service Coverage Ratio - (x) the Net Operating Income divided by (y) the sum of the Debt Service Coverage Principal Balance multiplied by the Debt Service Coverage Interest Rate, plus an amount equal to the annual principal amortization payments that would be required during the one year period following the Calculation Date in question with respect to a loan in an amount equal to the Debt Service Coverage Principal Balance, based on a twenty-five (25) year amortization schedule at an interest rate equal to the Debt Service Coverage Interest Rate then in effect; all as calculated on and as of the Calculation Date in question.

Debt Service Coverage Treasury Rate - as of the Calculation Date in question, the latest published rate for United States Treasury Notes (but the rate on Treasury Notes issued on a discounted basis shall be converted to a bond equivalent) as published weekly in the Federal Reserve Statistical Release H.15 (519) of Selected Interest Rates having a ten (10) year maturity (or the closest thereto) from such Calculation Date.

Debt Yield - the Net Operating Income divided by the Debt Yield Principal Balance.

Debt Yield Principal Balance - the outstanding principal balance of the Loan on any Calculation Date.

Default - as defined in Section 11.1.

Default Rate - a rate per annum equal to the lesser of: (i) four (4) percentage points over the Applicable Interest Rate or (ii) the Maximum Legal Rate.

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Defaulting Lender - subject to any provisions hereof permitting a Defaulting Lender to cure, any Lender that (a) has failed to (i) fund all or any portion of its advances within two (2) Business Days of the date such advances were required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to advances (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrower or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to advances (which condition precedent together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Agent or Borrower to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this Subsection (c) upon receipt of such written confirmation by Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any federal, state or local Law, domestic or foreign, as now or hereafter in effect relating to bankruptcy, insolvency, liquidation, receivership, reorganization, arrangement, composition, extension or adjustment of debts, or any similar Law affecting the rights of creditors, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Lender.  Any determination by Agent that a Lender is a Defaulting Lender under any one or more of Subsections (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to any provisions hereof permitting a Defaulting Lender to cure) upon delivery of written notice by Agent of such determination to Borrower and each Lender.

Defaulting Lender Amount - the Defaulting Lender’s Pro Rata Share of a Payment Amount.

Defaulting Lender Obligation - as defined in Section 15.14.7.

Defaulting Lender Payment Amounts - a Defaulting Lender Amount plus interest from the date such Defaulting Lender Amount was funded by Agent and/or an Electing Lender, as applicable, to the date such amount is repaid to Agent and/or such Electing Lender, as applicable, at the rate per annum applicable to such Defaulting Lender Amount under the Loan or otherwise at the LIBOR Rate.

Distributions - with respect to any Person, any dividends, distributions or payments of any kind whatsoever (whether of cash or other property in any form) made by such Person to or for the benefit of any direct or indirect holder of any ownership or other beneficial interest in such Person, in any capacity, or to any Affiliate thereof, including, without limitation, the purchase, redemption, exchange or other retirement by such Person, directly or indirectly, of any such ownership or other beneficial interest.

Dollars and $ - lawful money of the United States.

Electing Lender – as defined in Section 15.14.7.

Election Notice – as defined in Section 15.14.7.

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Election Period – as defined in Section 15.14.7.

Eligible Assignee - shall mean (a) any Lender or any Affiliate or subsidiary of a Lender, and (b) any other Person consented to as such by the Agent; provided, however, so long as no Event of Default exists, any such other Person must be a commercial bank, investment fund, financial institution or other institutional lender which has an office in the United States and which is not subject to United States withholding tax requirements on account of interest payments made to it by Borrower. Notwithstanding anything contained in this definition of “Eligible Assignee” to the contrary, under no circumstances shall any Person be an Eligible Assignee if (1) such Person or an Affiliate of such Person is then actively engaged in any suit, action or other proceeding as a party adverse to Agent or an Affiliate of Agent or (2) such Person is the Borrower, Guarantor or an Affiliate of Borrower or Guarantor.

Environmental Indemnity Agreement – as defined in Section 9.10.

Environmental Indemnity Obligations - as defined in Section 9.10.

Environmental Legal Requirements - all federal, state or local Laws, pertaining to industrial hygiene, environmental conditions or the existence, release, generation, storage or disposal of any Hazardous Substances, including but not limited to, CERCLA and RCRA.

Environmental Site Assessment - an environmental site assessment report conforming to the standards for Phase I (and, where applicable, Phase II) Environmental Site Assessments in ASTM Standard Procedures for Environmental Site Assessments, E 1527-00 or other standards reasonably satisfactory to Agent (either of which is herein called the “Acceptable Standards”), which is in all respects satisfactory to Agent and which has been prepared by a qualified environmental firm satisfactory to Agent (a) indicating that, on the basis of an investigation conducted in accordance with the Acceptable Standards, (i) it found no Hazardous Substances present on or in the Property at levels that require reporting or remediation, or both, pursuant to any Environmental Legal Requirements that are applicable to the Property (“Prohibited Hazardous Substances”), (ii) it did not learn of any conditions on or in the land adjacent to the Property that would cause it to believe that there might be Prohibited Hazardous Substances present on or in the Property, and (iii) no notice of violation of any of the Environmental Legal Requirements, or other claim or order issued pursuant to any Environmental Legal Requirements, has been duly filed against the Property by any Governmental Authority; or (b) if any Prohibited Hazardous Substance is present on the Property or if any such notice of violation, claim or order has been filed, providing evidence satisfactory to Agent as to the extent and nature of the environmental problem caused thereby and the estimated costs, requirements and duration of any recommended remediation or reporting, or both.

ERISA - the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder.

ERISA Plan - as defined in Section 8.12.

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Event of Default - as defined in Section 11.1.

Exhibit - means, when followed by a letter, the exhibit attached to this Agreement bearing that letter and by such reference is fully incorporated in this Agreement.

Extended Maturity Date - as defined in Section 2.2.

Extended Term - as defined in Section 2.2.

Extension Fee - as defined in Section 2.3.6.

Extension Notice - as defined in Section 2.3.1.

FATCA - Sections 1471 through 1474 of the Code, as in effect on the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulation or published official interpretation thereof, any applicable agreement entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreement with respect to the foregoing.

Fee Letter – that certain Fee Letter agreement between Agent and Borrower of even date herewith.

FF&E - furniture, furnishings, fixtures or equipment necessary for the operating of the Property, including, without limitation, any refrigerators, dishwashers, garbage disposers, washers, dryers and other appliances; light fixtures, awnings, pictures, screens, blinds, shades, curtains, and curtain rods; televisions and television systems; telephones and telephone systems; computers and computer systems; mirrors, cabinets, paneling, rugs, and floor and wall coverings; and exercise equipment.

First Extended Maturity Date – as defined in Section 2.2.

First Extended Term – as defined in Section 2.2.

First/Second Extended Term Required DSC Amount - as defined in Section 10.2.1.

Following Business Day Convention - shall mean the convention for adjusting any relevant date if it would otherwise fall on a day that is not a Business Day. When used in connection with a date the term, “Following Business Day Convention” shall mean that an adjustment will be made if that date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day.

Foreign Lender – as defined in Section 16.1.9.

Franchise Agreement - that certain License Agreement dated August 15, 2018 between Holiday Hospitality Franchising, LLC, a Delaware limited liability company, as franchisor, and Tenant, as franchisee, which Franchise Agreement has been collaterally assigned by Tenant to Borrower, pursuant to the Tenant Collateral Assignment of Contracts, Licenses and Permits.

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Funding Date – the 15th day of August, 2018.

GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

Governmental Authority - the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Gross Income – all actual revenues derived from the ownership and operation of the Property, including, without limitation, revenues, receipts, income, fees, receivables and accounts relating to or arising from rentals, rent equivalent income, income and profits from guest rooms, meeting rooms, food and beverage facilities, recreational facilities (if any), vending machines, telephone and television systems, computer equipment and systems, communications systems, data processing systems; guest laundry, the provision or sale of other goods and services, and any other items of revenues, which are earned by Borrower during the Calculation Period in question and, in accordance with the Uniform System of Accounts, would be classified as income allocable to such Calculation Period; provided however Gross Income shall not include (i) equity contributions, (ii) Loan Proceeds, (iii) insurance proceeds (except for business interruption insurance proceeds), (iv) rents and/or other income derived from the Operating Lease, (v) tenant security deposits (unless and until they are applied to rents), (vi) condemnation awards, (vii) any lease termination payments or liquidated damages, (viii) rentals payable by tenants who are subject to protection from their creditors (whether as a result of a voluntary or involuntary proceeding) under the United States Bankruptcy Code or under any similar Law providing for the protection of debtors, (ix) rents payable by tenants who are more than sixty (60) days overdue in the payment of any rents or other payments due under their respective lease, and (x) any non-recurring extraordinary amounts received by Borrower during the Calculation Period in question, as reasonably determined by Agent.

Guarantor – TH Investment Holdings II, LLC, a Delaware limited liability company.

Guaranty – as defined in Section 3.1.6

Hazardous Substances – as such term is defined in the Environmental Indemnity Agreement:

Hedging Contracts - interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements now or hereafter entered into between the Borrower and Citizens (or another Affiliate of Citizens Financial Group, Inc.) and designed to protect the Borrower against fluctuations in interest rates or currency exchange rates.

Hedging Obligations - with respect to the Borrower, all liabilities of the Borrower to Citizens (or another Affiliate of Citizens Financial Group, Inc.) under Hedging Contracts.

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Hotel Management Agreement – means that certain Hotel Management Agreement dated as of August 15, 2018, between Hotel Manager and Tenant, which Hotel Management Agreement has been collaterally assigned by Tenant to Borrower, pursuant to the Tenant Collateral Assignment of Contracts, Licenses and Permits.

Hotel Manager – PHR Traverse City Hotel Manager, LLC, a Michigan limited liability company, or any management firm which has been retained by Borrower or Tenant to manage the Property in accordance with the provisions of Section 9.13 hereof.

Hotel Taxes – federal, state and municipal excise, occupancy, sales and use taxes collected by or on behalf of Borrower, Tenant or Hotel Manager directly from customers, patrons or guests of the Property as part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes and required to be paid to a Governmental Authority.

Improper Distributions - other than payments at market rates for goods and services related to the leasing, management, repair, maintenance and operation of the Property, any payments or Distributions of any kind whatsoever (whether of cash or property) made by or on behalf of Borrower from any of its assets, income or profits to or for the benefit of any holder of any direct or indirect ownership interest in Borrower or in any other Loan Party, or to or for the benefit of any Affiliate of Borrower or any Affiliate of any other Loan Party or any Affiliate of any other holder of any direct or indirect ownership interest in Borrower or in any other Loan Party, at any time (a) when there shall exist any Event of Default (i.e., continuing after the expiration of any applicable grace or notice period, if any), or (b) when there shall be any outstanding amounts of principal or interest that are then owing and actually past due and payable to Lenders in connection with the Loan, or (c) when Net Cash Flow is required to be deposited in the Cash Reserve Account pursuant to Section 10.2 below.

Improvements - as defined in Section 1.3.

Indebtedness - as applied to any Person means, without duplication (a) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person on the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations, (b) all obligations of other Persons which such Person has guaranteed and (c) in the case of Borrower (without duplication), the Obligations (including any Hedging Obligations).

Indemnified Liabilities - as defined in Section 9.19.

Indemnified Parties - as defined in Section 9.19.

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Independent Director or Independent Manager –an individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Agent, in each case that is not an Affiliate of Borrower and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(i)	a member, partner, equityholder, manager, director, officer or employee of Borrower, or any of its equityholders or Affiliates (other than as an Independent Director of the Borrower or an Affiliate of Borrower that is not in the direct chain of ownership of Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers in the ordinary course of its business);
(ii)	a creditor, supplier or service provider (including provider of professional services) to Borrower, or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to Borrower or any of its Affiliates in the ordinary course of its business);
(iii)	a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or
(iv)	a Person that Controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director of a “special purpose entity” affiliated with Borrower shall be qualified to serve as an Independent Director of Borrower, provided that the fees that such individual earns from serving as an Independent Director of affiliates of the Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

Initial Term - as defined in Section 2.2.

Initial Extended Term Required DSC Amount - as defined in Section 10.2.1.

Inter-Company Loans - unsecured loans made to Borrower by Member, or by any Loan Party, or by any other Affiliate of Borrower or by any Affiliate of any of the foregoing.

Interest Payment Date – initially, the 1st day of September, 2018, and the 1st day of each month thereafter, or if such day falls on a day which Agent is not open, then on the next Business Day following such date.

Interest Rate Protection Agreement – any so-called interest rate “swap” agreement, interest rate “cap” agreement, interest rate “collar”, or any other interest rate protection agreement (however denominated) now or hereafter entered into by and between Borrower and any Person, together with each amendment, extension, modification, replacement or recasting of any one or more of such agreements.

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Investment - the acquisition of any real or tangible personal property or of any stock or other security, any loan, advance, bank deposit, money market fund, contribution to capital, extension of credit (except for accounts receivable arising in the ordinary course of business and payable in accordance with customary terms), or purchase or commitment or option to purchase or otherwise acquire real estate or tangible personal property or stock or other securities of any party or any part of the business or assets comprising such business, or any part thereof.

Land - as defined in Section 1.3.

Late Charge - as is defined in Section 2.4.4.

Laws – means, collectively, all rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III and/or the Dodd-Frank Wall Street Reform and Consumer Protection Act and all other international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

Legal Requirements - all applicable federal, state, county and local Laws, rules, and the requirements of any Governmental Authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any Governmental Authority having or claiming jurisdiction with respect thereto.

Lender – Citizens Bank, National Association, in its capacity as a Lender, and any other Person that is a signatory hereto under the caption “Lenders” on the signature pages hereto and any other Person which hereafter becomes a party hereto as a “Lender” pursuant to the terms of Section 16.1, each in their individual capacity, and Lenders means Citizens Bank, National Association, in its capacity as a Lender, and each such other Person, together with their respective successors and assigns as holders of an interest or interests in the Loan.

Lending Office - as to any Lender, the office or offices of such Lender described on the Schedule of Lenders, or such other office or offices as such Lender may from time to time notify Borrower and Agent.

LIBOR Breakage Fee - as defined in Section 2.5.3(c).

LIBOR Interest Period - means, in the case of a LIBOR Rate Loan:

(i)	initially, the period beginning on (and including) the Funding Date and ending on (but excluding) the 1st day of September, 2018 (the “Stub Period”); and

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(ii)	then, the period commencing on (and including) the last day of the Stub Period and ending on (but excluding) the day which numerically corresponds to such date one month thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month); and

(iii)	thereafter, each period commencing on the last day of the next preceding LIBOR Interest Period and ending one month thereafter;

provided, however, that

(a)	if the Borrower has or may incur Hedging Obligations with Citizens (or with an Affiliate of Citizens Financial Group, Inc.) in connection with the Loan, the LIBOR Interest Period shall be of the same duration as the relevant period set under the applicable Hedging Contract;

(b)	if such LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the first preceding Business Day; and

(c)	no LIBOR Interest Period may end later than the Maturity Date (or, if applicable, the then applicable Extended Maturity Date).

LIBOR Rate - means, relative to any LIBOR Interest Period, the offered rate for deposits of U.S. Dollars for a term coextensive with the designated LIBOR Interest Period which the ICE Benchmark Administration (or any successor administrator of LIBOR rates) fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such LIBOR Interest Period. If such day is not a London Banking Day, the LIBOR Rate shall be determined on the next preceding day which is a London Banking Day. If for any reason the Agent cannot determine such offered rate fixed by the then current administrator of LIBOR rates, the Agent may, in its sole but reasonable discretion, use an alternative method to select a rate calculated by the Agent to reflect Lenders' cost of funds. Notwithstanding the foregoing, if the LIBOR Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

LIBOR Rate Loan - means the Loan for the period(s) when the rate of interest applicable to the Loan is calculated by reference to the LIBOR Rate in the manner set forth herein.

LIBOR Rate Margin – as of the closing of the Loan, the LIBOR Rate Margin shall be three percent (3.0%). Upon and following any prepayment of the Loan, in accordance with the terms and conditions of Section 2.5.3 hereof, in an amount sufficient to reduce the LTV Ratio (based on the Approved Appraised Value of the Property) to equal or less than fifty-five percent (55%), the LIBOR Rate Margin shall thereafter be reduced to two and one-half percent (2.5%).

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LIBOR Reserve Percentage - means, relative to any day of any LIBOR Interest Period, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other Governmental Authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such LIBOR Interest Period.

LIBOR Scheduled Unavailability Date – as defined in Section 2.11.7.

LIBOR Successor Rate – as defined in Section 2.11.7.

LIBOR Successor Rate Conforming Changes – with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of LIBOR Interest Period, timing and frequency of determining rates and making payments of interest and other administrative and yield protection matters as may be appropriate, in the discretion of Agent, to reflect the implementation of such LIBOR Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with then-prevailing market practice (or, if the Agent determines that implementation of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Agent determines in consultation with the Borrower).

Licenses and Permits - all licenses, permits, authorizations and agreements issued by or agreed to by any Governmental Authority, or by a private party pursuant to a Permitted Title Exception including the Operating Lease, and including, but not limited to, building permits, occupancy permits and such special permits, variances and other relief as may be required pursuant to Legal Requirements which may be applicable to the Property.

Loan - as defined in Section 1.4.

Loan Advance - as defined in Section 6.2.

Loan Agreement - as defined in the Preamble.

Loan Amount - the amount of Loan Proceeds actually advanced or to be advanced by Lenders.

Loan Documents - this Agreement, the Notes, the Environmental Indemnity Agreement, the Security Documents and the Other Agreements, all as amended, renewed, modified, replaced, extended or restated from time to time.

Loan Party - singly and collectively, Borrower, Member, Tenant and Guarantor.

Loan Proceeds - all outstanding proceeds of the Loan advanced by Lenders.

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London Banking Day – a day on which dealings in U.S. Dollar deposits are transacted by and between banks in the London interbank market.

LTV Ratio - as determined on any date in connection with a requested extension of the Maturity Date or, if applicable, the First Extended Maturity Date, Second Extended Maturity Date, or Third Extended Maturity Date, will be the percentage arrived at by dividing (i) the outstanding principal balance of the Loan on such date by (ii) the Approved Appraised Value of the Property. After the first (1st) anniversary of the date hereof, in connection with the determination of the Approved Appraised Value, the Required Lenders shall have the right to require the preparation of a new appraisal satisfactory to the Required Lenders.

MAI - Member of the Appraisers Institute.

Material Action – shall mean, with respect to any Single Purpose Entity, any action to file any insolvency, or reorganization case or proceeding, to institute proceedings to have such Single Purpose Entity be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Single Purpose Entity, to file a petition seeking, or consent to, reorganization or relief with respect to such Single Purpose Entity under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Single Purpose Entity or a substantial part of its property, to make any assignment for the benefit of creditors of such Single Purpose Entity, to admit in writing such Single Purpose Entity’s inability to pay its debts generally as they become due as part of a general scheme to induce an involuntary bankruptcy, or to take action in furtherance of any of the foregoing.

Material Adverse Effect - shall mean a material adverse change in, or a material adverse effect upon:

(a)          the condition (financial or otherwise), business, affairs, properties, assets, liabilities (actual or contingent), operations or performance of Borrower or Guarantor, in each case after giving effect to any related transactions;

(b)          the ability of Borrower or Guarantor to pay, perform or observe any of its respective obligations under any of the Loan Documents or Other Agreements to which it is a party;

(c)          the validity, perfection or priority of any lien that is granted (or that is intended to be granted) pursuant to any of the Security Documents;

(d)          the legality, validity, binding effect or enforceability of any of the Loan Documents or on the ability of the Agent and the Lenders to enforce any of their rights or remedies under any of the Loan Documents;

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(e)          the ability of Borrower (i) to perform any of its material obligations under the Operating Lease or to enforce the Operating Lease, or (ii) to cause Tenant to perform any of its material obligations under the Franchise Agreement or to enforce the Franchise Agreement; or

(f)          the ability of Borrower (i) to perform its obligations under the Operating Lease or (ii) to enforce the Operating Lease; or

(g)          the use, operation, occupancy or value of the Property.

Maturity - the Maturity Date, or, if the Maturity Date has been extended pursuant to the provisions of this Agreement, the then applicable Extended Maturity Date, or in any instance, upon acceleration of the Loan, if the Loan has been accelerated as a result of the occurrence of an Event of Default.

Maturity Date - subject to the Borrower's right to extend the same on the terms and conditions set forth in Sections 2.2 and 2.3 below, the 15th day of August, 2021, being the date on which the Notes are due and payable in full.

Maximum Commitment – Seventeen Million Eight Hundred Thirty-Six Thousand and no/100 Dollars ($17,836,000.00).

Maximum Legal Rate - on any day, the highest non-usurious rate of interest permitted by applicable Law on such day, computed on the basis of the actual number of days elapsed over a year of 360 days.

Maximum Loan Amount – as defined in Section 2.1.

Member - Procaccianti Hotel REIT, L.P., a Delaware limited partnership, which is the Sole Member and the Manager of Borrower.

Minimum Counterparty Rating – shall mean a credit rating from Standard & Poor's Rating Services and Fitch, Inc. of a least [“AA”] and from Moody's Investor Services, Inc. of at least [“A-a2”].

Monthly Principal Payment Amount - as defined in Section 2.5.1.

Mortgage - as defined in Section 3.1.1.

NCF Payment Date – the fifteenth (15th) day of each calendar month, commencing on the 15th day of the calendar month immediately following the first calendar month with respect to which Borrower is required to deposit Net Cash Flow in the Cash Reserve Account pursuant to the terms of Section 10.2 hereof.

NCF Period – the calendar month immediately preceding each NCF Payment Date (e.g., in the case of the January 15, 2020 NCF Payment Date, the applicable NCF Period will be the month of December, 2019).

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Net Cash Flow - for any NCF Period, (i) all cash (including all Rents and other revenues of every type and nature, but excluding security deposits) received by Tenant, Borrower or the Hotel Manager with respect to the ownership and operation of the Property during such NCF Period, minus (ii) all expenses incurred in the normal course of business with respect to the Property and paid by Tenant, Borrower or the Hotel Manager (or in the case of expenses that are not paid monthly such as property taxes and insurance, which are accrued) during such NCF Period, minus (iii) all principal and interest actually paid by Borrower to Agent on account of the Loan during such NCF Period. Notwithstanding the foregoing, if Borrower is then required to make monthly tax and insurance escrow payments to Agent pursuant to the terms of Section 9.3.2 below, Borrower shall not pay property taxes or insurance premiums (as applicable) to the applicable taxing authorities and insurance companies (as applicable) and, for purposes of calculating Net Cash Flow, such amounts shall not be subtracted under clause (ii) of the preceding sentence. All computations of the items included and deducted in items (i) and (ii) above shall be completed on a consolidated basis between Borrower and Tenant.

Net Cash Flow Statement – a statement (which shall be in form, substance and detail reasonably satisfactory to Agent and shall be certified by the chief financial officer of the Borrower or similar officer to be true, accurate and complete in all material respects) setting forth the Net Cash Flow of the Property for the applicable NCF Period.

Net Operating Income - for any Calculation Period, the Property's Gross Income for such Calculation Period minus the sum of (a) the Property's Operating Expenses for such Calculation Period plus (b) the Capital Reserve Amount for such Calculation Period.

Note - any individual promissory note of Borrower payable to the order of Agent, as agent for Lenders, or to a Lender and evidencing all or a portion of the Loan, including, without limitation, the Closing Note, and Notes means all of the Notes, collectively; together with any renewals, extensions or modifications thereof and substitutions therefor. To the extent that at any time there is only one Note in effect, all references in this Agreement to the “Notes” shall be deemed to refer to such single Note.

Notice of Borrowing - as defined in Section 6.1.

NRSF - net rentable square feet.

Obligations - all liabilities and obligations of Borrower to Agent and/or Lenders under and with respect to the Loan, the Notes, this Agreement, any Hedging Contracts and the other Loan Documents (including, without limitation, the indemnity provisions thereof), and all renewals, increases, extensions, modifications, rearrangements or restatements thereof, and all other advances, debts, liabilities, obligations, covenants and duties owing, arising, due or payable from Borrower to Agent and/or Lenders of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under or with respect to this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising. The term includes, without limitation, all principal, interest, charges, expenses, fees, attorneys' fees and any other sums chargeable to Borrower under any of the Loan Documents.

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OFAC – the Office of Foreign Assets Control of the United States Department of the Treasury.

Operating Expenses - all expenses of every kind incurred by Borrower or Tenant in the normal course of business with respect to the ownership, operation, leasing, maintenance and management of the Property during the Calculation Period in question which, in accordance with accrual basis accounting and GAAP, would be classified as expenses allocable to such Calculation Period for a similar type of property, including, but not limited to, expenses for taxes, utilities, insurance, repairs, replacements, maintenance, management fees in an amount equal to the greater of (x) three percent (3%) of gross revenues from the Property per annum or (y) actual management fees paid (subject to adjustment by Agent in its reasonable discretion), salaries, advertising expenses, professional fees, wages and utilities, and franchise, technology and marketing fees in the amount of eight and one-half percent (8.5%) of gross revenues from the Property per annum, but excluding: (i) any such expenses that are paid directly by tenants pursuant to the terms of Approved Leases, (ii) depreciation, (iii) debt service (including, if applicable, principal amortization payments) on the Loan, and (iv) any reasonable non-recurring extraordinary expenses incurred during the Calculation Period in question.

Operating Lease – means that certain Amended and Restated Hotel Lease Agreement by and between Borrower and Tenant with respect to the Property dated as of the date hereof.

Other Agreements - any and all agreements, instruments and documents (other than this Agreement, the Notes and the Security Documents), heretofore, now or hereafter executed by Borrower, Tenant or Guarantor and delivered to Agent and/or Lenders with respect to the transactions contemplated by this Agreement (including without limitation any Subordination Agreements and any Hedging Contracts with Citizens or its successors or with any other Affiliate of Citizens Financial Group, Inc.), together with related documentation, all as amended, renewed, modified, extended or restated from time to time.

Participant Register – as defined in Section 16.1.5.

Patriot Act – as defined in Section 17.26.

Paydown Amount –the amount of Two Million Seven Hundred Forty-Four Thousand and no/100 Dollars ($2,744,000.00), being the aggregate prepayment amount required to reduce the LTV Ratio (based on the Approved Appraised Value of the Property as of the date hereof) to equal or less than fifty-five percent (55%).

Payment Amount – a Loan Advance, an unreimbursed Agent Advance, any unreimbursed Indemnified Liabilities, or any other amount that a Lender is required to fund under this Agreement.

Payments - as defined in Section 15.11.

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Permitted Additional Debt - as defined in Section 9.6.4.

Permitted Title Exceptions - real estate taxes and other governmental assessments to the extent that the same are not yet due and payable and such other matters as are (a) referenced in Exhibit B to the Mortgage or (b) otherwise permitted under the terms of the Loan Documents.

Permitted Transactions - as defined in Section 9.6.2.

Permitted Transfers - as defined in Section 9.6.3.

Person - an individual, sole proprietorship, partnership, limited liability company, corporation, joint stock company, joint venture, association, estate, trust, business trust or unincorporated organization, or a Governmental Authority.

Pledge and Security Agreement - as defined in Section 3.1.3.

P.M. - a time from and including twelve o'clock noon to and excluding twelve o'clock midnight on any day using eastern time.

Prime Rate - a rate per annum equal to the rate of interest announced by Agent from time to time as its “Prime Rate”. Any change in the Prime Rate shall be effective immediately from and after such change in the Prime Rate. The Borrower acknowledges that Agent may make loans to its customers above, at or below the Prime Rate.

Prime Rate Loan - any Loan for the period(s) when the rate of interest applicable to such Loan is calculated by reference to the Prime Rate.

Prime Rate Margin - as of the closing of the Loan, the Prime Rate Margin shall be three percent (3.0%). Upon and following any prepayment of the Loan, in accordance with the terms and conditions of Section 2.5.3 hereof, in an amount sufficient to reduce the LTV Ratio (based on the Approved Appraised Value of the Property) to not more than fifty-five percent (55%), the Prime Rate Margin shall thereafter be reduced to two and one-half percent (2.5%).

Principal Repayment Amount - any regularly scheduled reductions in the outstanding principal of the Loan to be made on any Interest Payment Date.

Prohibited Hazardous Substances – as defined in the definition of Environmental Site Assessment.

Prohibited Transaction – any transaction set forth in Section 406 of ERISA or Section 4975 of the Code for which there is no applicable statutory or regulatory exemption (including a class exemption or any individual exemption).

Property - as defined in Section 1.3.

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Pro Rata Share - means, with respect to each Lender at any time, a fraction expressed as a percentage, the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time or, if the Aggregate Commitments have been terminated, a fraction (expressed as a percentage, carried out to the thirteenth decimal place), the numerator of which is the total outstanding amount of all of the Obligations held by such Lender at such time and the denominator of which is the total outstanding amount of all Obligations at such time. The initial Pro Rata Share of each Lender named on the signature pages hereto is set forth opposite the name of that Lender on Exhibit D.

RCRA - the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901, et seq.), as amended from time to time.

Register - as defined in Section 16.1.3.

Registered Land Surveyor - a land surveyor or engineer licensed as such in the jurisdiction where the Property is situated.

Repair Work - as defined in Section 14.1.

Repayment Guaranty Reduction - as defined in Section 10.3.1.

Repayment Guaranty Release - as defined in Section 10.3.2.

Reportable Event - any of the events set forth in Section 4043(b) of ERISA.

Required Equity Contribution - as defined in Section 7.1.27.

Required Interest Rate Protection Agreement – singly and collectively, one or more Interest Rate Protection Agreements issued by Agent or an Affiliate of Agent or by another Counterparty which is reasonably acceptable to Agent, which Counterparty has a Minimum Counterparty Rating (except if such Counterparty is Agent or an Affiliate of Agent it shall not be required to have a Minimum Counterparty Rating), which agreement(s) shall:

(a)          be for a notional amount equal to the Maximum Loan Amount, less the Paydown Amount;

(b)          if such agreement is a cap agreement, provide for strike price of no greater than three percent (3%) per annum;

(c)          have a term which does not expire prior to the Maturity Date or the then applicable Extended Maturity Date;

(d)          be otherwise in form and on terms that are reasonably satisfactory to Agent; and

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(e)          be pledged and assigned to Agent, for the benefit of the Lenders, as additional security for the payment and performance of the Borrower's Obligations pursuant to the Assignment of Interest Rate Protection Agreement, which pledge and assignment shall have been acknowledged and consented to by the Counterparty to such Interest Rate Protection Agreement in form reasonably satisfactory to Agent.

In connection with any Required Interest Rate Protection Agreement, unless Agent, any Lender or any Affiliate of Agent or any Lender is the Counterparty thereunder, Borrower shall obtain and deliver to Agent an opinion of counsel from counsel for the Counterparty (upon which Agent and Lenders and their respective successors and assigns may rely) which opinion must be in form and substance reasonably acceptable to Agent.

Any Person that at any time obtains a Required Interest Rate Protection Agreement or any guarantor of such obligor’s obligations in respect of any such Required Interest Rate Protection Agreement (including but not limited to any general partner of any thereof) is required to be an “eligible contract participant” as such term is defined in the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

Required Lenders - any Lender or Lenders holding an aggregate Pro Rata Share of the outstanding principal balance of the Loan in an amount in excess of 66.67% of the total outstanding principal balance of the Loan (unless there are only two Lenders, in which case Required Lenders shall mean both such Lenders); provided that the outstanding principal balance of the Loan that is held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

Schedule of Lenders - the schedule of Lenders party to this Agreement as set forth on Exhibit D, as it may be modified from time to time in accordance with this Agreement.

Second Extended Maturity Date – as defined in Section 2.2.

Second Extended Term – as defined in Section 2.2.

Section - when followed by a number, the section or subsection of this Agreement bearing that number.

Security - as defined in Section 3.1.

Security Documents - the Mortgage, the Assignment of Leases and Rents, the Environmental Indemnity Agreement, the Pledge and Security Agreement, the Collateral Assignment of Contracts, Licenses and Permits, the Tenant Collateral Assignment of Contracts, Licenses and Permits, the Tri-Party Agreement, the Pledge Agreement Regarding Liquor License, the Subordination of Operating Lease, the Guaranty, the Assignment of Interest Rate Protection Agreement and associated UCC Financing Statements; and any so-called Blocked Account Control Agreement(s) or Deposit Account Control Agreement(s); together with any modifications thereof, additions thereto and substitutions therefor.

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Single Purpose Entity - means a limited partnership or limited liability company which, at all times since its formation and thereafter until the Loan has been repaid in full, (a) was organized solely for the purpose of owning the Property, (b) has not and will not engage in any business unrelated to the ownership of the Property, (c) has not and will not have any assets other than those related to the Property, (d) except as otherwise expressly permitted by the Loan Documents has not and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, or merger, (e) will not amend its certificate of limited partnership, certificate of formation, operating agreement or partnership agreement without the prior written consent of Agent in any manner that (I) violates the single purpose covenants set forth in this Agreement, or (II) amends, modifies or otherwise changes any provision thereof that by its terms cannot be modified at any time when the Loan is outstanding or by its terms cannot be modified without Agent’s consent, (f) has not and will not fail to correct any known misunderstanding regarding the separate identity of such entity, (g) has maintained and will maintain its accounts, books and records separate from any other Person provided that this clause shall not prohibit or restrict Borrower’s financial statements from being consolidated with financial statements for Guarantor or any other constituent owner, (h) has not and will not commingle its funds or assets with those of any other entity, (i) has held and will hold its assets in its own name, (j) except to the extent that Borrower is, and/or is identified as, a subsidiary or affiliate of Guarantor or any other constituent owner, has conducted and will conduct its business in its name or under the tradename of the hotel pursuant to the Franchise Agreement, (k) has paid and will pay its liabilities, including salaries of any employees (if any), out of its own funds and assets, to the extent there exists sufficient net cash flow from the Property or the Borrower, as applicable, to do so, (l) has observed and will observe all limited partnership (or, if applicable, limited liability company) formalities, (m) has no Indebtedness other than Indebtedness which is permitted under the Loan Documents (including without limitation Section 9.6 of this Agreement), (n) has not and will not assume or guarantee or become obligated for the debts of any other Person other than as expressly permitted under the Loan Documents, or hold out its credit as being available to satisfy the obligations of any other entity Person, (o) will not acquire obligations or securities of its members or partners, as applicable, (p) except as provided in the Loan Documents, has not and will not pledge its assets for the benefit of any other Person, (q) except to the extent that Borrower is, and/or is identified as, a subsidiary or Affiliate of Guarantor or any other constituent owner, has held and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person, except as may be customary and appropriate with respect to hotel operations pursuant to the Franchise Agreement (r) has not made and will not make loans to any Person, provided that, for the avoidance of doubt, the provision of any allowance to any tenant in connection with any Approved Lease of the Property shall not violate this clause (r), (s) except to the extent that Borrower is, and/or is identified as, a subsidiary or Affiliate of Guarantor or any other constituent owner, has not and will not identify its members or partners, as applicable, or any Affiliates of any of them, as a division or part of it, (t) has not entered and will not enter into or be a party to, any transaction with its members or partners or its Affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are not less favorable to it than would be obtained in a comparable arms-length transaction with an unrelated third party, (u) with respect to Borrower, if a single member limited liability company, shall have at least two springing members, one of which, upon the dissolution of such sole member or the withdrawal or the disassociation of such sole member from Borrower, shall immediately become the sole member of Borrower, and the other of which shall become the sole member of Borrower if the first such springing member is no longer available to serve as such sole member, and (v) shall at all times have at least one (1) duly appointed Independent Director or Independent Manager, and shall not, at any time, take any Material Action without the prior unanimous written consent of all Independent Directors or Independent Managers.

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SNDA Agreement - as defined in Section 9.20.5.

Statement - as defined in Section 17.24.

Subordination Agreement - a written agreement entered into by and among Borrower, Agent and the obligee of any Inter-Company Loan which agreement is in form and substance reasonably satisfactory to the Agent and which provides, inter alia, (a) that such Inter-Company Loan is fully subordinated to the Loan, (b) that, so long as any of the Obligations are outstanding, such Inter-Company Loan shall not be secured by any lien or encumbrance on any of Borrower's assets and no claims with respect to such Inter-Company Loan will be asserted in any bankruptcy proceeding or other creditors' rights proceeding with respect to the Borrower or the Property and (c) that upon the declaration of any Event of Default, such Inter-Company Loan shall automatically become not payable and not collectible until all of the Obligations have been satisfied in full and (d) no payments shall be made or accepted on such Inter-Company Loan at any time when Net Cash Flow is required to be deposited in the Cash Reserve Account pursuant to Section 10.2 below.

Subordination of Operating Lease - that certain Subordination, Assignment and Security Agreement among Borrower, Tenant and Agent, on behalf of itself and the other Lenders, dated of even date herewith.

Substitute Note(s) - as defined in Section 9.30.

Survey - current as-built survey of the Property, certified to Agent by a Registered Land Surveyor, showing all existing Improvements, all easements affecting the Land and the points of access to the public road upon which the Land fronts and which is otherwise in compliance with Agent's survey requirements previously delivered to Borrower.

Tax Escrow Account - an interest bearing account which Borrower is required to establish with Agent prior to the first date that any funds are required to be deposited in such account pursuant to the terms of this Agreement; which account shall be (i) funded and disbursed in accordance with the terms of Article 8 of the Mortgage and Section 9.3 hereof and (ii) pledged and assigned to Agent as additional security for the payment, performance and observance of the Obligations.

Taxes – as defined in Section 2.11.5.

Tenant – shall mean PHR TCI OPCO SUB, LLC, a Michigan limited liability company.

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Tenant Collateral Assignment of Contracts, Licenses and Permits – that certain Collateral Assignment and Security Agreement In Respect of Contracts, Licenses and Permits of even date herewith, executed by Tenant in favor of Borrower.

Tenant LC Proceeds – as defined in Section 10.5.2.

Tenant Letter of Credit - a letter of credit issued on behalf of a tenant or other occupant under a lease or other agreement for occupancy of space in the Improvements or on behalf of a lease guarantor for the benefit of Borrower or Agent as security for the payment and performance by such tenant (or such Lease guarantor or such other occupant) of its obligations under its respective lease (or lease guaranty) or other agreement.

Term - the period commencing on the date of the closing of the Loan and ending on the Maturity Date, or, if the Maturity Date has been extended pursuant to the provisions of this Agreement, the then applicable Extended Maturity Date.

Third Extended Maturity Date – as defined in Section 2.2.

Third Extended Term – as defined in Section 2.2.

Third Extended Term Required DSC Amount - as defined in Section 10.2.1.

Tri-Party Agreement - that certain Tri-Party Agreement among Tenant, Hotel Manager and Agent, on behalf of itself and the other Lenders, dated of even date herewith.

UCC - as applicable, the Uniform Commercial Code as in effect from time to time in the Commonwealth of Massachusetts or any other jurisdiction whose Laws govern the creation, attachment, perfection or priority of any security interest (including, for this purpose, any collateral assignment or lien) granted or purported to be granted to or for the benefit of Agent or any Lender pursuant to the Loan Documents, including (but not limited to) any jurisdiction where Borrower or any of the Collateral is deemed located.

UCC Financing Statements – collectively, all financing statements under the UCC filed or recorded from time to time by or for the benefit of Agent or any Lender in connection with the Loan.

1.1.2           Accounting and Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP applied on a consistent basis by the accounting entity to which they refer, and all financial data pursuant to this Agreement shall be prepared in accordance with such principles. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein. However, if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term has the meaning specified in Article 9 of the UCC.

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1.1.3           Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements, including, without limitation, references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. A reference to any agreement, budget, document or schedule shall include such agreement, budget, document or schedule as revised, amended, modified, restated or supplemented from time to time in accordance with its terms and the terms of this Agreement. The singular includes the plural and the plural includes the singular. A reference to any Person includes its permitted successors and permitted assigns. The words “include”, “includes” and “including” are by way of example and are not limiting. The words “approval” and “approved”, as the context so determines, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted. Reference to a particular “Section” refers to that Section of this Agreement unless otherwise indicated.

1.2            Borrower and Other Loan Parties. Borrower is a limited liability company organized under the laws of the State of Delaware of which the Member is the only manager and only member. The Manager is a limited partnership organized under the laws of the State of Delaware. Guarantor is a limited liability company organized under the laws of the State of Delaware.

1.3            Land and Improvements; Property. Borrower proposes to acquire that certain parcel of land located in Traverse City, State of Michigan which is more particularly described in Exhibit A to the Mortgage (“Land”). The Land is presently improved with an approximately 75,715 NRSF building located at 263 West Grandview Parkway, Traverse City, Grand Traverse County, Michigan 49684 and operated as a 107-room Hotel Indigo (the “Improvements”). The Land and Improvements are herein collectively called the “Property”.

1.4            Use of Loan Proceeds. Borrower has applied to Agent for a loan of up to Seventeen Million Eight Hundred Thirty-Six Thousand and no/100 Dollars ($17,836,000.00) (“Loan”), the proceeds of which are to be used, to the extent sufficient therefor: (a) to pay a portion of the Acquisition Costs of the Property, and (b) to pay certain costs and expenses incurred by Borrower in connection with the closing the Loan.

1.5            Loan. Subject to all of the terms, conditions and provisions of this Agreement, and of the agreements and instruments referred to herein, each of the Lenders severally agrees to make such Lender's Pro Rata Share of the Loan to the Borrower (each Lender's “Commitment”). Borrower agrees to accept and repay the Loan in accordance with the terms hereof. The maximum cumulative amount of all advances of Loan Proceeds (i.e., regardless of principal payments) shall not exceed the Maximum Loan Amount. Unless sooner terminated in accordance with the terms of this Agreement, the obligation of each Lender to make Loan Advances hereunder shall commence on the date of this Agreement and shall terminate on the Commitment Termination Date.

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2.              LOAN PROVISIONS.

2.1            Amount of Loan. Subject to the terms and conditions of this Agreement and the other Loan Documents, each Lender severally agrees to advance to Borrower its respective Pro Rata Share of Loan Proceeds in an amount equal to the lesser of (a) sixty-five percent (65%) of the Approved Appraised Value on an “as stabilized” basis as shown in the MAI appraisal of the Property received and approved by the Lenders prior to the date of this Agreement, (b) sixty-nine percent (69%) of the Acquisition Costs approved by Agent, (c) such amount which results in a minimum Debt Yield of ten and one-half percent (10.5%), or (c) the Maximum Commitment (such lesser amount being herein referred to as the “Maximum Loan Amount”). Based on the foregoing (including the Approved Appraised Value of the Property as of the date hereof), as of the date hereof, the Maximum Loan Amount is Seventeen Million Eight Hundred Thirty-Six Thousand and no/100 Dollars ($17,836,000.00).

2.2            Term of Loan; Extension Right. The Loan shall be for a term (the “Initial Term”) commencing on the date hereof and ending on the Maturity Date. The Initial Term may be extended for a “First Extended Term” ending on the 15th day of August, 2022 (“First Extended Maturity Date”), the First Extended Term may be further extended for a “Second Extended Term” ending on the 15th day of August, 2023 (“Second Extended Maturity Date”), and the Second Extended Term may be further extended for a “Third Extended Term” ending on the 15th day of August, 2024 (“Third Extended Maturity Date”), in each case, upon satisfaction of the conditions set forth in Section 2.3 below. The First Extended Term, Second Extended Term, and the Third Extended Term are herein singly and collectively referred to as the “Extended Term”. The First Extended Maturity Date, the Second Extended Maturity Date, and the Third Extended Maturity Date are herein singly and collectively referred to as the “Extended Maturity Date”.

2.3            Conditions to Extending Maturity Date. Subject to the satisfaction of each of the following conditions, Borrower, at its option, may elect to extend the Maturity Date of the Loan until the First Extended Maturity Date and Borrower may thereafter elect to further extend the First Extended Maturity Date to the Second Extended Maturity Date, and the Second Extended Maturity Date to the Third Extended Maturity Date:

2.3.1           Notice From Borrower. Borrower shall have given Agent written notice (an “Extension Notice”) of Borrower's request to exercise its extension right at least forty-five (45) days, but not more than one hundred twenty (120) days, before the Maturity Date or, in the case of a request for an extension for the Second Extended Term, before the First Extended Maturity Date, or in the case of a request for an extension for the Third Extended Term, before the Second Extended Maturity Date;

2.3.2           No Default. No Default shall exist;

2.3.3           Debt Service Coverage Ratio. The Debt Service Coverage Ratio shall: (a) in the case of a requested extension for the First Extended Term, be equal to or greater than 1.35 to 1, and (b) in the case of a requested extension for each of the Second Extended Term or Third Extended Term, be equal to or greater than 1.40 to 1;

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2.3.4           LTV Ratio. The LTV Ratio (based on the then “as is” Approved Appraised Value of the Property) shall be less than sixty-five percent (65%);

2.3.5           Conditions Satisfied. All of the conditions set forth in Section 7 of this Agreement, to the extent applicable, shall continue to be satisfied;

2.3.6           Extension Fee. (a) In the case of a requested extension for the First Extended Term, an extension fee in an amount equal to 0.1% of the then outstanding Loan Proceeds shall have been paid to the Agent, for the pro rata account of each Lender, on or prior to the Maturity Date, and (b) in the case of a requested extension for the Second Extended Term or Third Extended Term, an additional extension fee in an amount equal to 0.2% of the then outstanding Loan Proceeds shall have been paid to Agent, for the pro rata account of each Lender, on or prior to the First Extended Maturity Date or Second Extended Maturity Date, as applicable (any extension fee that is payable pursuant to this Section 2.3.6 is referred to in this Agreement as an “Extension Fee”);

2.3.7           Additional Documents. Borrower shall have executed and/or delivered to Agent and Lenders such agreements and documents and furnished to Agent and Lenders such additional information as Agent or the Required Lenders may require in their commercially reasonable discretion incident to the extension, including, without limitation, evidence satisfactory to Agent that the Hotel Management Agreement, Franchise Agreement, and any licenses, management or other agreements with respect to food and beverage service and parking are in full force and effect; and

2.3.8           Required Interest Rate Protection Agreement. Borrower shall have delivered to Agent a Required Interest Rate Protection Agreement having a term which does not expire prior to the then applicable Extended Maturity Date; and

2.3.9           Before End of Initial Term. Each of the foregoing conditions shall be satisfied on the date of receipt of Borrower’s notice under Section 2.3.1 (other than the condition described in Section 2.3.6, which shall be required to be satisfied on or prior to the Maturity Date or on or prior to the First Extended Maturity Date or Second Extended Maturity Date, as applicable), and on the Maturity Date, and, in the case of a request for an extension for the Second Extended Term or Third Extended Term, on the First Extended Maturity Date and Second Extended Maturity Date, as applicable.

Within thirty (30) days following receipt by Agent of any Extension Notice, Agent shall notify Borrower in writing as to what other documents, information or certificates are required to be provided by Borrower to Agent pursuant to Section 2.3.7, above. In connection with the calculation of the LTV Ratio, unless waived by all Lenders, a new MAI appraisal of the Property shall be required, which appraisal must be in all respects satisfactory to the Required Lenders. Borrower shall pay all costs incurred in connection with obtaining any such new appraisal of the Property.

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If all of the conditions to extension have been satisfied, other than the conditions imposed under Section 2.3.3 and/or Section 2.3.4 above, then Borrower shall be entitled to satisfy such conditions by making a principal payment not later than fifteen (15) days prior to the Maturity Date (or, if applicable, not later than fifteen (15) days prior to the First Extended Maturity Date or the Second Extended Maturity Date) in such amount as would be required (as reasonably determined by Agent) to satisfy both of such conditions, subject to Borrower having given Agent written notice of its intention to make such principal payment not later than thirty (30) days prior to the Maturity Date (or, if applicable, the First Extended Maturity Date or Second Extended Maturity Date).

If all of the conditions to extension have been satisfied, other than payment of the then applicable Extension Fee, Agent shall so notify Borrower and, upon Agent's receipt of the then applicable Extension Fee for the pro rata account of Lenders not later than thirty (30) days prior to the Maturity Date, or, in the case of any request for an extension to the Second Extended Maturity Date or Third Extended Maturity Date, not later than thirty (30) days prior to the First Extended Maturity Date or Second Extended Maturity Date, as applicable, so long as no Default exists, the Loan Term shall be extended until the applicable Extended Maturity Date.

2.4           Interest.

2.4.1           Interest Rate.

(a)           Interest Provisions.  Interest on the outstanding principal balance of the Loan shall accrue as (i) a LIBOR Rate Loan or (ii) if applicable pursuant to Section 2.4.1(b) or Section 2.11, a Prime Rate Loan. Interest on the outstanding principal amount of the Loan, when classified as a: (i) LIBOR Rate Loan, shall accrue during each LIBOR Interest Period at a rate per annum equal to the sum of the Adjusted LIBOR Rate for such LIBOR Interest Period plus the applicable LIBOR Rate Margin, and shall be due and payable on each Interest Payment Date and on the Maturity Date, and (ii) Prime Rate Loan, shall accrue at a rate per annum equal to the sum of the Prime Rate plus the applicable Prime Rate Margin, and shall be due and payable on each Interest Payment Date and on the Maturity Date. Interest shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

The “Applicable Interest Rate” shall be the rate for a LIBOR Rate Loan except to the extent otherwise provided in this Agreement, in which case the Applicable Interest Rate shall be the rate for a Prime Rate Loan.

For so long as LIBOR Rate Loans are available pursuant to the terms of this Agreement, only LIBOR Rate Loans shall be permitted. During any period that LIBOR Rate Loans are not available pursuant to the terms of this Agreement, the entire outstanding principal amount of the Loan shall be a Prime Rate Loan. Borrower shall have no right to elect to have any of the outstanding principal amount of the Loan be a Prime Rate Loan.

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(b)           Automatic Rollover of LIBOR Rate Loan. Upon the expiration of a LIBOR Interest Period, the LIBOR Rate Loan shall automatically be continued as a LIBOR Rate Loan at the then applicable Adjusted LIBOR Rate plus the applicable LIBOR Rate Margin and in an amount equal to the principal amount of the expiring LIBOR Rate Loan less any Principal Repayment Amount made by Borrower; provided, however, that no portion of the outstanding principal amount of a LIBOR Rate Loan may be continued as a LIBOR Rate Loan when any Event of Default has occurred and is continuing. If any Event of Default has occurred and is continuing (if the Required Lenders do not otherwise elect to exercise any right to accelerate the Loan hereunder), the LIBOR Rate Loan shall automatically be continued as a Prime Rate Loan on the first day of the next Interest Period.

2.4.2           Intentionally Omitted.

2.4.3           Default Rate. Notwithstanding anything to the contrary set forth in this Agreement, from and after the occurrence of an Event of Default and during the continuation thereof (whether or not Agent has accelerated payment of the Loan) and from and after the Maturity Date (or, if Borrower has elected and qualified for an extension of the initial Maturity Date in accordance with Section 2.3 above, from and after the then applicable Extended Maturity Date), the outstanding principal balance of all Obligations (including all unpaid installments of interest under the Note) shall bear interest, calculated daily (computed on the actual days elapsed over a year of 360 days), at the Default Rate.

2.4.4           Late Charges. In the event that any regularly scheduled monthly payment of interest or principal and interest (excluding, for the avoidance of doubt, any principal payment due at Maturity), shall not be received by Agent within ten (10) days after the date such payment is due, Agent shall have the right, at its sole option and without notice to the Borrower, such notice being expressly waived hereby, to assess the Borrower a late payment charge (“Late Charge”) in the amount of five percent (5%) for each Dollar ($1.00) of such overdue monthly installment, which shall become immediately due and payable to Agent, for the pro rata benefit of Lenders, as agreed compensation to Lenders for the additional costs and expenses reasonably expected to be incurred by Lenders by reason of such nonpayment, such as in contacting the Borrower and arranging for and processing remedial payment. The Borrower acknowledges that the exact amount of such costs and expenses may be difficult, if not impossible, to determine with certainty, and further acknowledges and confesses the amount of such charge to be a consciously considered, good faith estimate of the actual damage to Lenders by reason of such default. The payment of such Late Charge shall be secured by the Security Documents, shall be payable on demand, but in any event not later than the due date of the next regularly scheduled monthly payment hereunder, and shall apply only to monthly installments due and payable hereunder prior to any acceleration by Agent of the Obligations evidenced hereby. Whether or not expressed, this election shall not impair the Lenders’ further right to interest on the unpaid amount at the Default Rate from the date such payment was due through the date of actual payment.

2.4.5           Interest Installments. All accrued, but unpaid, interest on the Notes shall be due and payable, in arrears, on each Interest Payment Date, as applicable, and on the Maturity Date (or, if applicable, the applicable Extended Maturity Date). Notwithstanding anything to the contrary set forth in the Notes, Borrower shall pay all such interest to Agent for the pro rata account of each Lender.

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2.4.6           Recapture of Interest. Notwithstanding the foregoing, if at any time the amount of interest to be paid by Borrower would exceed the Maximum Legal Rate, then the interest payable under this Agreement shall be computed upon the basis of the Maximum Legal Rate, but any subsequent reduction in the Applicable Interest Rate shall not reduce such interest thereafter payable hereunder below the amount computed on the basis of the Maximum Legal Rate until the aggregate amount of such interest accrued and payable under this Agreement equals the total amount of interest which would have accrued if such interest had been at all times computed solely on the basis of the Applicable Interest Rate.

2.4.7           Maximum Legal Rate. All agreements between Borrower, Guarantor, Agent and Lenders are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Obligations or otherwise, shall the amount paid or agreed to be paid to Agent or Lenders for the use or the forbearance of the Indebtedness evidenced by the Notes exceed the Maximum Legal Rate. As used herein, the Maximum Legal Rate shall mean the Maximum Legal Rate in effect as of the date hereof; provided, however, in the event that there is a change in the Maximum Legal Rate which results in a higher permissible rate of interest, then the Maximum Legal Rate shall be governed by such new Law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower, Agent and Lenders in the execution, delivery and acceptance of this Agreement and the Notes to contract in strict compliance with the Laws of the Commonwealth of Massachusetts from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the other Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable Law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever Agent or any Lender should ever receive as interest any amount which would exceed the Maximum Legal Rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Obligations and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower, Guarantor, Agent and Lenders.

2.4.8           Amendments to Current Law. If the interest that is payable hereunder has been limited by applicable state or federal Law and the applicable state or federal Law is amended in the future to allow a greater rate of interest to be charged under this Agreement or the other Loan Documents than is presently allowed by applicable state or federal Law, then the limitation of interest hereunder shall be increased to the lesser of (a) the true contract rate, or (b) maximum rate of interest allowed by applicable state or federal Law as amended, which increase shall be effective hereunder on the effective date of such amendment.

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2.4.9           Liquidated Damages. Borrower acknowledges that the occurrence of any Event of Default will (a) require Agent and Lenders to incur additional expenses in servicing and administering the Loan and (b) result in loss to Agent and Lenders of the use of the money due and impede Agent and Lenders in meeting their other financial and loan commitments. Borrower further acknowledges that the damages caused thereby will be extremely difficult and impractical to ascertain. Accordingly, Borrower agrees that any Late Charge and/or interest at the Default Rate imposed on Borrower under this Agreement represent the reasonable estimate by Agent, Lenders and Borrower of a fair compensation for the loss that may be sustained by Agent and Lenders due to the failure of Borrower to make timely payments and further agrees that both the imposition of the Late Charge and the accrual of interest at the Default Rate constitute a reasonable estimate of the damages to Agent and Lenders resulting from the Event of Default, regardless of whether there has been acceleration of the Loan.

2.5           Principal Repayment.

2.5.1           Principal Amortization. Except as may be required pursuant to Sections 10.2 and 14, no principal amortization will be required prior to the Amortization Commencement Date. Thereafter, in addition to any principal payments that may be required pursuant to Section 10.2, commencing on the first Interest Payment Date immediately following the Amortization Commencement Date (provided that the Amortization Commencement Date has not been extended to Maturity, in accordance with the terms and conditions set forth in the definition of “Amortization Commencement Date”) and continuing on each Interest Payment Date thereafter including, if the Maturity Date is extended pursuant to Section 2.2 and Section 2.3, during any Extended Term, Borrower shall make a principal payment to Agent, for the pro rata benefit of each Lender, in an amount equal to the hereinafter defined “Monthly Principal Payment Amount”. The Monthly Principal Payment Amount is defined as an amount equal to Thirty Five Thousand and no/100 Dollars ($35,000.00) per month. Monthly installments of interest on the Loan shall be payable in full concurrently with such monthly principal payments. In any event, if not sooner paid, the entire outstanding principal balance of the Loan, together with all accrued and unpaid interest and all fees, expenses and other amounts that are payable pursuant to the terms of the Loan Documents, shall be due and payable in full at Maturity. Notwithstanding the foregoing, upon and following any prepayment of the Loan in accordance with the terms and conditions of Section 2.5.3 hereof, in an amount sufficient to reduce the LTV Ratio (based on the Approved Appraised Value of the Property as of the date hereof) to equal or less than fifty-five percent (55%), as set forth in the definition of “Amortization Commencement Date”, commencing on the first Interest Payment Date immediately following the date of such prepayment, Borrower’s monthly payments hereunder and/or under any Note shall revert to payments of interest only, and no further principal amortization will be required hereunder and/or under any Note until the Maturity Date (or, if the Maturity Date has been extended pursuant to the provisions of this Agreement, the then applicable Extended Maturity Date).

2.5.2            Intentionally Omitted.

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2.5.3           Prepayment and Certain Payments.

(a)           Prepayment Notice and Terms. The Loan may be prepaid in whole or in part at any time (in a minimum principal amount of $100,000, except in the case of any prepayments made pursuant to Section 10.2 which shall be in the amount required thereunder), upon at least three (3) Business Days prior written notice to Agent (which notice may be subsequently withdrawn by Borrower in writing as long as (i) such withdrawal is delivered to Agent at least three (3) Business Days prior to the scheduled prepayment date or, if a scheduled sale or refinancing of the Property fails to close due to failure to satisfy any closing conditions or buyer default that occurs after the commencement of such three (3) day period, such withdrawal notice is delivered to Agent prior to or on the scheduled prepayment date and (ii) Borrower reimburses Agent for any costs and expenses actually incurred by Agent, including actual and reasonable attorneys' fees and expenses, in connection with preparing for the scheduled prepayment), provided that Borrower shall be obligated to pay any LIBOR Breakage Fees associated with prepayment of any outstanding principal of the Loan accruing interest based on a LIBOR Rate, and, in the event that Borrower has entered into any Hedging Contracts, Borrower shall be obligated to pay any fees or penalties pursuant to such agreements evidencing the same.

(b)           Voluntary Prepayment of LIBOR Rate Loans. LIBOR Rate Loans may be prepaid upon the terms and conditions set forth herein. For LIBOR Rate Loans in connection with which the Borrower has or may incur Hedging Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable Hedging Contracts. The Borrower shall give the Agent, no later than 10:00 A.M., eastern time, at least three (3) Business Days' notice of any proposed prepayment of any LIBOR Rate Loans (which notice may be subsequently withdrawn by Borrower in writing as long as (i) such withdrawal is delivered to Agent at least three (3) Business Days prior to the scheduled prepayment date or, if a scheduled sale of the Property fails to close due to failure to satisfy any closing conditions or buyer default that occurs after the commencement of such three (3) day period, such withdrawal notice is delivered to Agent prior to or on the scheduled prepayment date and (ii) Borrower reimburses Agent for any costs and expenses actually incurred by Agent, including actual and reasonable attorneys' fees and expenses, in connection with preparing for the scheduled prepayment), specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid. Each partial prepayment of the principal amount of LIBOR Rate Loans shall be in an integral multiple of $100,000 and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans (including the LIBOR Breakage Fee) and of all accrued interest on the principal repaid to the date of payment.

(c)           LIBOR Breakage Fee. Upon any prepayment of a LIBOR Rate Loan on any day that is not the last day of the relevant LIBOR Interest Period (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall pay an amount (“LIBOR Breakage Fee”), as calculated by the Agent, equal to the amount of any losses, expenses and liabilities (including without limitation any loss of margin and anticipated profits) that Lenders may sustain as a result of such payment. The Borrower understands, agrees and acknowledges that: (i) the Lenders do not have any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating the LIBOR Breakage Fee and other funding losses incurred by the Lenders. Borrower further agrees to pay the LIBOR Breakage Fee and other funding losses, if any, whether or not any Lender elects to purchase, sell and/or match funds. Borrower shall pay all LIBOR Breakage Fees within ten (10) days following Agent’s written request for payment of such fees.

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(d)           Application of Prepayments. Any partial prepayment of principal shall first be applied to any installment of principal then due and owing and shall then be applied to installments of principal due in the reverse order of maturity, and no such partial prepayment shall relieve Borrower of the obligation to pay each subsequent installment of principal when due.

(e)           No Readvance. Any principal that is repaid shall not be readvanced.

2.6           Intentionally Omitted.

2.7           Net Payments. All payments by Borrower of principal, interest, fees, indemnities and other amounts payable to Agent and/or Lenders hereunder shall be made without set-off or counterclaim.

2.8           Application of Payments and Collections. As long as no Event of Default has occurred and is continuing, all payments shall be applied first to the payment of all fees, expenses and other amounts then due to the Agent and the Lenders (excluding principal and interest), and then to accrued interest, and the balance on account of outstanding principal. After the occurrence of an Event of Default and during the continuance thereof, Borrower shall have no right, and it hereby irrevocably waives the right, to direct the application of any and all payments and collections at any time or times received by Agent and/or Lenders from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Lenders shall, after the occurrence of an Event of Default and during the continuance thereof, have the continuing exclusive right, subject to applicable Law, to apply and reapply any and all such payments and collections received at any time or times by Lenders against the Obligations, in such manner as Lenders may deem advisable (or as may otherwise be set forth in the Mortgage), notwithstanding any entry by Lenders upon any of their books and records.

2.9           Intentionally Omitted.

2.10         Term of Agreement. The provisions of this Agreement shall be and remain in effect until full and final payment in immediately available funds of all of the Obligations.

2.11         Special LIBOR Rate Loan Provisions. All LIBOR Rate Loans shall be subject to and governed by the following terms and conditions:

2.11.1          LIBOR Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon written notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender to make, continue or maintain any LIBOR Rate Loan as, or to convert any loan into, a LIBOR Rate Loan of a certain duration, the obligations of the Lenders to make, continue, maintain or convert into any such LIBOR Rate Loans shall, upon such determination, forthwith be suspended until the Agent shall notify the Borrower that the circumstances causing such suspension no longer exist, and all LIBOR Rate Loans of such type shall automatically convert into Prime Rate Loans at the end of the then current LIBOR Interest Periods with respect thereto or sooner, if required by such law or interpretation.

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2.11.2          Unavailability of LIBOR Rate. In the event that any Lender, in its sole discretion, shall have determined that U.S. Dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to such Lender in the London interbank market; or by reason of circumstances affecting such Lender in the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to the relevant LIBOR Interest Period; or the LIBOR Rate no longer adequately and fairly reflects such Lender’s cost of funding loans; upon notice from the Agent to the Borrower, the obligations of such Lender to make or continue any loans as, or to convert any loans into, LIBOR Rate Loans of such duration shall forthwith be suspended until the Agent shall notify the Borrower that the circumstances causing such suspension no longer exist, and any amount of the Loan subject to such unavailability shall be converted to a Prime Rate Loan. Notwithstanding anything to the contrary contained in this Section 2.11.2, neither Agent nor any Lender shall convert the Loan to a Prime Rate Loan under this Section 2.11.2, unless such determination is generally being made by Agent or such Lender with respect to other LIBOR based loans which are similar to the Loan in type, size, and duration and are made to similarly situated borrowers or are otherwise similar to the Loan in a manner which is material to Agent or such Lender’s determination hereunder.

2.11.3          Increased Costs. If, on or after the date hereof, the adoption of any applicable Law, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (a) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, such Lender; or (b) shall impose on any Lender any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement with respect thereto, by an amount deemed by such Lender to be material, then, within fifteen (15) days after demand by the Agent, the Borrower shall pay such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

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2.11.4          Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any Law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any central bank, regulator or other Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Lender, or Person Controlling any Lender, and such Lender determines (in its sole and absolute discretion) that the rate of return on its or such Controlling Person’s capital as a consequence of its commitments or the Loan made by such Lender is reduced to a level below that which such Lender or such Controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Agent to the Borrower, the Borrower shall pay, within ten (10) days after such notice, additional amounts sufficient to compensate such Lender or such Controlling Person for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, a Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

2.11.5          Taxes. All payments by the Borrower of principal of, and interest on, LIBOR Rate Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes, taxes imposed on or measured by the Lenders’ net income or receipts, backup withholding taxes and taxes resulting from the failure to provide any documentation required to be provided under Section 16.1.9 (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

(a)           pay directly to the relevant taxing authority the full amount required to be so withheld or deducted;

(b)          promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and

(c)           pay to the Agent such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lenders will equal the full amount the Lenders would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against any Lender with respect to any payment received by any Lender hereunder, Lenders may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Lenders after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Lenders would have received had not such Taxes been asserted.

If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by the Lenders as a result of any such failure.

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2.11.6          Interest. Agent does not warrant, nor accept responsibility, nor shall Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any comparable or successor rate thereto.

2.11.7          Successor LIBOR.

(a)           Notwithstanding anything to the contrary contained in this Agreement or any other Loan Documents, if at any time Agent determines (which determination shall be conclusive absent manifest error) that:

(i)            adequate and reasonable means do not exist for ascertaining the LIBOR Rate for any requested LIBOR Interest Period, and such circumstances are unlikely to be temporary,

(ii)           the applicable supervisor or administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over Agent has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be available or used for determining interest rates for loans (such specific date, the “LIBOR Scheduled Unavailability Date”), or

(iii)          a rate other than the LIBOR Rate has become a widely recognized benchmark interest rate for newly originated loans of this type made in Dollars to borrowers domiciled in the United States, then Agent may, in consultation with the Borrower, select an alternate benchmark interest rate (including any credit spread or other adjustments to such alternate benchmark (if any) incorporated therein) to replace the LIBOR Rate for purposes of this Agreement (such rate, the “LIBOR Successor Rate”).

(b)          Agent and the Borrower shall negotiate in good faith any amendments to this Agreement as may be necessary and appropriate to effectively replace the LIBOR Rate with the LIBOR Successor Rate and incorporate any LIBOR Successor Rate Conforming Changes related thereto. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, any such amendment entered into by the Agent and the Borrower shall become effective without any further action or consent of any other party to this Agreement on the fifth Business Day following the date that a draft of such amendment is provided to the Lenders for review, unless the Agent receives, on or before noon eastern time on such date, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.

(c)           If Agent determines (which determination shall be conclusive absent manifest error) that the circumstances under clause (a)(i) above have arisen or the LIBOR Scheduled Unavailability Date has occurred, then (i) Agent shall promptly notify the Borrower and the Lenders of such determination, which notice may be given by telephone, and (ii) until such time as a LIBOR Successor Rate has been selected and this Agreement has been amended to implement such LIBOR Successor Rate any LIBOR Successor Rate Conforming Changes, (A) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended, and (B) all LIBOR Rate Loans of shall be converted to Prime Rate Loans and shall accrue at a rate per annum equal to the sum of the Prime Rate plus the applicable Prime Rate Margin.

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(d)           The LIBOR Successor Rate and any LIBOR Successor Rate Conforming Changes shall be determined, applied and implemented in a manner that gives due consideration to the then-prevailing market practice in the United States for determining, applying and implementing benchmark interest rates for newly originated loans of this type made in Dollars to borrowers domiciled in the United States. Notwithstanding anything to the contrary contained herein, for purposes of this Agreement, no LIBOR Successor Rate selected in accordance with the foregoing shall at any time be less than 0.00% per annum.

2.12         Loan Fees.

2.12.1          Commitment Fee. At the closing of the Loan, to the extent not previously paid, Borrower shall pay to Agent, for Agent’s own account, a commitment fee in the amount specified in the Fee Letter (the “Commitment Fee”). The entire Commitment Fee has been fully earned by Agent and is non-refundable.

2.12.2          Extension Fee. The Extension Fee shall be payable to Agent, for the pro rata account of each Lender, as provided in Section 2.3 above.

2.13          Acceleration. The Loan may be accelerated, at the option of the Required Lenders, at any time following the occurrence and during the continuance of any Event of Default. Upon such an acceleration, the entire principal balance of the Loan, together with all unpaid and accrued interest and all costs, expenses and fees, shall be due and payable together with interest on such amounts at the Default Rate. If the Loan shall be accelerated for any reason whatsoever, any applicable LIBOR Breakage Fee and/or breakage fee associated with the termination of any Hedging Contract in effect as of the date of such acceleration shall be paid. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, except to the extent prohibited by applicable Law, from and after the acceleration of the Loan, an Event of Default shall be deemed to be continuing notwithstanding Borrower's cure of any Event of Default.

2.14         The Loan to Constitute One Obligation. The Loan shall constitute one general obligation of Borrower to Lenders, and shall be secured by Agent's security interests in and liens upon all of the Collateral, and by all other security interests and liens heretofore, now or at any time or times hereafter granted by Borrower to Agent or to Lenders.

2.15         Notations. At the time of (i) the making of each Loan evidenced by any Note, and (ii) each payment or prepayment of any Note, each Lender may enter upon its records an appropriate notation evidencing (a) such Lender's Pro Rata Share of the Loan and (b) such payment or prepayment of principal and (c) in the case of payments or prepayments of principal, the portion of the Loan which was paid or prepaid. No failure to make any such notation shall affect the Borrower's unconditional obligations to repay the Loan and all interest, fees and other sums due in connection with this Agreement and/or any Note in full, nor shall any such failure, standing alone, constitute grounds for disproving a payment of principal by the Borrower. However, in the absence of manifest error, such notations and each Lender's records containing such notations shall constitute presumptive evidence of the facts stated therein, including, without limitation, the outstanding amount of such Lender's Pro Rata Share of the Loan and all amounts due and owing to such Lender at any time. Any such notations and such Lender's records containing such notations may be introduced in evidence in any judicial or administrative proceeding relating to this Agreement, the Loan or any Note.

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2.16         Time of Payments and Prepayments in Immediately Available Funds.

2.16.1          Notwithstanding any provision to the contrary contained in any of the Loan Documents, (a) the due dates of all payments under the Loan Documents shall be adjusted in accordance with the Following Business Day Convention, and (b) all payments and prepayments of principal, fees, interest and any other amounts owed from time to time under this Agreement and/or under any Note shall be made to the Agent for the pro rata account of each Lender at the Agent's address in the United States designated for such purpose by Agent in Dollars and in immediately available funds prior to 2:00 o'clock P.M. on the Business Day that such payment is due, subject to, if applicable, the Following Business Day Convention. Any such payment or prepayment which is received by the Agent in Dollars and in immediately available funds after 2:00 o'clock P.M. on a Business Day shall be deemed received for all purposes of this Agreement on the next succeeding Business Day except that solely for the purpose of determining whether a Default has occurred, any such payment or prepayment if received by the Agent prior to the close of the Agent's business on a Business Day shall be deemed received on such Business Day.

2.16.2          All payments of principal, interest, fees and any other amounts which are owing to any or all of the Lenders or the Agent hereunder and/or under any Note shall be paid directly to Agent (i.e., Borrower shall not pay and shall have no obligation to pay any such amount directly to any Lender other than Agent). All such payments that are received by the Agent in immediately available Dollars prior to 2:00 o'clock P.M. on any Business Day shall, to the extent owing to Lenders other than the Agent, be sent by wire transfer by the Agent on the same Business Day. Each such wire transfer by Agent shall be addressed to each Lender in accordance with the wire instructions set forth in Exhibit D hereto, as the same may be amended from time to time pursuant to the terms hereof. The amount of each payment wired by the Agent to each such Lender shall be such amount as shall be necessary to provide such Lender with its Pro Rata Share of such payment (without consideration or use of any contra accounts of any Lender), or with such other amount as may be owing to such Lender in accordance with this Agreement. Each such wire transfer shall be sent by the Agent only after the Agent has received immediately available Dollars from or on behalf of the Borrower and each such wire transfer shall provide each Lender receiving same with immediately available Dollars on receipt by such Lender. Any such payments of immediately available Dollars received by the Agent after 2:00 o'clock P.M. on any Business Day shall be forwarded in the same manner by the Agent to such Lender(s) as soon as practicable and, in any event, no later than the immediately succeeding Business Day.

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2.17           Agent Advances.

(a)           Agent is authorized, from time to time, in Agent’s sole discretion to make, authorize or determine Loan Advances, or otherwise expend funds, on behalf of Lenders (“Agent Advances”), (i) to pay any costs, fees and expenses as described in Section 9.17 herein, (ii) when the applicable conditions precedent set forth in Section 7.1 have been satisfied to the extent required by Agent, and (iii) when Agent deems in good faith necessary or desirable to preserve or protect the Collateral or any portion thereof (including those with respect to property taxes, insurance premiums, completion of construction, operation, management, improvements, maintenance, repair, sale and disposition) (A) subject to Section 15.5, after the occurrence of a Default, and (B) subject to Section 15.10, after acquisition of all or a portion of the Collateral by foreclosure or otherwise.

(b)           Agent Advances shall constitute obligatory advances of Lenders under this Agreement, shall be repayable on demand and secured by the Collateral, and if unpaid by Lenders as set forth below shall bear interest at the rate applicable to such amount under the Loan. Agent shall notify each Lender in writing of each Agent Advance. Upon receipt of notice from Agent of its making of an Agent Advance, each Lender shall make the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the Agent Advance available to Agent, in same day funds, to such account of Agent as Agent may designate, (i) on or before 3:00 P.M. on the day Agent provides Lenders with notice of the making of such Agent Advance if Agent provides such notice on or before 12:00 P.M., or (ii) on or before 12:00 P.M. on the Business Day immediately following the day Agent provides Lenders with notice of the making of such advance if Agent provides notice after 12:00 P.M.

3.           SECURITY FOR THE LOAN; LOAN AND SECURITY DOCUMENTS.

3.1           Security. The Loan, together with all other Obligations of Borrower, to Agent and/or Lenders (including all Hedging Obligations) shall be secured, inter alia, by the following “Security” which Borrower agrees to provide and maintain:

3.1.1           Mortgage and Security Agreement. A first priority (subject only to Permitted Title Exceptions) mortgage, security agreement and fixture filing (the “Mortgage”) with respect to (i) the Property, (ii) all land, improvements, furniture, fixtures, goods, equipment, and other assets (including, without limitation, accounts, contracts, contract rights, Licenses and Permits, general intangibles, documents and instruments), including all after-acquired property, owned, or in which Borrower has or obtains any interest, in connection with the Property; (iii) all insurance proceeds and other proceeds therefrom, and (iv) all other assets of Borrower whether now owned or hereafter acquired.

3.1.2           Assignment of Leases and Rents. A first priority absolute assignment of leases and rents (the “Assignment of Leases and Rents”) with respect to all leases, subleases and occupancy rights of the Property and all income and profits to be derived from the operation and leasing of the Property.

3.1.3           Pledge and Security Agreement. A pledge/assignment and security agreement assigning to Agent and granting Agent, for the benefit of Lenders, a first priority and perfected security interest in all Cash Collateral and all sums deposited in the Tax Escrow Account and the Cash Reserve Account and any other reserve accounts maintained by Borrower pursuant to the Loan Documents and all Tenant Letters of Credit (the “Pledge and Security Agreement”).

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3.1.4           Intentionally Omitted.

3.1.5           Collateral Assignment of Contracts, Licenses and Permits. A first priority Collateral Assignment and Security Agreement In Respect of Contracts, Licenses and Permits (the “Collateral Assignment of Contracts, Licenses and Permits”) with respect to all contracts, agreements, warranties, Licenses and Permits now owned or hereafter acquired by Borrower (and collaterally assigned by Tenant to Borrower) which relate in any manner to the Property.

3.1.6           Guaranty. The (i) unconditional, continuing Limited Guaranty (re: Certain Specified Matters) from Guarantor, and (ii) Guaranty (re: Completion) from Guarantor, each guaranteeing the matters that are set forth therein (singly and collectively, the “Guaranty”).

3.1.7           Assignment of Interest Rate Protection Agreement. A first priority assignment of interest rate protection agreement assigning to Agent and granting Agent a first priority and perfected security interest in all of Borrower’s right, title and interest in and to any Interest Rate Protection Agreement now or hereafter entered into by and between Borrower and any issuer of any such agreement (the “Assignment of Interest Rate Protection Agreement”).

3.1.8           Environmental Indemnity Agreement. The Environmental Indemnity Agreement from the Borrower and Guarantor with respect to various matters that are set forth therein.

3.1.9           The other Security Documents.

3.2           Loan Documents and Security Documents.

The Loan shall be made, evidenced, administered, secured or otherwise supported and governed by all of the terms, conditions and provisions of the Loan Documents, each as the same may be hereafter modified or amended, consisting of: (i) this Agreement; (ii) the Note or Notes executed by the Borrower in favor of Agent or the Lenders; (iii) the Mortgage; (iv) the Assignment of Leases and Rents; (v) the Pledge and Security Agreement; (vi) the Collateral Assignment of Contracts, Licenses and Permits; (vii) the Environmental Indemnity Agreement; (viii) the Guaranty; (ix) the Assignment of Interest Rate Protection Agreement; (x) related UCC Financing Statements; and (xi) any other Security Documents and Other Agreements executed to further evidence or secure the Loan. Each of the Loan Documents listed in items (i) through (xi) inclusive is dated of even date herewith.

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3.3           Termination of Security Interests. Upon the satisfaction in full of all of the Obligations (including, without limitation, all Hedging Obligations), Lenders shall cause Agent to release, terminate and satisfy all of its security interests in and liens upon all remaining Collateral, and Agent shall deliver to Borrower any and all funds remaining in its possession and any and all written instruments reasonably requested by Borrower which are necessary to evidence such release, termination and satisfaction. Neither Agent nor any Lender shall have any obligation to pay any costs or fees associated with the filing or recordation of any such release, termination or satisfaction and Borrower agrees to pay all actual and reasonable costs and expenses (including actual and reasonable attorneys' fees) incurred by Agent or any Lender in connection with the preparation, recording and filing of any of such instruments.

3.4           Security for Hedging Obligations. All presently existing and hereafter arising Hedging Obligations of Borrower to Citizens (or to its successors or to any other Affiliate of Citizens Financial Group, Inc.) pursuant to any Hedging Contracts now or hereafter entered into by and between Borrower and any such Person in connection with the Loan shall be secured by the Security Documents pari-passu with the Loan. Any such Hedging Contracts shall be fully recourse to Borrower and shall be cross-defaulted with the other Loan Documents. Any Interest Rate Protection Agreement that is provided by any other Counterparty (a) shall not be secured by any of the Collateral and (b) shall be fully non-recourse to Borrower.

4.           CONTINUING AUTHORITY OF AUTHORIZED REPRESENTATIVES.

Agent and Lenders are authorized to rely upon the continuing authority of the persons, officers, signatories or agents hereafter designated (“Authorized Representatives”) to bind Borrower with respect to all matters pertaining to the Loan and the Loan Documents including, but not limited to, the execution of Notices of Borrowing. Such authorization may be changed only upon written notice to Agent accompanied by evidence, reasonably satisfactory to Agent, of the authority of the person giving such notice and such notice shall be effective not sooner than five (5) Business Days following receipt thereof by Agent. The present Authorized Representatives are listed on Exhibit A.

5.           LENDERS' CONSULTANTS.

5.1           Right to Employ. Agent shall have the right to employ, for the below functions, its own personnel or one or more engineers, architects, builders or other construction specialists, environmental advisors, accountants and attorneys to act as advisors to Agent in connection with the Loan (each of which shall be a “Consultant”).

5.2           Functions.

5.2.1           The functions of a Consultant may include without limitation: (a) inspection and physical review of the Property; (b) review and analysis of any work to be done in connection with the Property (if any); (c) review and analysis of environmental matters; and (d) review and analysis of legal matters pertaining to the Property or issues arising under the Loan Documents, or otherwise in connection with the Property.

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5.2.2           Intentionally Omitted.

5.3           Payment. The actual and reasonable costs and fees of Consultants for the functions described in Section 5.2 above shall be paid by Borrower upon billing therefor.

5.4           Access. Borrower shall provide Agent's personnel and all Consultants with continuing access, subject to the rights of any tenants under any leases of any portion(s) of the Property for which Agent seeks access, to all aspects of the Property and all books and records related thereto at reasonable times during any Business Day, upon at least two (2) Business Days' prior written notice to Borrower.

5.5           No Liability. Neither Agent nor any Lender nor any Consultant shall have any liability to Borrower or to any third party on account of: (a) services performed by any Consultant; or (b) any failure or neglect by any Consultant to properly perform services, provided however, each Consultant shall be liable for its respective gross negligence and willful misconduct; or (c) any approval or disapproval of work, plans or other matters. Neither Agent nor any Lender nor any Consultant shall have any obligation regarding proper performance of work related to the Property. Borrower shall have no rights under or relating to any agreement, report or similar document prepared by any Consultant.

6.           LOAN DISBURSEMENT.

6.1           Request for Loan. In connection with the closing of the Loan, Borrower shall give Agent written notice (a “Notice of Borrowing”) specifying (a) the amount of Loan Proceeds which Borrower is requesting be advanced, (b) the requested borrowing date, and (c) if Borrower requests Lenders to wire all or a portion of such Loan Proceeds (whether to Borrower or to a title insurance company as escrow agent), the relevant wiring instructions. Such Notice of Borrowing shall be irrevocable and binding on Borrower.

6.2           Advance of Loan Proceeds. Each Lender shall severally, subject to compliance with all of the other terms, conditions and provisions of this Agreement, make a disbursement of its respective Pro Rata Share of the Loan Proceeds (the “Loan Advance”) entirely at the closing of the Loan.

7.           CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT.

7.1           Conditions Precedent. It shall be a condition precedent of each Lender's obligation to close the Loan and to fund its respective Pro Rata Share of the Loan that each of the following conditions precedent be satisfied in full (as determined by Agent in its discretion which discretion shall be exercised in good faith having due regard for the advice of Agent's Consultants), unless waived by Agent at or prior to closing and funding the Loan:

7.1.1           Satisfactory Loan Documents. Each of the Loan Documents shall be satisfactory in form, content and manner of execution and delivery to Agent, Lenders and their respective counsel.

7.1.2           No Material Change. No material adverse change shall have occurred in the financial condition, business, affairs, operations or Control of Borrower or the Guarantor since the date of their respective financial statements most recently delivered to Agent.

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7.1.3           Warranties and Representations Accurate. All warranties and representations made by or on behalf of Borrower or the Guarantor or any other Loan Party to Agent and/or Lenders shall be true, accurate and complete in all material respects and shall not omit any material fact necessary to make the same not misleading.

7.1.4           Financials and Appraisals. Lenders shall have received and approved: (a) current financial statements from Borrower in all respects satisfactory to Lenders, a pro-forma balance sheet for the Borrower in all respects satisfactory to Lenders, setting forth the cost basis of the Property, prepared by Borrower, together with a certification by Borrower stating that such balance sheet is accurate in all material respects; (b) financial statements of the Guarantor in all respects satisfactory to Lenders; (c) an appraisal of the Property from an appraiser acceptable to Agent setting forth the Approved Appraised Value of the Property (on a “stabilized” basis) that is sufficient to cause the LTV Ratio on a “stabilized” basis to not exceed sixty-five percent (65%); (d) an operating statement for the Property; and (e) such other information as Agent may reasonably request.

7.1.5           Validity and Sufficiency of Security Documents. The Mortgage and the other Security Documents shall create valid and perfected liens on all property described therein (collectively, the “Collateral”) and each of the Security Documents and related UCC Financing Statements shall have been duly recorded and filed or the title insurance company shall have issued the lender’s title insurance policy required pursuant to Section 7.1.9 insuring Agent’s liens with respect thereto, in each case to the satisfaction of Agent and its counsel.

7.1.6           No Other Liens; Taxes and Municipal Charges Current. Subject to Section 11.1.4 below, the Collateral shall not be subject to any liens or encumbrances, whether inferior or superior to the Loan Documents or the Security Documents, except in respect of: (a) real estate taxes and personal property taxes not yet due and payable; and (b) Permitted Title Exceptions. All real estate taxes, personal property taxes and other municipal charges relating to any of the Collateral shall be current.

7.1.7           Property Matters. Agent shall have received and approved each of the following: (a) the Survey, the Hotel Management Agreement, the Franchise Agreement, and evidence satisfactory to Agent of Licenses and Permits (which may be held by or in the name of the Hotel Manager) for the Property sufficient to allow the Property to be operated in the ordinary course of business for the purposes described in Section 1.3 and as contemplated under any applicable leases and as needed under applicable Legal Requirements; and (b) a report or other evidence satisfactory to Agent, (which, if required by Agent has been approved by Agent's Consultants), to the effect that the Property is in good repair and safe condition with no structural deficiencies and no material need for repairs or replacements except in the ordinary course of business.

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7.1.8         Compliance With Law. Agent shall have received and approved evidence that:

(a)          Present Compliance. To the best of Borrower’s knowledge, all real estate and tangible personal property constituting or intended to constitute Collateral for the Loan complies with all applicable Legal Requirements and the provisions of all applicable Licenses and Permits.

(b)          No Prohibitions or Violations. There are no applicable Legal Requirements which prohibit or adversely limit the use of the Property for the purposes the same is intended for, to the best of Borrower’s knowledge, nor is there any outstanding and uncured violation of any applicable Legal Requirements.

(c)          Licenses and Permits. All Licenses and Permits and all private approvals of every nature whatsoever, if any, which are reasonably necessary in order to allow the operation of the Property for the purposes described in Section 1.3 above and as required under any applicable leases and as needed under applicable Legal Requirements have been duly and finally received with all appeal periods therefrom having elapsed, with no appeal having been taken therefrom, and with no violations existing under the terms thereof.

(d)          Qualification to Do Business. Borrower is qualified to do business in the State where the Property is located.

7.1.9         Title Insurance; Other Evidence of Perfection. Agent shall have received: (a) a mortgagee's title insurance policy which meets Agent's title insurance requirements previously furnished to Borrower to the satisfaction of Agent and its counsel, effective as of the date and time of the funding of the Loan; and (b) such other evidence of the perfection of Agent’s liens and security interests as Agent or its counsel may reasonably require.

7.1.10       Survey. Agent shall have received and approved a current, on-site instrument survey of the Property containing a certification thereon, or on a separate surveyor's certificate, of a Registered Land Surveyor acceptable to Agent, which meets Agent's survey requirements previously furnished to Borrower.

7.1.11       Condition of Property. There shall have been no material unrepaired or unrestored damage or destruction by fire or otherwise to any of the real or tangible personal property comprising or intended to comprise the Collateral.

7.1.12       No Takings. Neither the Property nor any material portion of the Property shall have been taken by eminent domain; nor shall there be any threat of such a taking.

7.1.13       Insurance. Borrower shall have provided to Agent with respect to the Property and the Collateral evidence of: (i) insurance coverages which meet the property, hazard and other insurance requirements set forth on Exhibit C of this Agreement to the satisfaction of Agent and its Consultants; and (ii) payment of the premiums for such insurance.

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7.1.14       Acquisition Documents. Borrower shall have provided to Agent true and complete copies (including all amendments) of (a) the purchase and sale agreement pursuant to which Borrower intends to acquire the Property, (b) a signed settlement statement accurately reflecting the Acquisition Costs of the Property and (c) the deed and all other conveyance documents conveying the Property to Borrower.

7.1.15       Hazardous Substances. Agent shall have received, and in Agent's sole discretion approved, a satisfactory Environmental Site Assessment indicating the acceptability of the environmental risk associated with the Property, addressing the existence of any Hazardous Substances at, or which may affect, the Property and the Property’s compliance with all applicable Environmental Legal Requirements.

7.1.16       Organizational Documents and Entity Agreements. Agent shall have received and approved an organization chart of Borrower and Guarantor, the limited liability company operating agreement of Borrower and the organizational documents of the Member, Guarantor, and all of the other Loan Parties.

7.1.17       Votes, Consents and Authorizations. Agent shall have received and approved certified copies of all partnership, limited liability company and corporate votes, consents and authorizations that may be reasonably required to evidence authority for: (a) closing the Loan and the transactions contemplated hereby; (b) providing continuing authorization to designated persons to deal in all respects on behalf of Borrower, Member, Guarantor, and all of the other Loan Parties; and (c) the execution of all Loan Documents.

7.1.18       Legal and Other Opinions.

(a)          Agent shall have received and approved legal opinion letters from counsel representing Borrower and Guarantor which meet Agent's legal opinion requirements.

(b)          Agent shall also have received from qualified attorneys and surveyors, such other certificates, opinions, surveys, and other evidence of compliance with each of the conditions herein set forth as Agent may reasonably require.

7.1.19             Leasing Matters.

(a)          Leases. Agent shall have received and approved complete copies of all existing leases, subleases and any and all lease guaranties (to the extent requested by Agent).

(b)          Estoppels and SNDA Agreements. Agent shall have also received satisfactory estoppel certificates and SNDA Agreements to the extent previously specified by Agent.

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(c)          Hotel Management Agreement and Franchise Agreement. Agent shall have also received and approved each of the Hotel Management Agreement and the Franchise Agreement.

7.1.20        No Default. There shall not be any Default under any of the Loan Documents which has occurred and is continuing.

7.1.21        Closing Affidavit. At the closing of the Loan, Borrower and Guarantor shall execute and deliver to Agent an affidavit certifying to Lenders: (a) that all financial information furnished by or on behalf of Borrower or Guarantor to Agent is accurate and correct in all material respects as of the reporting date(s) thereof and that there have been no material adverse changes therein since the reporting date(s) thereof; (b) that except as disclosed in writing to Agent and approved by Agent in writing, neither Borrower nor Guarantor is in default under any material obligation or agreement to which it is a party or by which it or the Property is bound; and (c) that, except as disclosed in writing to Agent and approved by Agent in writing, there is no material litigation pending or, to the best of Borrower's and of Guarantor's knowledge, threatened, against Borrower or Guarantor which is not fully covered by insurance.

7.1.22       Inter-Company Loan Documents. If there exist any Inter-Company Loans, Agent shall have received and approved certified copies of all Inter-Company Loan documents, together with a certification from Borrower that such documents so delivered constitute all of the Inter-Company Loan documents.

7.1.23       Other Documents. Agent shall have received and approved such other documents, instruments, agreements and certificates as Agent or Lenders shall reasonably request, each in form and substance reasonably satisfactory to Agent, in connection with the Property and the transactions contemplated hereby, including such other documents, instruments and agreements as Agent reasonably determines are necessary at any time to perfect any of Agent's security interests in the Collateral.

7.1.24       Other Information Concerning the Property. Agent shall have received and approved any and all other information and documentation Agent deems necessary to conduct Agent's analysis of the Property.

7.1.25       No Proceedings, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby or which, in Agent's judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

7.1.26       Payment of Agent's and Lenders' Fees and Costs. Borrower shall have paid (a) the fees payable to Agent and Lenders described in Section 2.12.1, and (b) all of Agent's and Lenders' costs and expenses as described in Section 9.17.

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7.1.27       Required Equity Contribution. Borrower shall have furnished to Agent evidence reasonably satisfactory to Agent that, in connection with Borrower's acquisition of the Property, cash equity funds in an amount not less than Eight Million Five Hundred Nine Thousand Eight Hundred Sixty-One and 88/100 Dollars ($8,509,861.88) have been contributed to Borrower by its Member and that such funds remain invested in Borrower (the “Required Equity Contribution”). All of Borrower's Required Equity Contribution shall be made as capital contributions or by way of Inter-Company Loans which constitute Permitted Additional Debt.

7.1.28       Required Interest Rate Protection Agreement. Agent shall have received and approved a Required Interest Rate Protection Agreement which satisfies the conditions that are set forth in the definition of such term and the counterparty thereunder shall have acknowledged and consented to the pledge and assignment thereof to Agent in form reasonably satisfactory to Agent. If Borrower elects to purchase a Required Interest Rate Protection Agreement which has a term that expires later than the Maturity Date or the then applicable Extended Maturity Date, upon repayment of the Loan on the Maturity Date or on the applicable Extended Maturity Date, Borrower may incur additional obligations associated with the breaking of such Required Interest Rate Protection Agreement before the conclusion of its term in accordance with the terms and conditions thereof.

7.1.29       Operating Lease Matters. Agent shall have approved all the terms and conditions of the Operating Lease and the Tenant shall have executed and delivered to Agent an Operating Lease Estoppel Certificate in all respects reasonably satisfactory to Agent.

7.1.30       No Operating Lease Default. There shall not exist any default in the payment, performance or observance of any of Borrower’s or Tenant’s obligations under the Operating Lease and there shall not exist any event or condition which, with the giving of notice or the passage of time or both, could become such a default.

7.1.31       Proforma Compliance Certificate. Borrower shall have delivered to Agent a proforma Compliance Certificate demonstrating that upon the funding of the Loan the Debt Service Coverage Ratio will be greater than or equal to 1.25 to 1.

7.1.32       Patriot Act; KYC. At least five (5) days prior to the Loan closing date, Agent shall have received:

(a)          any and all documentation and other information requested by Agent in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act; and

(b)          to the extent the Borrower constitutes a “legal entity customer” under the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in relation to the Borrower.

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7.2           Conditions Subsequent. Borrower shall satisfy each of the conditions and provide Agent with each of the items set forth in Exhibit G hereto (collectively, the “Conditions Subsequent”) within thirty (30) days of the date hereof, or such other time as is set forth in such Exhibit G. Borrower's failure to fully satisfy each of the Conditions Subsequent set forth in Exhibit G within such thirty (30) day period or within any other therein specified time period shall, at Required Lenders' sole discretion, constitute an Event of Default under this Agreement, no additional grace or notice periods being applicable thereto.

8.             WARRANTIES AND REPRESENTATIONS.

Borrower warrants and represents to Agent and Lenders, for the express purpose of inducing Agent and Lenders to enter into this Agreement, to make the Loan, and to otherwise complete all of the transactions contemplated hereby, that as of the date of this Agreement, as follows:

8.1           Financial Information. True, accurate and complete in all material respects financial statements of Borrower and true, accurate and complete in all material respects financial statements of Guarantor have been delivered to Lenders and the same fairly present the financial condition of Borrower and of Guarantor as of the respective dates thereof and no material and adverse change has occurred in such financial condition since the respective dates thereof. The fiscal years of Borrower and the Guarantor end on December 31 of each year.

8.2           No Violations. The consummation of the Loan and the subsequent payment and performance of the Obligations evidenced and secured by the Loan Documents shall not constitute a violation of, or conflict with, any Law, contract, agreement or organizational document to which Borrower or any other Loan Party is a party or by which Borrower or, to the Borrower’s knowledge, any other Loan Party, or the Property, may be bound.

8.3           No Litigation. (a) There is no condemnation proceeding pending or, to the best of Borrower's knowledge, threatened against the Property and (b) there is no material litigation now pending, or, to the best of Borrower's knowledge, threatened, against Borrower or the Guarantor (with respect to the Property or otherwise) which if adversely decided could materially impair the ability of Borrower or Guarantor to pay and perform its respective obligations hereunder or under the other Loan Documents. Except as disclosed in writing to Agent and approved by Agent in writing, there is no litigation, whether or not material, pending, or, to the best of Borrower's knowledge, threatened, against Borrower or the Guarantor in which the amount in controversy exceeds $250,000 and which is not fully covered by insurance.

8.4           Operating Lease; Other Leases . A true and complete copy of the Operating Lease, together with all amendments thereto (if any), has been delivered by Borrower to Agent. The Operating Lease has not been further amended or changed in any respect and it is in full force and effect and enforceable in accordance with the terms thereof. True and complete copies of all other leases and subleases, together with all amendments thereto, of the Property which are now in effect (and all guaranties thereof) have been delivered to Agent. Such leases and subleases (and lease guaranties) have not been further amended or changed in any respect and, except as disclosed in writing to Agent and approved by Agent in writing, all such leases and subleases (and lease guaranties) are in full force and effect and are enforceable in accordance with their respective terms.

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8.5           Compliance With Legal Requirements. To the best of Borrower’s knowledge, the Property complies with all Legal Requirements and any and all covenants, conditions, restrictions or other matters which affect the Property.

8.6           Required Licenses and Permits. Borrower or Tenant possesses all licenses, permits and franchises, and all rights thereto, necessary to conduct its business as now conducted and as presently proposed to be conducted. All Licenses and Permits which are reasonably required in order for Borrower or Tenant to operate the Property in the usual course of business have been duly and properly obtained and have been complied with, in all material respects. All Licenses and Permits which are reasonably required in order to construct any approved capital improvements and tenant improvements, but only to the extent now available given the status of their design and construction as of the date of this warranty and representation, have been duly and properly obtained. All such Licenses and Permits which are not presently available given the status of the design and construction of any approved capital improvements and tenant improvements, shall be duly and properly obtained in a timely manner so as not to delay completion of any approved capital improvements or tenant improvements. All such Licenses and Permits once obtained shall remain in full force and effect and shall be complied with in all material respects.

8.7           Curb Cuts and Utility Connections. All curb cuts and utility connections required for the current use of the Property and all Licenses and Permits therefor have been duly obtained and are in full force and effect and all utility services as reasonably required for water, gas, electric, telephone, sewer and storm drainage and sanitary waste disposal are available as a matter of right (subject to any required payments and compliance therewith), in each case, to an extent adequate to serve the Property for its current uses.

8.8           Good Title and No Liens. Borrower is the lawful current owner of the Property. Borrower has permanent non-cancelable appurtenant rights with respect to all areas over, under or on which support, utility, drainage, passage or other access easements are required to make use of the Property and all required parking as contemplated hereby, by all applicable leases and by all applicable Legal Requirements. The Property is free and clear of all liens and encumbrances of any nature whatsoever, except for Permitted Title Exceptions.

8.9           Use of Loan Proceeds. The proceeds of the Loan shall be used solely and exclusively for the purposes set forth in Section 1.4 above. No portion of the proceeds of the Loan shall be used in whole or in part, directly or indirectly, and whether immediately, incidentally or ultimately (a) to purchase or carry any “margin stock” (as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System), or to extend credit to others for the purpose thereof, or to repay or refund indebtedness previously incurred for such purpose, or (b) for any purpose which would violate or is inconsistent with the provisions of regulations of the Board of Governors of the Federal Reserve System including, without limitation, Regulations T, U and X thereof.

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8.10          Entity Matters.

8.10.1       Organization. Borrower is a duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware. The Member is a duly organized and validly existing limited partnership in good standing under the laws of the State of Delaware. The Tenant is a duly organized and validly existing limited liability company in good standing under the laws of the State of Michigan. Borrower and Tenant are each (and at all times will be) duly qualified in the jurisdiction where the Property is situated and in each other jurisdiction where the nature of their business is such that qualification is required. Borrower, Member, Guarantor, and Tenant have all requisite power and authority to conduct their business and to own their respective properties, as now conducted or owned, and as contemplated by this Agreement.

8.10.2       Ownership and Organizational and Taxpayer Identification Numbers. The holders of all limited liability company interest or limited partnership interests in Borrower, Tenant, and in Member are listed on Exhibit A; and no additional ownership interests therein, or rights or instruments convertible into such ownership interests, shall be issued, nor shall any such ownership change, except for Permitted Transfers. The organizational and taxpayer identification number(s) of Borrower, Member, Tenant and the Guarantor are accurately stated in Exhibit A. All other information set forth in Exhibit A is accurate and complete.

8.10.3       Authorization. All required limited liability company and other entity actions and proceedings have been duly taken so as to authorize the execution and delivery by Borrower, Tenant and Guarantor of the Loan Documents and the payment and performance of Borrower's, Tenant’s and Guarantor's respective Obligations thereunder.

8.10.4       Commercial Organization. Borrower is a business or commercial organization and the Loan is being made solely for the purpose of carrying on a business or commercial enterprise.

8.10.5       Limited Liability Company Agreement. The Borrower’s limited liability company agreement is in full force and effect and a true and complete copy thereof has been delivered to Agent.

8.11          Valid and Binding. Each of the Loan Documents constitutes legal, valid and binding obligations of Borrower and, where applicable, Tenant and Guarantor, and each is enforceable in accordance with the respective terms thereof, subject to bankruptcy, insolvency and similar Laws of general application affecting the rights and remedies of creditors and, with respect to the availability of the remedies of specific enforcement, subject to the discretion of the court before which any proceeding therefor may be brought.

8.12          Deferred Compensation and ERISA. Borrower does not have any pension, profit sharing, stock option, insurance or other arrangement or plan for employees covered by ERISA except as may be designated to Agent in writing by Borrower from time to time (“ERISA Plan”) and no “Reportable Event” as defined in ERISA has occurred and is now continuing with respect to any such ERISA Plan. The granting of the Loan, the performance by Borrower of its obligations under the Loan Documents and Borrower's conducting of its operations do not and will not violate any provisions of ERISA.

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8.13         No Required Consents. The execution, delivery and performance of the Loan Documents and the transactions contemplated thereby do not require any approval or consent of, or filing (other than the recording of the Mortgage and the Assignment of Leases and Rents and the filing and recording of the UCC Financing Statements) or registration with, any Governmental Authority, or any other party, except with respect to any disclosure required in connection with state and federal securities laws and rules.

8.14         No Default. To the best of Borrower’s knowledge, no Default exists under any of the Loan Documents.

8.15         No Broker or Finder. No Loan Party, nor anyone acting on behalf thereof, has dealt with, made any agreement with or retained the services of any broker, finder or other person or entity who or which may be entitled to a broker’s or finder’s fee, or other compensation, payable by Borrower, by any other Loan Party, by Agent or by any Lender in connection with the Loan, except HFF, LP, which shall be paid in full by the Borrower.

8.16         Background Information and Certificates. All of the factual information contained or referred to in Section 1 of this Agreement and in the Exhibits to this Agreement or the other Loan Documents, and in the certificates and opinions furnished to Agent and/or Lenders by or on behalf of Borrower in connection with the Property or the Loan, is true, accurate and complete in all material respects, and omits no material fact necessary to make the same not misleading. As of the date hereof, the information included in the Beneficial Ownership Certificate is true and correct in all respects.

8.17         Taxes and Assessments. Borrower and each of the other Loan Parties have filed all federal, state and local tax returns and other similar reports that are required by law to be filed and have paid, or made provision for the payment of, all taxes, assessments, fees and other governmental charges that are due and payable by Borrower and/or each of the other Loan Parties.

8.18         Solvency. Borrower and the each of the other Loan Parties are, and after giving effect to the transactions contemplated under the Loan Documents will be, solvent. After giving effect to the transactions contemplated under the Loan Documents, Borrower and the each of the other Loan Parties: (a) will be able to pay their respective debts as they become due, and (b) will have funds and capital sufficient to carry on their respective businesses and all businesses in which they are about to engage.

8.19         Other Agreements. To the best of the Borrower's knowledge, neither Borrower nor any other Loan Party is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction, which could reasonably be expected to have a Material Adverse Effect. To the best of the Borrower's knowledge, neither Borrower nor any other Loan Party is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

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8.20         No Subsidiaries. Borrower has no subsidiaries.

8.21         Investment Company Act of 1940. Borrower is not subject to regulation under the Investment Company Act of 1940 or any statute or regulation which has the effect of limiting its ability to incur Indebtedness for money borrowed as contemplated by the Loan Documents.

8.22         Guarantor's Warranties and Representations. Borrower has no reason to believe that any warranties or representations made in writing by Guarantor to Agent are untrue, incomplete or misleading in any respect.

8.23         Patriot Act.

(a)          As of the date of this Agreement, the Borrower is and, during the term of this Agreement shall remain, in full compliance with all the applicable laws and regulations of the United States of America that prohibit, regulate or restrict financial transactions, including but not limited to, conducting any activity or failing to conduct any activity, if such action or inaction constitutes a money laundering crime, including any money laundering crime prohibited under the Money Laundering Control Act, 18 U.S.C. 1956, 1957, or the Bank Secrecy Act, 31 U.S.C. 5311 et seq. and any amendments or successors thereto and any applicable regulations promulgated thereunder.

(b)          Borrower represents and warrants that to the best of its knowledge as of the date of this Agreement: (a) neither it, nor any of its owners holding twenty percent (20%) or more of the direct or indirect interests in Borrower is named as a “Specially Designated National and Blocked Person” as designated by the United States Department of the Treasury’s Office of Foreign Assets Control or as a person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; (b) it is not owned or Controlled, directly or indirectly, by the government of any country that is subject to a United States Embargo; and (c) it is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a “Specially Designated National and Blocked Person,” or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.

(c)            Borrower acknowledges that it understands and has been advised by its own legal counsel on the requirements of the applicable laws referred to above, including the Money Laundering Control Act, 18 U.S.C. 1956, 1957, the Bank Secrecy Act, 31 U.S.C. 5311 et seq., the applicable regulations promulgated thereunder, and the Foreign Assets Control Regulations, 31 C.F.R. Section 500 et seq.

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8.24         Hotel Management and Franchise Agreement.

(a)          The Hotel Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Hotel Management Agreement was entered into on commercially reasonable terms.

(b)          The Franchise Agreement is in full force and effect and there is no default thereunder by any party thereto and, to the best of Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Franchise Agreement was entered into on commercially reasonable terms.

8.25         Reaffirmation and Survival of Representations. The submission of a Notice of Borrowing by Borrower pursuant to this Agreement shall constitute (a) an automatic representation and warranty by Borrower to Agent and Lenders that there does not then exist any Default, (b) in the event the date of such Notice of Borrowing is different than the date of this Agreement, a reaffirmation as of the date of said Notice of Borrowing that all of the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true, accurate and complete in all material respects as if made on such date rather than the date of this Agreement, and (c) a representation and warranty of Borrower that the information set forth in such Notice of Borrowing is true and correct and omits no material fact necessary to make the same not misleading. Borrower covenants, warrants and represents to Agent and Lenders that all representations and warranties of Borrower contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

9.             COVENANTS.

Borrower covenants and agrees that from the date hereof and so long as any Indebtedness remains unpaid hereunder, or any of the Loan or other Obligations remains outstanding, as follows:

9.1           Compliance Certificate. Concurrently with the delivery of the financial statements described in Section 9.2.1(a), Borrower shall forward to Agent a copy of the independent auditor's report to Borrower's management that is prepared in connection with and expresses such auditor's opinion to Borrower with respect to such financial statements. Concurrently with the delivery of all financial statements described in Sections 9.2.2 (a) and (b), Borrower shall cause to be prepared and furnished to Agent a certificate in the form of Exhibit F hereto (a “Compliance Certificate”) from an Authorized Representative certifying to Lenders, to the best of Borrower’s knowledge: (a) that no Default has occurred and is continuing, or, if any such Default has occurred and is continuing specifying the nature thereof, (b) as to compliance with the covenants referenced therein and (c) as to the accuracy of the financial information provided pursuant to Section 9.2 below.

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9.2           Financial Statements and Reports. Borrower shall furnish or cause to be furnished to Agent from time to time, the following financial statements and reports and other information, all in form, manner of presentation and substance reasonably acceptable to the Agent:

9.2.1        Annual Statements. Within one hundred twenty (120) days after the end of each calendar year (commencing with the year ending December 31, 2018):

(a)          consolidated financial statements of Borrower and Tenant (including balance sheet, statement of financial condition, reconciliation of net worth, income statement and cash flow statement) (i) prepared in accordance with GAAP, or other recognized method of accounting acceptable to Agent, consistently applied, consistent with the financial statements previously delivered to Agent, and (ii) audited by a so-called “big four” accounting firm or another independent, certified public accounting firm reasonably acceptable to Agent; all such financial statements to include and to be supplemented by such detail and supporting data and schedules as Agent may from time to time reasonably require;

(b)          intentionally omitted; and

(c)          if requested by Agent, a detailed, updated list of all material service contracts that are then in effect with respect to the Property setting forth the name of each vendor, the date of each such contract and such other details as Agent may reasonably request.

9.2.2        Quarterly Statements. Within sixty (60) days following the end of each calendar quarter except, in the case of the fourth calendar quarter, balance sheets and income statements which shall be furnished within one hundred twenty (120) days following the end of each fourth calendar quarter:

(a)          the following certified by the Borrower to be true, accurate and complete in all material respects: (i) unaudited financial statements of Borrower in form reasonably acceptable to Agent, such financial statements to include a balance sheet, income statement and cash flow statement and to be supplemented by such detail and supporting data and schedules as Agent may from time to time reasonably require; (ii) as to the Property, an operating statement showing the results of operation for the prior quarter and on a year-to-date basis for the period just ended and, within forty-five (45) days following the end of each calendar year, an operating statement for the year just ended; (iii) the current STR Report for the Property, (iv) a Property tax status report setting forth the annual real estate taxes payable with respect to the Property, the due dates of such real estate taxes and the portions of such taxes which have been paid; and (v) such other information as the Agent may reasonably require;

(b)          the following, prepared by Borrower based upon the books and records of Borrower and certified by Borrower to be true, accurate and complete in all material respects: Borrower's calculation of the Debt Service Coverage Ratio as of the end of such calendar quarter and Borrower's calculation of the amount, if any, to be deposited by Borrower in the Cash Reserve Account or the amount of principal, if any, to be repaid or Acceptable Letter of Credit to be furnished pursuant to Section 10.2 hereof; and

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(c)          to the extent not previously provided to Agent, full and complete copies of all new leases (and of all renewals, amendments or modifications of existing leases) that were executed by Borrower during the calendar quarter in question.

9.2.3        Monthly Reports.

(a)          If Borrower is then required to deposit Net Cash Flow in the Cash Reserve Account pursuant to the terms of Section 10.2 below, within twenty (20) days following the end of each calendar month, operating statement with respect to the Property showing the results of operation for the preceding twelve-month trailing period.

(b)          If Borrower is then required to deposit Net Cash Flow in the Cash Reserve Account pursuant to the terms of Section 10.2 below, prior to each NCF Payment Date, a Net Cash Flow Statement for the immediately preceding NCF Period certifying Borrower’s calculation of monthly Net Cash Flow for the immediately preceding NCF Period and the amount required to be deposited by Borrower in the Cash Reserve Account pursuant to Section 10.2 of this Agreement (e.g., if January 15, 2020 is an NCF Payment Date, on or before January 15, 2020 Borrower shall have submitted to Agent a Net Cash Flow Statement for the December, 2019 NCF Period).

9.2.4        Data Requested. Within a reasonable period of time and from time to time such other financial data and information (in each case unaudited) as Agent may reasonably request in writing with respect to the Property or Borrower or Guarantor, including, but not limited to, rent rolls, aged receivables, aged payables, leases, budgets, forecasts, reserves, cash flow projections, physical condition of the Property and pending lease proposals.

9.2.5        Tax Returns. Within thirty (30) days after filing, complete copies of all federal and state tax returns and supporting schedules of Borrower and Guarantor.

9.2.6        Budgets and Pro Forma. Not later than January 20 of each calendar year, commencing January 20, 2019, a proposed operating expense budget for the Property for such year and a pro-forma cash flow statement for the Property for such year, each in form reasonably acceptable to Agent, together with copies of all budgets, forecasts and projections which support such proposed budget(s) and pro-forma for such calendar year.

9.2.7        License or Permit Notices. Concurrently with the giving thereof, and within five (5) Business Days after Borrower’s receipt thereof, copies of all notices asserting a material default under, or requesting a material waiver, modification or amendment of, any License or Permit.

9.2.8        Guarantor's Statements. When due pursuant to the terms of the Guaranty, the financial statements and reports required to be furnished by Guarantor as set forth in the Guaranty.

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9.2.9         Additional Information. In addition, Borrower shall furnish to Agent:

(a)          Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or other Governmental Authority, domestic or foreign, affecting the Borrower or Guarantor, which, if determined adversely to the Borrower or Guarantor, could reasonably be expected to have a Material Adverse Effect; and

(b)          Promptly after the filing or receiving thereof, copies of all reports, including annual reports, and notices which the Borrower files with or receives from the Pension Benefit Guaranty Corporation or the United States Department of Labor under ERISA, to the extent Borrower is required to file or receives such reports; and

(c)          Promptly after Borrower receives actual knowledge thereof, notice of the existence of any Default or Event of Default; and

(d)          Promptly after Borrower receives actual knowledge thereof, notice of any change reasonably expected to have a Material Adverse Effect; and

(e)          Prompt written notice of any change in the information provided in the most recently delivered Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.

9.2.10       Intentionally Omitted.

9.2.11       Reporting Medium. All financial reports and statements provided to Agent pursuant to this Section 9 may be submitted to Agent in “hard copy” or in electronic medium (i.e., as an email attachment) in a format reasonably acceptable to Agent.

9.3           Payment of Taxes and Other Obligations; Tax Escrow Account.

9.3.1        Payment. Subject to the right to contest set forth in Section 10.1, Borrower shall duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges payable by it, or with respect to the Property, as well as all claims or obligations for labor, materials, supplies or services (involving an amount in excess of $50,000 in any instance or $150,000 in the aggregate) or for borrowed funds in any amount. Borrower shall (or shall cause Tenant or Hotel Manager to) pay all Hotel Taxes now or hereafter payable to the applicable Governmental Authority prior to delinquency as the same become due and payable.

9.3.2        Tax Escrow Account. Within ten (10) days after Agent's demand made at any time during which there exists and shall be continuing any Event of Default, Borrower shall make monthly tax and insurance payments to Agent for deposit in the Tax Escrow Account, in accordance with the provisions of Article 8 in the Mortgage. Borrower's obligation to make such tax and insurance payments shall continue until such Event of Default shall have been cured. Borrower's failure to make any such tax or insurance payment within ten (10) days after the due date thereof (no additional grace or notice period being applicable thereto) shall constitute an Event of Default under this Agreement. If Borrower is required to open a Tax Escrow Account pursuant to the terms of this Agreement, in connection therewith Borrower shall execute and deliver a so-called “Deposit Account Control Agreement” with respect to the Tax Escrow Account in substantially the form required by Citizens at that time.

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9.4            Conduct of Business; Compliance with Law. Borrower shall engage solely in the ownership and operation of the Property and related activities, and will not enter into any new ventures, or undertake any new Investments, or any new business dealings which do not directly relate to the ownership and operation of the Property, without the Required Lenders' express prior written consent in each instance. As an express inducement to Lenders to make and maintain the Loan, the Borrower agrees that at all times prior to payment and satisfaction of all Obligations, the Borrower shall be and remain a Bankruptcy Remote Entity. Borrower shall operate the Property and conduct its affairs in a lawful manner and in substantial compliance with all Legal Requirements applicable thereto including without limitation all applicable provisions of ERISA.

9.5            Insurance. Borrower shall at all times maintain in full force and effect the insurance coverages set forth in Exhibit C of this Agreement and shall cause Agent to be designated as mortgagee/loss payee and as additional insured in accordance with the requirements of Exhibit C. All insurance premiums shall be paid in advance not less than ten (10) days prior to the due dates thereof, and Agent shall be provided with evidence of such prepayment of insurance premiums prior to closing and thereafter at least thirty (30) days prior to each date on which the coverage may lapse for non-payment or otherwise or replacement of such coverages. If Borrower fails to provide and pay for such insurance and deliver to Agent evidence of such payment within five (5) days of the demand for same by Agent, Agent may, at Borrower's expense, procure the same, but Agent shall not be required to do so.

9.6            Restrictions on Liens, Transfers and Additional Debt

9.6.1         Prohibited Transactions. Except for Permitted Transactions, the Borrower shall not:

(a)          create or incur, or suffer to be created or incurred, or to exist, any encumbrance, mortgage, deed of trust, pledge, lien, charge or other security interest of any kind, or any negative pledge of any kind, upon any of its assets of any character, whether or not related to the Property, or any portion thereof, whether now owned or hereafter acquired or upon the proceeds or products thereof;

(b)          create or incur any Indebtedness, whether secured or unsecured, either directly or as a guarantor, except for the Loan and Permitted Additional Debt;

(c)          issue any ownership interests in addition to those specified in Exhibit A, or issue any rights or instruments that are convertible into any such additional ownership interests;

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(d)          permit any sale, transfer, exchange, assignment or pledge of or grant of any security interest in (i) any ownership interests in Borrower or (ii) any Distributions on account of any such ownership interests or any proceeds thereof;

(e)          sell, lease, convey, transfer or exchange any of its material assets of any character, whether or not related to the Property, or any portion thereof, whether now owned or hereafter acquired; or

(f)          permit any Person to create or incur any Indebtedness, whether secured or unsecured, either directly or as a guarantor, which is in any way recourse (whether directly, indirectly, absolutely or contingently) to Borrower or to any assets that are owned by Borrower.

9.6.2        Permitted Transactions. The term “Permitted Transactions” shall mean Permitted Transfers, Permitted Additional Debt, Permitted Title Exceptions and Approved Leases.

9.6.3        Permitted Transfers. The term “Permitted Transfers” shall mean:

(a)          the Security Documents and other agreements in favor of Agent on behalf of the Lenders;

(b)          transactions, whether outright or as security, for which the Required Lenders' prior written consent has been obtained, which consent may be withheld, granted or granted conditionally, subject to such protective and other conditions as the Required Lenders may require in their sole and absolute discretion;

(c)          sales or dispositions in the ordinary course of business of worn, obsolete or damaged items of personal property or fixtures which are suitably replaced if needed; and

(d)          the transfer, issuance, sale, trade, or barter of any direct or indirect ownership interests in shares or stock of Procaccianti Hotel REIT, Inc. (the "REIT") or interests in the Member (including, without limitation, any direct or indirect interest in the same, including options, warrants, membership interests, profit interests or the issuance of any rights or instruments that are convertible into any such shares or interests). Notwithstanding the foregoing, at all times: (i) James A. Procaccianti and his Affiliates shall continue to own, in the aggregate, directly or indirectly, not less than fifty-one percent (51%) of the Class A Shares of the REIT; (ii) each of James A. Procaccianti and Gregory D. Vickowski shall be an officer and director of the REIT; (iii) the REIT shall maintain an advisory agreement pursuant to which Procaccianti Hotel Advisors, LLC, a Delaware limited liability company (“PH Advisor”), operates, directs and supervises the operations and administration of the REIT and its investments, subject to and in accordance with such advisory agreement, which advisory agreement shall be in substantially similar form to the Amended and Restated Advisory Agreement dated as of August 2, 2018 by and between the REIT, the Member, and PH Advisor; and (iv) PH Advisor shall continue to be under common Control with the Guarantor. Any failure to satisfy the conditions set forth in clauses (i) through (iv) of the immediately preceding sentence shall be deemed a material breach of this Section 9.6.3(d).

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Borrower agrees and acknowledges that any Permitted Transfer made pursuant to Section 9.6.3(b) above is subject to the disclosure requirements that are described in Section 17.26 below.

9.6.4         Permitted Additional Debt. The term “Permitted Additional Debt” shall mean:

(a)          Indebtedness, whether secured or unsecured, for which the Required Lenders' prior written consent has been obtained, which consent may be withheld, granted or granted conditionally subject to such protective and other conditions as the Required Lenders may require in their sole and absolute discretion;

(b)          unsecured Indebtedness (excluding borrowed funds) which is incurred in the ordinary course of business of operating the Property for Operating Expenses and which is payable without interest if paid by the applicable due date;

(c)          Inter-Company Loans (i) which are fully subordinated to the payment and performance of all Obligations, (ii) which are unsecured, and (iii) with respect to which (x) Agent and the obligee have entered into a written Subordination Agreement; and (y) Required Lenders' prior written consent has been obtained, which consent may be withheld, granted or granted conditionally subject to such protective and other conditions as Required Lenders may require in their sole and absolute discretion;

(d)          any tax, assessment, charge, levy or claim which is not yet delinquent or which is being contested as described in Section 10.1.1 provided that Borrower is in compliance with the terms of Section 10.1.1;

(e)          Indebtedness which ordinarily will be passed through to and paid by the tenants of the Property incurred in the ordinary course of operating the Property;

(f)          purchase money Indebtedness or equipment lease obligations incurred in the ordinary course of business of operating the Property which do not exceed $250,000 in the aggregate at any one time;

(g)          Indebtedness arising pursuant to any Hedging Contracts now or hereafter entered into by Borrower with Citizens (or with any Affiliate of Citizens Financial Group, Inc.) in connection with the Loan;

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(h)          Indebtedness arising pursuant to or in connection with Borrower's obligations as landlord under Approved Leases; and

(i)          Indebtedness arising pursuant to Permitted Title Exceptions.

9.6.5         Additional Funds. All funds required for the Property (including any funds required for Acquisition Costs, capital expenditures and leasing costs) in excess of those available from the Loan, shall be provided by Borrower.

9.6.6         Right to Accelerate Loan. The Loan shall become due and payable in full, and the Required Lenders shall have the right to direct Agent to accelerate the Loan and declare an Event of Default, at the option of the Required Lenders, upon any breach or violation of the provisions of this Section 9.6, provided, however, except for a voluntary conveyance, mortgage, deed of trust or lien (as to which no notice or grace periods shall be applicable), a Default under this Section 9.6 shall be subject to the grace or notice periods provided in Section 11.1.4 or 11.2.4, whichever is shorter.

9.6.7         Required Lenders' Options. Subject to Section 17.17(a), Required Lenders may, at their option, in lieu of causing Agent to accelerate the Loan, and in their sole and absolute discretion, agree to waive compliance with the provisions of this Section 9.6 in any instance upon compliance with such terms and conditions as Required Lenders may impose, including, without limitation, the payment of a material fee and an increase in the interest rate and other terms of the Loan. Except for Permitted Transfers, Required Lenders may grant or withhold, or conditionally grant, their consent to any proposed transfer in their sole and absolute discretion.

9.7           Limits on Guaranties; No Improper Distributions.

9.7.1       No Guaranties. The Borrower shall not guaranty the obligations of any Person.

9.7.2       No Improper Distributions. Borrower shall not make any payment or Distribution of money or property (in any form) if such payment or Distribution would constitute an Improper Distribution.

9.8           Restrictions on Investments. Borrower shall not make or permit to exist any direct or indirect Investment in:

(a)           any real property other than the Property; or

(b)           any tangible personal property other than that acquired in the ordinary course of Borrower's present business in connection with owning, managing and operating the Property.

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9.9           Indemnification Against Payment of Brokers' Fees. Borrower agrees to defend, indemnify and save harmless Agent and Lenders from and against any and all liabilities, damages, penalties, costs, and expenses, relating in any manner to any brokerage or finder's fees in respect of the Loan.

9.10         Environmental Indemnity Obligations. Borrower and Guarantor have executed and delivered to Agent an Environmental Indemnity Agreement (the “Environmental Indemnity Agreement”) pursuant to the terms of which Borrower and Guarantor have jointly and severally agreed to pay and perform their therein specified obligations with respect to environmental matters and to indemnify and hold Agent and Lenders harmless with respect to such environmental matters. All obligations of Borrower and Guarantor under the Environmental Indemnity Agreement are herein collectively defined as the “Environmental Indemnity Obligations”. The Environmental Indemnity Obligations shall survive the foreclosure (or the acceptance of a deed-in-lieu of foreclosure) and/or discharge of the Mortgage and shall for all purposes be deemed to be an Obligation and shall be fully secured by all of the other Security Documents.

9.11         No Dissolution, Merger or Acquisition. Borrower shall not dissolve or liquidate, or merge or consolidate with, or otherwise acquire all or substantially all of the assets of, any other Person, or enter into any merger or consolidation agreements.

9.12         Contracts of a Material or Significant Nature. Except for contracts otherwise complying with this Agreement and contracts incident to the routine operation of the Property such as utilities, insurance and maintenance, Borrower shall not enter into any other contracts, agreements or purchase orders which would involve the expenditure, in the aggregate in any one year, of any amounts in excess of the amounts contemplated by the then effective Property budget without, in each case, the Agent's prior written consent, which consent shall not be unreasonably withheld or delayed, but which consent may be conditioned upon a demonstration by Borrower to the Agent's reasonable satisfaction that the contract, agreement or purchase order is reasonable and that Borrower has adequate resources to pay and perform the same.

9.13         Management of the Property.

(a)          Borrower shall cause Tenant to cause Hotel Manager to manage the Property in accordance with the Hotel Management Agreement and the Franchise Agreement. Borrower shall cause Tenant to (a) diligently perform and observe all of the terms, covenants and conditions of the Hotel Management Agreement on the part of Tenant to be performed and observed, (b) promptly notify Agent of any notice to Tenant of any default by Tenant in the performance or observance of any of the terms, covenants or conditions of the Hotel Management Agreement on the part of Tenant to be performed and observed, and (c) promptly notify Agent of any default by Hotel Manager in the performance or observance of any of the terms, covenants or conditions of the Hotel Management Agreement on the part of Hotel Manager to be performed and observed.

(b)          Borrower shall not permit Tenant to surrender, terminate, cancel, modify, renew or extend the Hotel Management Agreement or enter into any other agreement relating to the management or operation of the Property with Hotel Manager or any other Person, or consent to the assignment by the Manager of its interest under the Hotel Management Agreement, in each case without the express consent of Agent.

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9.14         Pay Indebtedness and Perform Obligations. Borrower shall:

(a)          make full and timely payment when due of all amounts owed by the Borrower to the Agent and/or the Lenders, whether now existing or hereafter arising;

(b)          duly comply with all of the terms and covenants contained in each of the Loan Documents; and

(c)          subject to the terms of Section 10.1 below, duly comply with all applicable provisions of all other agreements, indentures, leases, contracts and other documents binding upon the Borrower;

all at the times (and in any case prior to the expiration of any applicable grace periods) and places and in the manner set forth therein.

9.15         Deposit of Proceeds; Bank Accounts.

(a)          Borrower shall maintain all of its checking, depository and other “bank” accounts with Agent. All cash proceeds resulting from the operations of Borrower and of the Property shall be deposited in one or more segregated deposit accounts at Agent.

(b)          Agent and Lenders are hereby authorized, on or after the due date, to charge such accounts, or any other deposit account of Borrower at Agent or at any Lender, with the amount of all payments due under this Agreement, the Notes or the other Loan Documents. The failure of Agent or any Lender to so charge any such account shall not affect or limit Borrower's obligation to make any required payment.

9.16         Place for Records; Inspection. Borrower shall maintain all of its business records at the address specified at the beginning of this Agreement. Upon two (2) Business Days' prior notice and at reasonable times during normal business hours Agent shall have the right (through such agents or Consultants as Agent may designate) to examine Borrower's property and make copies of and abstracts from Borrower's books of account, correspondence and other records, it being agreed that Lenders shall use reasonable efforts to not divulge information obtained from such examination to others except in connection with Legal Requirements and in connection with administering the Loan, enforcing their rights and remedies under the Loan Documents and in the conduct, operation and regulation of their banking and lending businesses (which may include, without limitation, the transfer of the Loan or of participation interests therein). Any transferee of the Loan or any holder of a participation interest in the Loan shall be entitled to deal with such information in the same manner and in connection with any subsequent transfer of its interest in the Loan or of further participation interests therein.

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9.17         Costs and Expenses. Borrower shall pay all actual and reasonable costs and expenses incurred by Agent (whether prior or subsequent to the date hereof and regardless of whether an Event of Default exists) in connection with (a) the negotiation, preparation, execution, delivery, administration (to the extent imposed by Agent on similarly situated borrowers or under mortgage loans similar in type and amount to the Loan), modification, amendment or waiver of, or consent under, any provision of this Agreement, any of the other Loan Documents or any of the other documents to be delivered hereunder or thereunder, (b) the closing or administration of the Loan, (c) any Default or alleged Default hereunder, (d) the exercise or defense of any right or remedy of Agent or any Lender, or the enforcement of any obligations of Borrower, under this Agreement or any other Loan Document and (e) to the extent imposed by Agent on similarly situated borrowers or under mortgage loans similar in type and amount to the Loan, the syndication of the Loan; including in each case, without limitation, all reasonable fees and expenses associated with travel and all reasonable fees and expenses of legal counsel (including outside legal counsel but excluding costs of in-house legal counsel), accountants, appraisers, engineers, surveyors and consultants retained by Agent with respect thereto and with respect to advising Agent as to its rights and obligations under this Agreement and the other Loan Documents. Additionally, if an Event of Default occurs, Borrower shall pay all costs and expenses incurred by Agent and any of the Lenders (including, without limitation, the reasonable fees and expenses of legal counsel, including outside legal counsel but excluding costs of in-house legal counsel) in connection with the restructuring or enforcement (whether through negotiation, collection, bankruptcy, insolvency or other enforcement proceedings or otherwise) of this Agreement and the other Loan Documents and the collection of the Loan, including, without limitation, any costs incurred in connection with any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon any of the Collateral. Additionally, Borrower shall pay all costs and expenses incurred by Agent and any of the Lenders (including, without limitation, the reasonable fees and expenses of legal counsel, including outside legal counsel but excluding costs of in-house legal counsel) in connection with any litigation, contest, dispute, suit, proceeding or action brought against Agent or any Lender by any third party relating in any way to the Property or any of the other Collateral, this Agreement or any of the other Loan Documents or Borrower's affairs. Additionally, if any taxes (excluding taxes imposed upon or measured by the net income of Agent or Lenders but including, without limitation, any stamp or documentary taxes or any other excise or property taxes, note or mortgage taxes and all revenue stamps) shall be payable on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents, or the creation of any of the Obligations hereunder, by reason of any existing or hereafter enacted federal or state statute, Borrower will pay all such taxes, including, but not limited to, any interest and penalties thereon, and will indemnify and hold Agent and Lenders harmless from and against liability in connection therewith. Additionally, Borrower shall pay all recording, filing, title insurance and related costs reasonably incurred by Agent in connection with the Loan. All amounts payable by Borrower pursuant to this Section 9.17 shall be due and payable ten (10) days after written demand to Borrower (which demand shall include invoices for such amounts). All such amounts shall be additional Obligations under this Agreement and shall be secured by the Security Documents and the Collateral. All such amounts shall bear interest at the Applicable Interest Rate (or, if applicable, the Default Rate).

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9.18         Compliance with Legal Requirements. Borrower shall comply in all material respects with all Legal Requirements applicable to the Property, Borrower, or both. Borrower shall obtain and keep in force any and all Licenses and Permits, franchises, or other governmental authorizations necessary to the ownership of its material assets or to the conduct of a material portion of its business. Borrower shall at all times keep and maintain all of its assets in compliance with, and shall not cause or permit any of the same to be in material violation of, any applicable Environmental Legal Requirements.

9.19         General Indemnity. Borrower shall indemnify, protect, and hold Agent, any Agent-Related Person, Lenders and their respective parents, subsidiaries, directors, officers, employees, representatives, agents, successors, assigns, and attorneys (collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, fees, actions, causes of action, judgments, suits, claims, costs, expenses (including, without limitation, actual and reasonable attorneys' fees and legal expenses whether or not suit is brought and settlement costs), and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Indemnified Parties, in any way relating to or arising out of the Property, the Loan, the Collateral, the Loan Documents or any of the transactions contemplated therein (collectively, the “Indemnified Liabilities”), to the extent that any of the Indemnified Liabilities results, directly or indirectly, from any claim made or action, suit, or proceedings commenced by or on behalf of any Person other than the Indemnified Parties or Borrower. Notwithstanding the foregoing, an Indemnified Party shall not be entitled to indemnification in respect of claims arising from acts of its own gross negligence or willful misconduct to the extent that such gross negligence or willful misconduct is determined by the final judgment of a court of competent jurisdiction, not subject to further appeal, in proceedings to which such Indemnified Party is a proper party. The provisions of and undertakings and indemnification set forth in this paragraph shall survive the satisfaction and payment of the Obligations and termination of this Agreement. To the extent that the foregoing undertaking by the Borrower may be unenforceable for any reason, Borrower shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable Law.

9.20         Leasing Matters.

9.20.1      Intentionally Omitted.

9.20.2      Agent’s Approval Required.

(a)           Borrower shall be at liberty to renew, modify, amend, terminate or take other actions with respect to existing leases, or enter into new leases, of premises within the Property on commercially reasonable terms and conditions, except that the Agent’s prior written consent shall be required with respect to any such new lease. Agent shall not unreasonably withhold, delay or condition its consent to any such requested termination, deviation or other action so long as the request is consistent with then existing market conditions. To the extent requested by Agent, Agent shall be provided, within ten (10) Business Days following execution thereof, with a full and complete copy of each permitted lease and any permitted renewal, amendment or modification thereof.

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(b)          Any lease, renewal, or modification or amendment of lease which has been so approved by the Agent and, if so requested by the Agent as to which the tenant has executed an SNDA Agreement, an estoppel certificate, or both, in each case in form reasonably acceptable to Agent, shall be an “Approved Lease”.

9.20.3     Borrower's Requests. Any request by Borrower for an approval from Agent with respect to leasing matters shall be sent to Agent and shall be accompanied, by the following: (a) for a new lease, an executive summary of the terms and conditions of any proposed lease, and, if applicable, any proposed guaranty; (b) an economic analysis of any proposed lease, (c) if requested by Agent, a complete copy of the proposed lease or amendment or modification thereof complete with all applicable schedules and exhibits; (d) if requested by Agent, for a new lease, a complete copy of any proposed guaranty; (e) if requested by Agent (as to new leases or amendments or modifications to existing leases involving material economic changes, and as to proposed sub-lets or assignments), comprehensive financial information with respect to the proposed tenant and, if applicable, the proposed guarantor; and (f) an executive summary of the facts and conditions relating to any proposed termination of lease.

9.20.4       Lenders' Response.

(a)          Intentionally omitted.

(b)          Agent shall act on requests from Borrower for any approval under Section 9.20.2 in a commercially reasonable manner and, in any event, Agent shall respond to any such request within ten (10) Business Days following Agent’s receipt thereof. Agent’s response may consist of an approval or disapproval of the request, or a conditional approval thereof subject to specified conditions, or a request for further data or information, or any combination thereof. In order to expedite the processing of requests for such approvals, Borrower agrees to provide Lenders with as much advance information as is possible in a commercially reasonable manner in advance of Borrower's formal request for an approval. Agent’s failure to respond to any request for any approval under Section 9.20.2 within ten (10) Business Days following Agent’s receipt thereof, shall be deemed to be its disapproval of such request.

9.20.5      SNDAs and Estoppels. Agent shall have the right to require Borrower to cause each tenant and subtenant to execute and deliver to Agent (a) a subordination, non-disturbance of possession and attornment agreement (“SNDA Agreement”) in form, content and manner of execution reasonably acceptable to Agent, and (b) from time to time, an estoppel certificate in form and manner of execution reasonably acceptable to Agent. In addition, upon the execution of any new Approved Lease and upon Borrower's request, Agent shall execute and deliver an SNDA Agreement with such new tenant or subtenant.

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9.21         Intentionally Omitted.

9.22         Tenant Security Deposits. Upon Agent's written demand at any time during the continuance of any Event of Default, Borrower will transfer to Agent all tenant and subtenant security deposits and other refundable deposits held by Borrower or by the Hotel Manager, which tenant and subtenant security deposits and other refundable deposits will be held and applied by Agent in accordance with applicable Law and the applicable leases or other agreements.

9.23         Audits. Agent, upon request of the Required Lenders, may from time to time, upon notification to Borrower, conduct an audit of any and all collateral and all books and records of Borrower, and all costs of one (1) audit per calendar year shall be reimbursed by Borrower within thirty (30) days after the notification by Agent to Borrower of the completion of such audit.

9.24         Filings. Borrower shall file all federal, state and local tax returns and other reports Borrower is required by Law to file.

9.25         Certain Expenses. Borrower shall pay to Agent and/or Lenders, upon demand therefor, any and all reasonable fees, costs or expenses which Agent and/or Lenders pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to Borrower, or to any other Person on behalf of Borrower, any proceeds of the Loan and (ii) the depositing for collection of any check or item of payment received by or delivered to Agent and/or Lenders on account of the Obligations.

9.26         Compliance with ERISA. Borrower shall (i) at all times make prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to each ERISA Plan; (ii) promptly after the filing thereof, furnish to Agent copies of any annual report required to be filed pursuant to ERISA in connection with each ERISA Plan and any other employee benefit plan of Borrower subject to ERISA; (iii) notify Agent as soon as practicable of any Reportable Event and of any additional act or condition arising in connection with any ERISA Plan which Borrower believes might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States district court of a trustee to administer such ERISA Plan; and (iv) furnish to Agent, promptly upon Agent's request therefor, such additional information concerning any ERISA Plan or any other such employee benefit plan as may be reasonably requested.

9.27         Records and Books. Borrower shall keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all of its financial transactions.

9.28         Further Assurances. Borrower shall, at Agent's request, promptly execute and deliver or cause to be executed and delivered to Agent any and all documents, instruments and agreements reasonably deemed necessary by Agent to perfect or to continue the perfection of Agent's liens or otherwise to give effect to or carry out the terms or intent of this Agreement or any of the other Loan Documents.

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9.29         Borrower Cooperation with Sell Down. Borrower agrees that it will assist Agent in achieving timely sales of portions of the Loan (whether via syndication or the sale of participation interests), which assistance will be accomplished by a variety of means including direct contact between senior officers and advisers of the Borrower and any proposed participants or new Lenders. Borrower shall provide, and shall cause its advisers to provide, all reasonable information reasonably requested by Agent in order to accomplish such a sale or sales of interests in the Loan. In connection with the above, Borrower will not be required to make any certifications not otherwise provided for in this Agreement and Borrower will not be required to incur any material expense.

9.30         Substitute Notes. In connection with the closing of the Loan, Borrower is executing and delivering to Agent one Note in the principal amount of $17,836,000.00. Thereafter, Borrower shall execute such replacement and substitute Notes (the “Substitute Note(s)”) as may be requested by Agent or Agent and any Lender from time to time to facilitate the issuance of individual Notes to each of the Lenders or the assignment by a Lender of all or part of its rights and obligations under this Agreement, provided, however, such Substitute Note(s) shall in the aggregate total the amount of the Note being replaced, and upon delivery of a Substitute Note, the Agent or Lender in question shall conspicuously mark the face of the Note being substituted with the following legend: “THIS NOTE HAS BEEN RENEWED AND SUBSTITUTED” and promptly return same to Borrower.

9.31         New Places of Business. Borrower shall not transfer its principal place of business or chief executive office without at least thirty (30) days prior written notice to Agent.

9.32         New Name or State of Organization; Fictitious Names. Borrower shall not change its name or jurisdiction of organization or use any fictitious name or “d/b/a” except upon thirty (30) days prior written notice to Agent and after the filing by Agent of UCC Financing Statements, in form and substance satisfactory to Agent to perfect or continue the perfection of Agent's liens and security interests.

9.33         Margin Stock. Borrower shall not own, purchase or acquire (or enter into any contract to purchase or acquire) any “margin security”, as defined by any regulation of the Federal Reserve Board as now in effect or as the same may hereafter be in effect.

9.34         Fiscal Year. Borrower shall not change its fiscal year.

9.35         No Modification of Inter-Company Loans. Borrower shall not (a) amend, modify or terminate any document governing, evidencing or otherwise related to any Inter-Company Loan in any way that creates any change that conflicts with the relevant Subordination Agreement or this Agreement, or (b) make any payment under any Inter-Company Loan in a manner that is inconsistent with the terms of the applicable Subordination Agreement or of Section 9.7.2 of this Agreement.

9.36         Lost Notes, etc. Upon receipt of an affidavit of an officer of any Lender as to the loss, theft, destruction or mutilation of any Note (or of any other Loan Document which is not of public record), Borrower will issue, in lieu thereof, a replacement Note or replacement other Loan Document in the same principal amount and otherwise of like tenor and identical in all respects.

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9.37          Prohibited Transactions. Borrower shall not take any action, or fail to take any action, if such action or failure to act would cause the execution, delivery and performance of the Loan Documents or the borrowing of any Loan Proceeds to involve any Prohibited Transaction.

9.38          Accounting Method. Borrower shall not make or consent to a material change in its method of accounting (including, without limitation, the basis of application of GAAP) or in its tax elections under the Code, as applicable, without, in each case, the prior written consent of Agent which consent shall not be unreasonably withheld.

9.39          Subordinated Indebtedness. Borrower shall not make any payment on any Indebtedness subordinated to the Loan in violation of any Subordination Agreement or other agreement relating thereto.

9.40          Transactions with Affiliates. Borrower shall not enter into, or be a party to, any transaction with any Affiliate (including, without limitation, transactions involving the purchase, sale or exchange of property, the rendering of services or the sale of stock) except in the ordinary course of business pursuant to the reasonable requirements of the Borrower and upon fair and reasonable terms no less favorable to the Borrower than Borrower would obtain in a comparable arm's-length transaction with a person other than an Affiliate.

9.41          Construction and Completion. Borrower shall promptly commence and diligently pursue to completion all work set forth in the capital expenditures budget attached hereto as Exhibit H (the “Approved Capital Expenditures Budget”). Without limiting the foregoing, all work required to be completed by Borrower pursuant to any so-called “Property Improvement Plan” now or hereafter entered into by Borrower and the franchisor under the Franchise Agreement shall be completed when required in accordance with the terms thereof. Borrower shall promptly correct and remedy any defects or deficiencies in construction of capital improvements or tenant improvements or any future repairs, restorations, reconstructions or modifications thereto.

9.42          Interest Rate Protection Agreements. If at any time Borrower shall enter into any Interest Rate Protection Agreement with any Person, Borrower shall (a) deliver a copy of such Interest Rate Protection Agreement (including all confirmations and schedules related thereto) to Agent within five (5) days after Borrower's execution thereof, and (b) execute and deliver to Agent such additional documents as Agent may reasonably require in order to assign all of Borrower's rights under any such Interest Rate Protection Agreement to Agent as additional security for the payment and performance of Borrower's Obligations.

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9.43          Controlled Substances. Without limiting the provisions of Section 9.4, Borrower shall not suffer or permit any tenant under any lease to violate any Laws affecting the Property, including the Controlled Substances Act or the Civil Asset Forfeiture Reform Act. Upon learning of any conduct contrary to this Section, Borrower shall promptly take all actions reasonably expected under the circumstances to terminate any such use of the Property, including: (a) to give timely notice to an appropriate law enforcement agency of information that led Borrower to know such conduct had occurred, and (b) in a timely fashion to revoke or make a good faith attempt to revoke permission for those engaging in such conduct to use the Property or to take reasonable actions in consultation with a law enforcement agency to prevent the illegal use of the Property.

9.44          Updated Appraisals. Agent shall have the right to obtain a new or updated appraisals of the Property from time to time, and Borrower shall cooperate with Agent in this regard. Any such new or updated appraisals shall be at Lenders' expense unless otherwise provided in this Agreement or unless an Event of Default exists, in which case Borrower shall pay for any such new or updated appraisals.

9.45          No Amendment of Limited Liability Company Agreement. The Borrower’s limited liability company agreement shall not be amended in any material respect without the prior written consent of Agent, which consent shall not be unreasonably withheld.

9.46          License and Permit Transfers. In the event that Agent exercises its right to foreclose any of the Security Documents, Borrower shall fully cooperate with Agent (and/or any purchaser at any foreclosure sale) to cause the transfer of any and all Licenses and Permits required for the operation of the Property to the purchaser at any such foreclosure sale or their nominee.

9.47          Required Interest Rate Protection Agreement.

(a)            Borrower shall at all times during the Term maintain a Required Interest Rate Protection Agreement in full force and effect. Prior to the expiration of any Required Interest Rate Protection Agreement, Borrower shall purchase a replacement Required Interest Rate Protection Agreement so that Borrower shall maintain a Required Interest Rate Protection Agreement in full force and effect at all times. If Borrower fails to purchase any such Required Interest Rate Protection Agreement, Agent may, at its option, purchase a Required Interest Rate Protection Agreement that is acceptable to Agent and, in any such case, Borrower shall pay to Agent, on demand, all costs incurred by Agent in connection therewith, together with interest on such amount at the Default Rate. Borrower shall not terminate, consent to a termination or agree to any amendment to any Required Interest Rate Protection Agreement without the prior written consent of Agent in each instance.

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(b)            Borrower shall comply with all of its obligations under the terms and provisions of any Required Interest Rate Protection Agreement. Borrower shall take all actions reasonably requested by Agent to enforce Agent’s rights under any Required Interest Rate Protection Agreement in the event of a default by the Counterparty and Borrower shall not waive, amend or otherwise modify any of its rights thereunder. Borrower shall not (i) without the prior written consent of Agent, modify, amend or supplement the terms of any Required Interest Rate Protection Agreement, (ii) without the prior written consent of Agent, cause the termination of any Required Interest Rate Protection Agreement prior to its stated maturity date, (iii)  without the prior written consent of Agent, waive or release any obligation of the Counterparty (or any successor or substitute party to any Required Interest Rate Protection Agreement) under any Required Interest Rate Protection Agreement, (iv) without the prior written consent of Agent, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to any Required Interest Rate Protection Agreement) which, without such consent or agreement, would constitute a default under such Required Interest Rate Protection Agreement, (v) fail to exercise promptly and diligently each and every material right which it may have under any Required Interest Rate Protection Agreement, (vi) take or omit to take any action or suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under any Required Interest Rate Protection Agreement or any defense by the Counterparty (or any successor or substitute party to any Required Interest Rate Protection Agreement) to payment or (vii) fail to give prompt written notice to Agent of any notice of default given or received by Borrower under or with respect to any Required Interest Rate Protection Agreement, together with a complete copy of any such notice.

(c)            If for any reason the Counterparty’s rating shall fall below the Minimum Counterparty Rating, Borrower shall within ten (10) Business Days following receipt of notice thereof from Agent, procure a new interest rate protection product from a counterparty having a rating equal to the Minimum Counterparty Rating in the form of the Required Interest Rate Protection Agreement and Borrower shall pledge same to Agent pursuant to an assignment of interest rate protection agreement in the form of the Assignment of Interest Rate Protection Agreement or such other assignment form as is then generally utilized by Agent and accompanied by an opinion letter from counsel to such new Counterparty in form and substance reasonably satisfactory to Agent. The provisions of this subsection (b) shall not be applicable if the Counterparty is Agent or an Affiliate of Agent.

9.48          Certain Operating Lease Covenants. Borrower further covenants and agrees with Agent as follows:

(a)            Borrower shall not, without Agent’s prior consent: (i) surrender, terminate or cancel the Operating Lease; (ii) reduce or consent to the reduction of the term of the Operating Lease; (ii) increase or consent to the increase of the amount of any rent or other charges under the Operating Lease; or (iii) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under the Operating Lease in any material respect; and

(b)            Borrower shall: (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Operating Lease and do all things necessary to preserve and to keep unimpaired its rights thereunder; (ii) promptly notify Agent of any default under the Operating Lease of which it is aware; and (iii) promptly deliver to Agent a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by Borrower under the Operating Lease.

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9.49          Certain Hotel/Franchise Agreement Covenants. Borrower further covenants and agrees with Agent as follows:

(a)            Borrower shall not, without Agent’s prior consent permit the Tenant to: (i) surrender, terminate or cancel the Franchise Agreement; (ii) change the brand or “flag” set forth in the Franchise Agreement; (iii) reduce or consent to the reduction of the term of the Franchise Agreement; (vi) increase or consent to the increase of the amount of any charges under the Franchise Agreement; or (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under the Franchise Agreement in any material respect;

(b)            Borrower shall not permit Tenant to, without Agent’s written consent, enter into transactions with any affiliate, including, without limitation, any arrangement providing for the managing of the Property, the rendering or receipt of services or the purchase or sale of inventory, except any such transaction in the ordinary course of business of Tenant if the monetary or business consideration arising therefrom would be substantially as advantageous to Tenant as the monetary or business consideration that would obtain in a comparable transaction with a Person not an Affiliate of Tenant;

(c)            Borrower and Tenant shall cause the Property to be operated pursuant to the Franchise Agreement;

(d)            Borrower shall cause Tenant to:

(i)          promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Franchise Agreement and do all things necessary to preserve and to keep unimpaired its rights thereunder;

(ii)         promptly notify Agent of any default under the Franchise Agreement of which it is aware;

(iii)        promptly deliver to Agent a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by Master Tenant under the Franchise Agreement; and

(e)            promptly enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the franchisor under the Franchise Agreement.

10.	SPECIAL PROVISIONS.

10.1          Right to Contest.

10.1.1       Taxes and Claims by Third Parties. Notwithstanding the provisions of Section 9.3 which obligate Borrower to pay taxes and other obligations to third parties when due, it is agreed that any tax, assessment, charge, levy, claim or obligation to a third party (expressly excluding an obligation created under the Loan Documents) need not be paid while the validity or amount thereof is being contested currently, diligently and in good faith by appropriate proceedings and if Borrower has adequate unencumbered (except in favor of Agent) cash reserves with respect thereto or if Borrower has fully bonded such claim, and provided that such contest does not create a default by landlord under any lease assigned to Agent; and provided, further, that Borrower shall pay all taxes, assessments, charges, levies or obligations: (a) immediately upon the commencement of proceedings to enforce any lien which may have attached as security therefor, unless such proceeding is stayed by proper court order pending the outcome of such contest; and (b) as to claims for labor, materials or supplies, prior to the imposition of any lien on the Property unless the lien is discharged or bonded as set forth in Section 11.1.4.

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10.1.2       Legal Requirements. Borrower may contest any claim, demand, levy or assessment under any Legal Requirements by any Person if: (a) the contest is based upon a material question of law or fact raised by Borrower in good faith; (b) Borrower properly commences and thereafter diligently pursues the contest; (c) the contest will not materially impair the ability to ultimately comply with the contested Legal Requirement should the contest not be successful and the conduct of the contest will not materially interfere with the landlord's ability to obligate all tenants and other occupants to pay all Rents and other charges without offset; (d) Borrower demonstrates to the Agent's reasonable satisfaction that Borrower has the financial capability to undertake and pay for such contest and any corrective or remedial action then or thereafter reasonably likely to be necessary; (e) no Event of Default exists; (f) in any case in which the likely cost of complying with the Legal Requirement in the event the contest is not successfully resolved, as reasonably determined by Agent, is more than $50,000, there is no reason to believe that the contest will not be resolved prior to the original Maturity Date or, if an Extended Term has become effective, prior to the applicable Extended Maturity Date; and (g) if the contest relates to an Environmental Legal Requirement, the conditions set forth in the Environmental Indemnity Agreement relating to such contest shall all be satisfied.

10.2          Debt Service Coverage Ratio, Cash Reserve Account and Required Principal Payments.

10.2.1       (a)         Commencing with the Calculation Period ending September 30, 2018 and on each other Calculation Date thereafter during the Term, Agent shall calculate the then Debt Service Coverage Ratio.

(b)          If, on any such Calculation Date occurring during the Initial Term, the Debt Service Coverage Ratio is calculated to be less than 1.25 to 1 but greater than 1.1 to 1, then within ten (10) days after written notice from Agent, Borrower shall either: (i) pay down the outstanding principal balance of the Loan to such amount as would have caused such Debt Service Coverage Ratio requirement to have been satisfied if such reduced principal balance had been in effect on such Calculation Date (the “Initial Term Required DSC Amount”), (ii) furnish to Agent an Acceptable Letter of Credit in an amount equal to the Initial Term Required DSC Amount as additional security for the Obligations, or (iii) deposit in the Cash Reserve Account all Net Cash Flow received by Borrower during the immediately preceding NCF Period and deposit in the Cash Reserve Account on or before each NCF Payment Date thereafter all Net Cash Flow received by Borrower during the immediately preceding NCF Period until such time as the Debt Service Coverage Ratio is greater than or equal to 1.25 to 1 for two (2) consecutive calendar quarters on the Calculation Date in question. If, on any Calculation Date, the Debt Service Coverage Ratio is calculated to be greater than 1.25 to 1 for two (2) consecutive calendar quarters, provided that there does not then exist any Default, upon written request from Borrower (i) Agent shall remit any funds then on deposit in the Cash Reserve Account (if any) to Borrower and (ii) Borrower shall no longer be required to deposit all Net Cash Flow in the Cash Reserve Account pursuant to this Section 10.2.1(b) as long as the Debt Service Coverage Ratio continues to be greater than or equal to the ratio that is then required pursuant to this Section 10.2.1.

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(c)          If, on any Calculation Date occurring during the First Extended Term or Second Extended Term, the Debt Service Coverage Ratio is calculated to be less than 1.3 to 1 but greater than 1.1 to 1, then within ten (10) days after written notice from Agent, Borrower shall either: (i) pay down the outstanding principal balance of the Loan to such amount as would have caused such Debt Service Coverage Ratio requirement to have been satisfied if such reduced principal balance had been in effect on such Calculation Date (the “First/Second Extended Term Required DSC Amount”), (ii) furnish to Agent an Acceptable Letter of Credit in an amount equal to the First/Second Extended Term Required DSC Amount as additional security for the Obligations, or (iii) deposit in the Cash Reserve Account all Net Cash Flow received by Borrower during the immediately preceding NCF Period and deposit in the Cash Reserve Account on or before each NCF Payment Date thereafter all Net Cash Flow received by Borrower during the immediately preceding NCF Period until such time as the Debt Service Coverage Ratio is greater than or equal to 1.3 to 1 for two (2) consecutive calendar quarters on the Calculation Date in question. If, on any Calculation Date, the Debt Service Coverage Ratio is calculated to be greater than 1.3 to 1 for two (2) consecutive calendar quarters, provided that there does not then exist any Default, upon written request from Borrower (i) Agent shall remit any funds then on deposit in the Cash Reserve Account (if any) to Borrower and (ii) Borrower shall no longer be required to deposit all Net Cash Flow in the Cash Reserve Account pursuant to this Section 10.2.1(c) as long as the Debt Service Coverage Ratio continues to be greater than or equal to the ratio that is then required pursuant to this Section 10.2.1.

(d)          If, on any Calculation Date occurring during the Third Extended Term, the Debt Service Coverage Ratio is calculated to be less than 1.35 to 1 but greater than 1.1 to 1, then within ten (10) days after written notice from Agent, Borrower shall either: (i) pay down the outstanding principal balance of the Loan to such amount as would have caused such Debt Service Coverage Ratio requirement to have been satisfied if such reduced principal balance had been in effect on such Calculation Date (the “Third Extended Term Required DSC Amount”), (ii) furnish to Agent an Acceptable Letter of Credit in an amount equal to the Third Extended Term Required DSC Amount as additional security for the Obligations, or (iii) deposit in the Cash Reserve Account all Net Cash Flow received by Borrower during the immediately preceding NCF Period and deposit in the Cash Reserve Account on or before each NCF Payment Date thereafter all Net Cash Flow received by Borrower during the immediately preceding NCF Period until such time as the Debt Service Coverage Ratio is greater than or equal to 1.35 to 1 for two (2) consecutive calendar quarters on the Calculation Date in question. If, on any Calculation Date, the Debt Service Coverage Ratio is calculated to be greater than 1.35 to 1 for two (2) consecutive calendar quarters, provided that there does not then exist any Default, upon written request from Borrower (i) Agent shall remit any funds then on deposit in the Cash Reserve Account (if any) to Borrower and (ii) Borrower shall no longer be required to deposit all Net Cash Flow in the Cash Reserve Account pursuant to this Section 10.2.1(d) as long as the Debt Service Coverage Ratio continues to be greater than or equal to the ratio that is then required pursuant to this Section 10.2.1.

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(e)          As provided in Section 9.2.3 above, if Borrower is required to deposit Net Cash Flow in the Cash Reserve Account pursuant to the terms of this Agreement, then on or prior to the 15th day of each calendar month, Borrower shall furnish to Agent, a Net Cash Flow Statement certifying Borrower’s monthly calculation of Net Cash Flow for the immediately preceding NCF Period (i.e., the preceding calendar month).

10.2.2       If on any such Calculation Date occurring during the Initial Term or during any Extended Term (if applicable), the Debt Service Coverage Ratio is calculated to be less than 1.1 to 1, then within ten (10) days after written notice from Agent, Borrower shall either (i) pay down the outstanding principal balance of the Loan to such amount as would have caused the then applicable Debt Service Coverage Ratio requirement under Section 10.2.1(b), (c), or (d) to have been satisfied if such reduced principal balance had been in effect on the Calculation Date in question or (ii) furnish to Agent an Acceptable Letter of Credit in the amount required under preceding clause (i) as additional security for the Obligations. If Borrower elects to furnish any such Acceptable Letter of Credit and thereafter the then applicable Debt Service Coverage Ratio requirement under Section 10.2.1(b), (c), or (d) shall have been satisfied for at least two (2) consecutive Calculation Periods, as long as there does not then exist any Event of Default, Agent shall, upon Borrower's written request, return such Acceptable Letter of Credit to Borrower.

10.2.3       To the extent required under Section 10.2.1 above, (a) Borrower shall establish with Citizens as depository bank, a Cash Reserve Account, (b) the Borrower shall deposit funds in the amount(s) required pursuant to Section 10.2.1 above with Citizens as depository bank, in the Cash Reserve Account, and (c) Borrower shall to the extent required herein at all times thereafter maintain and fund such Cash Reserve Account in the amount(s) required pursuant to Section 10.2.1 above. If Borrower is required to establish a Cash Reserve Account pursuant to the terms of this Agreement, in connection therewith Borrower shall execute and deliver a so-called “Deposit Account Control Agreement” with respect to the Cash Reserve Account in substantially the form reasonably required by Citizens as depository bank at that time.

10.2.4       The Cash Reserve Account shall be pledged and assigned to the Agent, for its benefit and for the benefit of the Lenders, as additional collateral for the payment and performance of the Obligations. Any Acceptable Letter of Credit furnished by Borrower pursuant to this Section 10.2 shall be held by Agent, for its benefit and for the benefit of the Lenders, as additional collateral for the payment and performance of the Obligations. Agent shall have no obligation to apply any funds in the Cash Reserve Account or any such Acceptable Letter of Credit against interest or principal payments due in connection with the Loan and any such application shall be made by Agent in the Required Lenders’ sole discretion. Any amounts remaining in the Cash Reserve Account (if any) upon repayment in full of the Loan and all other Obligations shall be released to Borrower.

10.2.5       It shall be an Event of Default if Borrower fails to make any Cash Reserve Account deposit or any principal payment or to furnish any Acceptable Letter of Credit that is required under this Section 10.2 within ten (10) days after written notice from Agent properly requesting the same.

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10.3          Reduction and Release of Repayment Guaranty.

10.3.1       Repayment Guaranty Reduction. If on any Calculation Date, the Debt Service Coverage Ratio is calculated to be greater than 1.45 to 1 and the LTV Ratio (based on the Approved Appraised Value of the Property) is determined to be less than sixty percent (60%), Borrower and Guarantor may request in writing that the “Guaranteed Principal Amount” as defined in the Guaranty be reduced to ten percent (10%) of the Maximum Commitment (the “Repayment Guaranty Reduction”). In connection with such request, Agent and Lenders agree that the “Guaranteed Principal Amount” shall be reduced in accordance with the terms of this Section 10.3.1 and the terms and conditions of the Guaranty, upon satisfaction of the following conditions:

(a)          No Default shall exist;

(b)          In connection with the calculation of the LTV Ratio for purposes of this Section 10.3.1, to the extent a new MAI appraisal of the Property shall be required pursuant to the definition of “Approved Appraised Value”, such appraisal must be in all respects satisfactory to the Required Lenders. Borrower shall pay all costs incurred in connection with obtaining any such new appraisal of the Property; and

(c)          Borrower shall have executed and/or delivered to Agent and Lenders such agreements and documents and furnished to Agent and Lenders such additional information as Agent or the Required Lenders may reasonably require incident to the Repayment Guaranty Reduction.

10.3.2.      Repayment Guaranty Release. Following any prepayment of the Loan in accordance with the terms and conditions of Section 2.5.3 hereof, in an amount sufficient to reduce the LTV Ratio (based on the Approved Appraised Value of the Property) to less than fifty-five percent (55%), Borrower and Guarantor may request in writing the release of the Guarantor’s guaranty obligations with respect to the “Guaranteed Principal Amount” as defined in the Guaranty (the “Repayment Guaranty Release”). Agent and Lenders agree that Agent is authorized to release the Guarantor’s guarantee of the “Guaranteed Principal Amount”, in accordance with the terms and conditions of the Guaranty, upon satisfaction of the following conditions:

(a)          No Default shall exist;

(b)          The Debt Service Coverage Ratio shall be equal to or greater than 1.45 to 1;

(c)          In connection with the calculation of the LTV Ratio for purposes of this Section 10.3.2, to the extent a new MAI appraisal of the Property shall be required pursuant to the definition of “Approved Appraised Value”, such appraisal must be in all respects satisfactory to the Required Lenders. Borrower shall pay all costs incurred in connection with obtaining any such new appraisal of the Property; and

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(d)          Borrower shall have executed and/or delivered to Agent and Lenders such agreements and documents and furnished to Agent and Lenders such additional information as Agent or the Required Lenders may reasonably require incident to the Repayment Guaranty Release.

10.4          Intentionally Omitted.

10.5          Tenant Letters of Credit.

10.5.1       All now or hereafter existing Tenant Letters of Credit and all proceeds thereof shall be deemed to be security for the Loan (subject to the provisions of the lease in question) and shall be deemed to be covered by and subject to the liens and security interests of the Security Documents. In this regard, Borrower does hereby pledge, assign, transfer and deliver to Agent, and Borrower does hereby grant to Agent a continuing security interest in, all now or hereafter existing Tenant Letters of Credit and all proceeds thereof. At Agent’s option, any now existing or hereafter arising Tenant Letter of Credit which is in a principal amount of $200,000 or more shall either (a) be transferred to Agent (i.e. name Agent the beneficiary thereof) and the original thereof shall be physically delivered to Agent or (b) have all proceeds of any drawing thereof be assigned and made directly payable to Agent pursuant to an agreement with the issuing bank in form reasonably satisfactory to Agent, in each case, within ten (10) Business Days after Borrower receives such Tenant Letter of Credit.

10.5.2       At all times prior to the payment in full of the Obligations, if a default shall occur under any lease that would entitle Borrower (or Agent) to draw upon any Tenant Letter of Credit securing such lease, then:

(a)          as to Tenant Letters of Credit that are in the name and possession of Borrower, Borrower shall take all actions necessary to draw upon such Tenant Letter of Credit and collect all proceeds thereof (“Tenant LC Proceeds”): (i) in accordance with Borrower’s reasonable judgment applying commercially reasonable business practices prior to the acceleration of the Loan by Agent; or (ii) at the direction of Agent after the acceleration of the Loan by Agent; and

(b)          as to Tenant Letters of Credit that are in the name and possession of Agent, (i) prior to the acceleration of the Loan by Agent, at Borrower’s written direction given in accordance with Borrower’s reasonable judgment applying commercially reasonable business practices and at Borrower’s cost and expense, Agent shall take all actions reasonably necessary to draw upon such Tenant Letter of Credit and collect all Tenant LC Proceeds, and (ii) after the acceleration of the Loan by Agent, Agent shall take such actions with respect to any such Tenant Letter of Credit as Agent in its sole discretion may deem appropriate.

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10.5.3       All Tenant LC Proceeds received by Borrower (whether prior to or after Agent's acceleration of the Loan) shall be promptly paid to Agent to be held by Agent as security for the Obligations (subject to the provisions of the lease in question) and all Tenant LC Proceeds collected by Agent shall be held by Agent as security for the Obligations (subject to the provisions of the lease in question); provided, however, as long as there does not exist any Event of Default, Borrower shall be entitled to draw upon any such Tenant LC Proceeds (and Agent and Lenders shall be obligated to release such Tenant LC Proceeds to Borrower) (a) to pay Rents or other amounts then due under the respective defaulted lease, (b) to pay tenant improvement costs and leasing commissions incurred by Borrower in connection with the re-leasing of the space covered by the defaulted lease in question to a new tenant pursuant to a new Approved Lease, and (c) to pay costs of collection in connection with the defaulted lease in question.

10.5.4       All Tenant LC Proceeds received by Agent or otherwise in Agent’s possession after Agent's acceleration of the Loan shall be held by Agent as security for the Obligations or shall be paid or applied by Agent to the Obligations or as may otherwise be deemed appropriate by Agent in its sole discretion (subject in all cases to the provisions of the lease in question).

10.5.5          Any Tenant Letter of Credit in the possession of Agent shall be returned to the respective tenant (or returned for reduction) when required by the terms of the applicable lease. Upon the repayment in full of the Loan and upon written request from Borrower, Agent will promptly deliver to Borrower any and all Tenant Letters of Credit in the possession and/or control of Agent, if any.

11.	EVENTS OF DEFAULT.

The following provisions deal with Default, Events of Default, notice, grace and cure periods, and certain rights of Agent and/or Lenders following an Event of Default.

11.1          Default and Events of Default. The term “Default” as used herein or in any of the other Loan Documents shall mean an Event of Default, or any fact or circumstance which constitutes, or upon the lapse of time, or giving of notice, or both, could constitute, an Event of Default. Each of the following events, unless cured within any applicable grace period (if any) set forth or referred to below in this Section 11.1, or in Section 11.2, shall constitute an “Event of Default”:

11.1.1       Generally. A default by Borrower in the performance of any term, provision or condition of this Agreement to be performed by Borrower, or a breach, or other failure to satisfy, any other term, provision, condition, covenant or warranty under this Agreement and such default remains uncured beyond any applicable specific grace period (if any) provided for in this Agreement, or as set forth in Section 11.2 below; or

11.1.2       Notes, Mortgage and Other Loan Documents. A default by Borrower in the performance of any term or provision of any of the Notes, or the Mortgage, or of any of the other Loan Documents, or a breach, or other failure to satisfy, any other term, provision, condition or warranty under any of the Notes, the Mortgage or any other Loan Document, and the specific grace period, if any, allowed for the default in question shall have expired without such default having been cured; or

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11.1.3       Financial Status and Insolvency.

(a)          Borrower shall: (i) admit in writing its inability to pay its debts generally as they become due as part of a general scheme to induce an involuntary bankruptcy (for the avoidance of doubt, correspondence from Borrower to Agent or any Lender outside of legal proceedings admitting insolvency or inability to pay debts as they become due will not give rise to liability pursuant to this clause (a)); (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act; (iii) make an assignment for the benefit of creditors; (iv) consent to, or acquiesce in, the appointment of a receiver, liquidator or trustee of itself or of the whole or any substantial part of its properties or assets; (v) file a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy Laws or any other applicable Law; (vi) have a court of competent jurisdiction enter an order, judgment or decree appointing a receiver, liquidator or trustee of Borrower, or of the whole or any substantial part of the property or assets of Borrower, and such order, judgment or decree shall remain unvacated or not set aside or unstayed for sixty (60) days; (vii) have a petition filed against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy Laws or any other applicable Law and such petition shall remain undismissed for sixty (60) days; (viii) have, under the provisions of any other Law for the relief or aid of debtors, any court of competent jurisdiction assume custody or control of Borrower or of the whole or any substantial part of its property or assets and such custody or control shall remain unterminated or unstayed for sixty (60) days; or (ix) have an attachment or execution levied against the Property or other material asset(s) of the Borrower which is not discharged or dissolved by payment or a bond within thirty (30) days; or

(b)          any event described in Section 11.1.3(a) shall occur with respect to the Borrower or Tenant; or

11.1.4       Liens. A lien for the performance of work, or the supply of materials, or a notice of contract, or an attachment, judgment, execution or levy is filed against any of the Land or any of the Improvements and remains unsatisfied or is not discharged or dissolved by a bond (or otherwise collateralized by Cash Collateral acceptable to the Agent) for a period of thirty (30) days after the filing thereof; or

11.1.5       Breach of Representation or Warranty. Any material representation or warranty made by Borrower or Guarantor herein or in any other instrument or document relating to the Loan or to the Property shall be materially false or misleading, or any warranty shall be materially breached; or

11.1.6       Default Under Significant Lease or Material Assigned Contract. Borrower defaults under any Significant Lease of the Improvements or any material contract assigned to Agent and such default is not cured within the grace period applicable thereto such that the tenant or contracting party obtains the right to terminate such lease or contract or to claim material damages; or

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11.1.7       Hedging Contracts. There occurs under any Hedging Contract an Early Termination Date (as defined in such Hedging Contract) resulting from (a) any event of default (after any required notice and expiration of any applicable cure period, if any) under such Hedging Contract as to which Borrower is the Defaulting Party (as defined in such Hedging Contract) or (b) any Termination Event (as defined in such Hedging Contract) under such Hedging Contract as to which Borrower is an Affected Party (as defined in such Hedging Contract); or

11.1.8       Guarantor Default. A default by Guarantor in the payment, performance or observance of any term or provision of the Guaranty or any other Loan Document to which Guarantor is a party, or the breach, or any other failure to satisfy any other term, provision, condition or warranty imposed upon the Guarantor in the Guaranty or in any other Loan Document to which it is a party; or

11.1.9       Intentionally Omitted;

11.1.10     Judgments. Any judgment for the payment of money which is not fully covered by insurance in an amount exceeding $40,000.00 is entered against Borrower or exceeding $250,000.00 is entered against Guarantor, and Borrower or Guarantor fails to satisfy or discharge the same, or cause it to be discharged or bonded to Agent's satisfaction, within thirty (30) days after the entry of such judgment; or

11.1.11     Other Defaults. If Borrower or Guarantor shall default (after giving effect to any applicable grace period) in the due and punctual payment of the principal or interest on any Indebtedness (other than the Loan) exceeding in the aggregate (i) $200,000.00 with respect to Borrower, or (ii) $400,000.00 with respect to Guarantor, or if any default shall have occurred and be continuing after any applicable grace period under any mortgage, note or other agreement evidencing, securing or providing for the creation of any such Indebtedness, which results in the acceleration of such Indebtedness or which permits, or with the giving of notice or passage of time would permit, any holder or holders of any such Indebtedness to accelerate the stated maturity thereof; or

11.1.12     Required Interest Rate Protection Agreement. Borrower fails to purchase or maintain in full force and effect any Required Interest Rate Protection Agreement or there occurs an Early Termination Date under any Required Interest Rate Protection Agreement (as defined in such Required Interest Rate Protection Agreement) resulting from any of the events identified in Section 11.1.7(a) or (b) with respect to a Required Interest Rate Protection Agreement; or

11.1.13     Operating Lease, Hotel Management Agreement, or Franchise Agreement Default. Any Loan Party defaults in the payment, performance or observance of any of its obligations under the Operating Lease, Hotel Management Agreement, or the Franchise Agreement and such default is not cured within the grace period applicable thereto (if any).

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11.2          Grace Periods and Notice. As to each of the foregoing events the following provisions relating to grace periods and notice shall apply:

11.2.1       No Notice or Grace Period. There shall be no grace period and no notice provision with respect to the payment of principal at Maturity and no grace period and no notice provision with respect to defaults related to the voluntary filing of bankruptcy or reorganization proceedings or an assignment for the benefit of creditors, or with respect to nonmonetary defaults which are not reasonably capable of being cured, or with respect to a breach of material warranty or representation under Section 8.1 (regarding Financial Information), or with respect to material breaches under Section 9.6 (Restrictions on Liens, Transfers and Additional Debt), and Section 9.7 (Limits on Guaranties; Improper Distributions). In addition, the below provisions of this Section 11.2 shall not be applicable where (a) a grace or notice period is otherwise specifically provided for or (b) it is specifically provided that no grace or notice period shall be applicable.

11.2.2       Nonpayment of Interest and Principal. As to the nonpayment of interest, and installments of principal prior to Maturity, there shall be a ten (10) day grace period without any requirement of notice from Agent or Lenders.

11.2.3       Other Monetary Defaults. All other monetary defaults shall have a ten (10) day grace period following notice from Agent, or, if shorter, a grace period without notice until ten (10) Business Days before the last day on which payment is required to be made in order to avoid: (i) the cancellation or lapse of required insurance, or (ii) a tax sale or the imposition of late charges or penalties in respect of taxes or other municipal charges.

11.2.4       Nonmonetary Defaults and Breaches of Warranties and Representations Capable of Cure.

(a)          As to nonmonetary defaults which are reasonably capable of being cured or remedied, unless there is a specific shorter or longer grace period provided for in this Agreement or in another Loan Document, there shall be a thirty (30) day grace period following written notice from Agent or, if such default would reasonably require more than thirty (30) days to cure or remedy, such longer period of time (not to exceed a total of ninety (90) days from Agent's written notice) as may be reasonably required so long as Borrower shall commence reasonable actions to remedy or cure the default within thirty (30) days following such written notice and shall diligently prosecute such curative action to completion within such ninety (90) day period. However, where there is an emergency situation in which there is danger to person or property such curative action shall be commenced as promptly as possible.

(b)          As to breaches of warranties and representations (other than those related to financial information set forth in Section 8.1) there shall be a thirty (30) day grace period following written notice from Agent.

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11.3          Certain Remedies. If an Event of Default shall occur, Agent, at the request of the Required Lenders:

11.3.1       Accelerate Obligations. Shall, by written notice to Borrower, declare the Obligations immediately due and payable provided that in the case of a voluntary petition in bankruptcy filed by Borrower, by Guarantor or by any other Loan Party or (after the expiration of the grace period if any set forth in Section 11.1.3 above) an involuntary petition in bankruptcy filed against Borrower, Guarantor or any other Loan Party such acceleration shall be automatic whereupon each Note, and all accrued fees and interest and all other Obligations, shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower;

11.3.2       Pursue Remedies. Shall pursue any and all remedies provided for hereunder, and/or under any one or more of the other Loan Documents and/or under applicable Law, as the Required Lenders shall direct. In connection therewith, the Agent shall, in accordance with the votes of the Required Lenders, exercise all remedies on behalf of and for the account of each Lender and on behalf of its respective Pro Rata Share of the Loan, its Note and the Obligations of the Borrower owing to it or any of the foregoing, including, without limitation, all remedies available under or as a result of this Agreement, the Notes or any of the other Loan Documents or any other document, instrument or agreement now or hereafter securing any Obligations without any such exercise being deemed to modify in any way the fact that each Lender shall be deemed a separate creditor of the Borrower to the extent of its Note and Pro Rata Share of the Loan and any other amounts payable to such Lender under this Agreement and/or any of the other Loan Documents and the Agent shall be deemed a separate creditor of the Borrower to the extent of any amounts owed by the Borrower to the Agent; and

11.4          Written Waivers. If a Default or an Event of Default is waived by the Required Lenders, in their sole discretion, pursuant to a specific written instrument executed by authorized officers of Required Lenders (or Agent with the written consent of Required Lenders), the Default or Event of Default so waived shall be deemed to have never occurred.

12.	ADDITIONAL REMEDIES.

12.1          Remedies. Upon the occurrence of an Event of Default, whether or not the Indebtedness evidenced by the Notes and secured by the Mortgage shall be due and payable and whether or not Agent shall have instituted any foreclosure or other action for the enforcement of the Mortgage or the Notes, Agent (or its nominee), at the request of the Required Lenders may, in addition to any other remedies which Agent and/or Lenders' may have hereunder or under the other Loan Documents or under applicable Law, and not in limitation thereof, and in the Required Lenders' sole and absolute discretion:

12.1.1       Enter and Perform. Enter upon the Property to perform obligations under leases, or to operate, maintain, repair and improve the Property and employ watchmen to protect the Property, all at the risk, cost and expense of Borrower, consent to such entry being hereby given by Borrower. All sums expended by Agent on behalf of Lenders for such purposes shall be deemed to constitute obligatory advances under this Agreement and shall be secured by the Mortgage and the other Loan Documents;

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12.1.2       Discontinue Work. At any time discontinue any work commenced in respect of the Property or change any course of action undertaken by it and not be bound by any limitations or requirements of time whether set forth herein or otherwise;

12.1.3       Exercise Rights. Exercise the rights of Borrower under any contract or other agreement in any way relating to the Property and take over and use all or any part of the labor, materials, supplies and equipment contracted for by Borrower, whether or not previously incorporated into the realty; and

12.1.4       Other Actions. In connection with any work or action undertaken by Agent and/or Lenders (or their nominee) pursuant to the provisions of the Loan Documents:

(a)          engage builders, contractors, architects, engineers and others for the purpose of furnishing labor, materials and equipment;

(b)          pay, settle or compromise all bills or claims which may become liens against the property constituting the Collateral, or which have been or may be incurred in any manner in connection with the Property or for the discharge of liens, encumbrances or defects in the title of the Property or any of the Collateral;

(c)          take or refrain from taking such action hereunder as the Required Lenders may from time to time determine; and

(d)          engage marketing and leasing agents and real estate brokers to advertise, lease or sell portions or all of the Property or other Collateral upon such terms and conditions as the Required Lenders may in good faith determine.

12.2          Reimbursement. Borrower shall be liable to Agent and Lenders for all sums paid or incurred by Agent or Lenders pursuant to any of the Loan Documents whether the same shall be paid or incurred pursuant to this Section 12 or otherwise, and all payments made or liabilities incurred by Agent and/or Lenders hereunder of any kind whatsoever shall be paid by Borrower upon demand with interest at the Default Rate as provided in this Agreement or the Notes from the date of payment by Agent and/or Lenders to the date of payment to Agent and/or Lenders and repayment of such sums with such interest shall be secured or otherwise supported by the Security Documents.

12.3          Power of Attorney. For the purpose of exercising the rights granted by this Section 12, as well as any and all other rights and remedies of Agent and Lenders, Borrower hereby irrevocably constitutes and appoints Agent (or any agent designated by Agent and/or Required Lenders) its true and lawful attorney-in-fact (which power of attorney is with full power of substitution and delegation and is coupled with an interest), upon the occurrence of and during the continuation of any Event of Default, to execute, acknowledge and deliver any instruments and to do and perform any acts permitted hereunder or by Law in the name and on behalf of Borrower.

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13.	SECURITY INTEREST AND SET OFF.

13.1          Security Interest and Set-Off. Borrower hereby grants to Agent and each Lender, a continuing lien, security interest and right of setoff as security for all of Borrower's Obligations, whether now existing or hereafter arising, upon and against all Cash Collateral and all other deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any Lender or any Affiliate of Agent or of any Lender (including without limitation any Affiliate of Citizens Financial Group, Inc. and its successors and assigns) or in transit to any of them. At any time, without demand or notice (any such notice being expressly waived by Borrower), Agent and, subject to Section 13.3 below, each Lender and each such Affiliate may setoff the same or any part thereof and apply the same to any Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. Borrower further agrees that any “Early Termination Amount” that is payable to Borrower if any “Early Termination Date” (as such terms are defined in any Hedging Contract) occurs under any Hedging Contract shall also secure Borrower’s Obligations under this Agreement and the other Loan Documents and any such amount(s) may be set off and applied against Borrower's outstanding Obligations in accordance with this Agreement. ANY AND ALL RIGHTS TO REQUIRE AGENT OR ANY LENDER OR ANY AFFILIATE THEREOF TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

13.2          Right to Freeze. Agent and each Lender (and each Affiliate thereof) shall also have the right, at their option, upon the occurrence of any event which would entitle Agent or Lenders to set-off or debit any accounts, deposits, balances or other property of Borrower as set forth in Section 13.1, to freeze, block or segregate any of such accounts, deposits, balances or other property so that Borrower may not access, control or draw upon the same.

13.3          Additional Rights. The rights of Agent and Lenders and each Affiliate of Agent and Lenders under this Section 13 are in addition to, and not in limitation of, other rights and remedies, including other rights of set-off, which Agent or Lenders may have; provided, however, no Lender and no such Affiliate shall independently exercise any rights under this Section 13, or any such other rights, without first obtaining Agent's prior written consent.

14.	CASUALTY AND TAKING.

14.1          Casualty and Obligation To Repair. In the event of any damage or destruction to the Property by reason of fire or other hazard or casualty (collectively, a “Casualty”), Borrower shall give immediate written notice thereof to Agent and Borrower shall proceed with reasonable diligence, in full compliance with all Legal Requirements and the other requirements of the Loan Documents and the requirements of each applicable Approved Lease, to repair, restore, rebuild or replace the Property (collectively, the “Repair Work”). Provided, however, Borrower's obligation to perform such Repair Work is subject to an agreement of Required Lenders to release the respective insurance proceeds pursuant to Section 14.3 below.

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14.2          Adjustment of Claims. All insurance claims shall be adjusted or settled by Borrower, at Borrower's sole cost and expense, but subject to Agent's prior written approval which approval shall not be unreasonably withheld; provided that (a) if no Default exists, Borrower shall have the right to adjust or settle any claim in an amount less than $100,000 without Agent's prior written approval and (b) if any Default exists under any of the Loan Documents, the Required Lenders shall have the right to direct Agent to adjust and compromise such claims without the approval of Borrower.

14.3          Payment and Application of Insurance Proceeds. All proceeds of insurance shall be paid to Agent for the pro rata benefit of Lenders or, at Required Lenders' option, shall be applied to Borrower's Obligations or released, in whole or in part, to pay for the actual cost of repair, restoration, rebuilding or replacement (collectively, “Cost to Repair”). Notwithstanding the foregoing, if the Cost to Repair does not exceed 50% of the Approved Appraised Value of the Property, Agent shall release so much of the insurance proceeds as may be required to pay for the actual Cost to Repair in accordance with the provisions of Section 14.4 if:

(i)             in Agent's good faith judgment such proceeds, together with any additional funds that may be deposited with and pledged to Agent for the benefit of Lenders, are sufficient to pay for the Cost to Repair;

(ii)            in Agent's good faith judgment the Repair Work is likely to be completed prior to the Maturity Date (or, if the Loan Term has been extended in accordance with Sections 2.2 and 2.3 above, prior to the then applicable Extended Maturity Date);

(iii)           no Default exists under the Loan Documents;

(iv)           to the extent required by Agent, tenants leasing (in the aggregate) at least ninety percent (90%) of the NRSF of space in the Property shall have waived in writing any right to terminate their respective leases on account of such Casualty, conditioned only upon the Repair Work being completed within a reasonable period of time acceptable to Agent or such period as is expressly provided in the applicable leases, whichever is longer, so long as the period does not exceed the period for which rent loss insurance is available or for which, to the extent required by Agent, Borrower has deposited with Agent, an amount equal to all such lost rent which is not covered by rent loss insurance; and

(v)            as soon as is reasonably practical, Borrower commences such Repair Work and diligently prosecutes such Repair Work to completion.

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14.4          Conditions To Release of Insurance Proceeds and Condemnation Awards. As to any insurance proceeds or condemnation awards to be released by Agent pursuant to Section 14.3 or Section 14.5 hereof in excess of $100,000, Agent may impose reasonable conditions on such release which may include, but are not limited to, the following:

(i)             Prior written approval by the Required Lenders, which approval shall not be unreasonably withheld or delayed, of plans, specifications, cost estimates, contracts and bonds for the restoration or repair of the loss or damage;

(ii)            Waivers of lien, architect's certificates, contractor's sworn statements and other evidence of costs, payments and completion as Agent may reasonably require;

(iii)           If the Cost to Repair does not exceed $100,000, the funds to pay therefor shall be released to Borrower. Funds shall be released upon final completion of the Repair Work, unless Borrower requests earlier funding, in which event partial monthly disbursements equal to 90% of the value of the work completed or, if the applicable contract is on a cost plus basis, then 90% of the costs of the work completed if such cost is less than the value thereof shall be made prior to final completion of the repair, restoration or replacement and the balance of the disbursements shall be made upon full completion and the receipt by Agent of satisfactory evidence of payment and release of all liens;

(iv)           Determination by Agent that the undisbursed balance of such proceeds on deposit with Agent, together with additional funds deposited for the purpose, shall be at least sufficient to pay for the remaining Cost to Repair, free and clear of all liens and claims for lien;

(v)            All work to comply with the standards, quality of construction and Legal Requirements applicable to the original construction of the Improvements; and

(vi)           the absence of any Default under any of the Loan Documents.

14.5          Taking. If there is any condemnation for public use of all or any part of the Property or of any Collateral, the awards on account thereof shall be paid to Agent, for the pro rata benefit of Lenders, and shall be applied to Borrower's Obligations, or at the Required Lenders' discretion released to Borrower. If, in the case of a partial taking or a temporary taking, in the judgment of Required Lenders, the effect of such taking is such that there has not been a material and adverse impairment of the viability of the Property or the value of the Collateral in question, so long as no Default exists, Agent shall, subject to the terms and conditions set forth in Sections 14.3 and 14.4 above, release awards on account of such taking to Borrower if such awards are sufficient (or amounts sufficient are otherwise made available) to repair or restore the Property to a condition satisfactory to Required Lenders and such partial or temporary taking shall not be deemed to violate the provisions of Section 9.6.

14.6          Application of Unreleased Proceeds. To the extent that any insurance proceeds or condemnation awards are not released to Borrower by Agent pursuant to this Section 14, such proceeds and/or awards will be applied to the outstanding Obligations.

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15.	THE AGENT AND THE LENDERS

15.1          Appointment and Authorization of Agent.

(a)            Each Lender hereby irrevocably (subject to Section 15.9) appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)            No individual Lender or group of Lenders shall have any right to amend or waive, or consent to the departure of any party from any provision of any Loan Document, or secure or enforce the obligations of Borrower or Guarantor or any other party pursuant to the Loan Documents, or otherwise. All such rights, on behalf of Agent or any Lender or Lenders, shall be held and exercised solely by and at the option of Agent for the pro rata benefit of the Lenders. Such rights, however, are subject to the rights of a Lender or Lenders, as expressly set forth in this Agreement, to approve matters or direct Agent to take or refrain from taking action as set forth in this Agreement. Except as expressly otherwise provided in this Agreement or the other Loan Documents, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights, or taking or refraining from taking any actions which Agent is expressly entitled to exercise or take under this Agreement and the other Loan Documents, including, without limitation, (i) the determination if and to what extent matters or items subject to Agent’s satisfaction are acceptable or otherwise within its discretion, and (ii) the exercise of remedies pursuant to, but subject to, Article 10 or 11 or pursuant to any other Loan Document, if applicable, and any action so taken or not taken shall be deemed consented to by Lenders.

(c)            In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower or Guarantor, no individual Lender or group of Lenders shall have the right, and Agent (irrespective of whether the principal of the Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be exclusively entitled and empowered on behalf of itself, and Lenders, by intervention in such proceeding or otherwise:

(i)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and their respective agents and counsel and all other amounts due Lenders and Agent under Section 9.17 allowed in such judicial proceeding; and

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(ii)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Section 9.17.

Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of Lenders except as approved by Required Lenders or to authorize Agent to vote in respect of the claims of Lenders except as approved by Required Lenders in any such proceeding.

15.2          Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultant experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

15.3          Liability of Agent. No Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of Lenders for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or Guarantor or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower, Guarantor, if applicable, or any of their Affiliates.

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15.4          Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any party to the Loan Documents), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or all Lenders (if required hereunder) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or such greater number of Lenders as may be expressly required hereby in any instance, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders. In the absence of written instructions from the Required Lenders or such greater number of Lenders, as expressly required hereunder, Agent may take or not take any action, at its discretion, unless this Agreement specifically requires the consent of the Required Lenders or such greater number of Lenders.

15.5          Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, unless Agent shall have received written notice from a Lender, or Borrower referring to this Agreement, describing such Default. If Agent determines that such Default will have a Material Adverse Effect, Agent will notify Lenders of its receipt of any such notice. Agent shall take such action with respect to such Default as may be requested by the Required Lenders in accordance with Article 11 and Article 12; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of Lenders.

15.6          Credit Decision; Disclosure of Information by Agent.

(a)          Each Lender acknowledges that none of Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower, and Guarantor, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lenders as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower, and Guarantor, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower and Guarantor hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and Guarantor.

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(b)          Agent upon its receipt shall provide each Lender such notices, reports and other documents expressly required to be furnished to Lenders by Agent herein. To the extent not already available to a Lender, Agent shall also provide Lender and/or make available for Lender’s inspection during reasonable business hours and at Lender’s expense, upon Lender’s written request therefor: (i) copies of the Loan Documents; (ii) such information as is then in Agent’s possession in respect of the current status of principal and interest payments and accruals in respect of the Loan; (iii) copies of all current financial statements in respect of Borrower, any Guarantor or other Person liable for payment or performance by Borrower of any obligations under the Loan Documents, then in Agent’s possession with respect to the Loan; and (iv) other current factual information then in Agent’s possession with respect to the Loan and bearing on the continuing creditworthiness of Borrower or any Guarantor, or any of their respective Affiliates; provided that nothing contained in this Section shall impose any liability upon Agent for its failure to provide a Lender any of such Loan Documents, information, or financial statements, unless such failure constitutes willful misconduct or gross negligence on Agent’s part; and provided further that Agent shall not be obligated to provide any Lender with any information in violation of Law or any contractual restrictions on the disclosure thereof (provided such contractual restrictions shall not apply to distributing to a Lender factual and financial information expressly required to be provided herein). Except as set forth above, Agent shall not have any duty or responsibility to provide any Lenders with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or Guarantor or any of their respective Affiliates which may come into the possession of any of Agent-Related Persons.

15.7          Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, to the extent that Agent is not reimbursed by or on behalf of Borrower, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney fees) incurred by Agent as described in Section 9.17. The undertaking in this Section shall survive the payment of all Indebtedness hereunder and the resignation or replacement of Agent.

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15.8          Agent in Individual Capacity. Agent, in its individual capacity, and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any party to the Loan Documents and their respective Affiliates as though Agent were not Agent hereunder and without notice to or consent of Lenders. Lenders acknowledge that Borrower and Citizens Bank, National Association or its Affiliate may enter into Interest Rate Protection Agreements. Lenders acknowledge that, pursuant to such activities, Citizens Bank, National Association or its Affiliates may receive information regarding any party to the Loan Documents, or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such parties or such parties’ Affiliates) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to its Pro Rata Share of the Loan, Citizens Bank, National Association shall have the same rights and powers under this Agreement as any other Lenders and may exercise such rights and powers as though it were not Agent or party to Interest Rate Protection Agreements, and the terms “Lender” and “Lenders” include Citizens Bank, National Association in its individual capacity.

15.9          Successor Agent. Agent may, and at the request of the Required Lenders as a result of Agent’s gross negligence or willful misconduct in performing its duties under this Agreement shall, resign as Agent upon thirty (30) days’ notice to Lenders. If Agent resigns under this Agreement, the Required Lenders shall appoint from among Lenders a successor administrative agent for Lenders, which successor administrative agent shall be consented to by Borrower at all times other than during the existence of an Event of Default (which consent of Borrower shall not be unreasonably withheld, conditioned or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Borrower, a successor administrative agent from among Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor administrative agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article and other applicable Sections of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor administrative agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

15.10          Releases; Acquisition and Transfers of Collateral.

(a)            Lenders hereby irrevocably authorize Agent to transfer or release any lien on, or after foreclosure or other acquisition of title by Agent on behalf of Lenders to transfer or sell, any Collateral (i) upon the termination of the Commitment and payment and satisfaction in full of all Obligations (except for any Obligations that survive payment in full of the Loan and as to which no claim has arisen), (ii) constituting a release, transfer or sale of a lien or Collateral if Borrower will certify to Agent that the release, transfer or sale is permitted under this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry); or (iii) after foreclosure or other acquisition of title (1) for a purchase price of at least 90% of the value indicated in the most recent appraisal of the Collateral obtained by Agent made in accordance with regulations governing Agent, less any reduction indicated in the appraisal estimated by experts in such areas; or (2) if approved by the Required Lenders.

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(b)            If all or any portion of the Collateral is acquired by foreclosure or by deed in lieu of foreclosure, Agent shall take title to such Collateral in its name or by an Affiliate of Agent, but for the benefit of all Lenders in their Pro Rata Shares on the date of the foreclosure sale or recordation of the deed in lieu of foreclosure (the “Acquisition Date”). Agent and all Lenders hereby expressly waive and relinquish any right of partition with respect to any Collateral so acquired. After any Collateral is acquired, Agent shall appoint and retain one or more Persons (individually and collectively, the “Asset Manager”) experienced in the management, leasing, sale and/or dispositions of similar properties.

After consulting with the Asset Manager, Agent shall prepare a written plan for completion of construction (if required), operation, management, improvement, maintenance, repair, sale and disposition of the Collateral and a budget for the aforesaid, which may include a reasonable management fee payable to Agent (the “Business Plan”). Agent will deliver the Business Plan not later than the sixtieth (60th) day after the Acquisition Date to each Lender with a written request for approval of the Business Plan. If the Business Plan is approved by the Required Lenders, Agent and the Asset Manager shall adhere to the Business Plan until a different Business Plan is approved by the Required Lenders. Agent may propose an amendment to the Business Plan as it deems appropriate, which shall also be subject to Required Lender approval. If the Business Plan (as may be amended) proposed by Agent is not approved by the Required Lenders, (or if sixty (60) days have elapsed following the Acquisition Date without a Business Plan being proposed by Agent), any Lender may propose an alternative Business Plan, which Agent shall submit to all Lenders for their approval. If an alternative Business Plan is approved by the Required Lenders, Agent may appoint one of the approving Lenders to implement the alternative Business Plan. Notwithstanding any other provision of this Agreement, unless in violation of an approved Business Plan or otherwise in an emergency situation, Agent shall, subject to subsection (a) of this Section, have the right but not the obligation to take any action in connection with the Collateral (including those with respect to property taxes, insurance premiums, completion of construction, operation, management, improvement, maintenance, repair, sale and disposition), or any portion thereof.

(c)            Upon request by Agent or Borrower at any time, Lenders will confirm in writing Agent’s authority to sell, transfer or release any such liens of particular types or items of Collateral pursuant to this Section; provided, however, that (i) Agent shall not be required to execute any document necessary to evidence such release, transfer or sale on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the transfer, release or sale without recourse, representation or warranty, and (ii) such transfer, release or sale shall not in any manner discharge, affect or impair the Obligations of Borrower other than those expressly being released.

(d)            If all or any portion of the Collateral is acquired by foreclosure or by deed in lieu of foreclosure, if only two (2) Lenders exist at the time Agent receives a purchase offer for Collateral for which one of the Lenders does not consent within ten (10) Business Days after notification from Agent, the consenting Lender may offer (“Purchase Offer”) to purchase all of non-consenting Lender’s right, title and interest in such Collateral for a purchase price equal to non-consenting Lender’s Pro Rata Share of the net proceeds anticipated from such sale of such Collateral (as reasonably determined by Agent, including the undiscounted face principal amount of any purchase money obligation not payable at closing) (“Net Proceeds”). Within ten (10) Business Days thereafter the non-consenting Lender shall be deemed to have accepted such Purchase Offer unless the non-consenting Lender notifies Agent that it elects to purchase all of the consenting Lender’s right, title and interest in such Collateral for a purchase price payable by the non-consenting Lender in an amount equal to the consenting Lender’s Pro Rata Share of the Net Proceeds. Any amount payable hereunder by a Lender shall be due on the earlier to occur of the closing of the sale of such Collateral or ninety (90) days after the Purchase Offer, regardless of whether such Collateral has been sold.

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15.11        Application of Payments. Except as otherwise provided below with respect to Defaulting Lenders, aggregate principal and interest payments, payments for Indemnified Liabilities, proceeds from foreclosure or sale of the Collateral, and net operating income from the Collateral during any period it is owned by Agent on behalf of Lenders (“Payments”) shall be apportioned pro rata among Lenders and payments of any fees (other than fees designated for Agent’s separate account) shall, as applicable, be apportioned pro rata among Lenders. Notwithstanding anything to the contrary in this Agreement, all Payments due and payable to Defaulting Lenders shall be due and payable to and be apportioned pro rata among Agent and Electing Lenders. Such apportionment shall be in the proportion that the Defaulting Lender Payment Amounts paid by them bears to the total Defaulting Lender Payment Amounts of such Defaulting Lender. Such apportionment shall be made until Agent and Lenders have been paid in full for the Defaulting Lender Payment Amounts. All pro rata Payments shall be remitted to Agent and all such payments not constituting payment of specific fees, and all proceeds of the Collateral received by Agent, shall be applied first, to pay any fees, indemnities, costs, expenses (including those in Section 15.7) and reimbursements then due to Agent from Borrower; second, to pay any fees, costs, expenses and reimbursements then due to Lenders from Borrower; third, to pay pro rata interest and late charges due in respect of the Obligations and Agent Advances; fourth, to pay or prepay pro rata principal of the Obligations and Agent Advances; fifth, to pay any indebtedness of Borrower under Interest Rate Protection Agreements; and last, to Borrower, if required by Law, or Lenders in Pro Rata Share percentages equal to their percentages at the termination of the Aggregate Commitments.

15.12        Benefit. The terms and conditions of this Article are inserted for the sole benefit of Agent and Lenders; the same may be waived in whole or in part, with or without terms or conditions, without prejudicing Agent’s or Lenders’ rights to later assert them in whole or in part.

15.13        Co-Agents; Lead Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “bookrunner”, “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of Lenders or other Persons so identified as a “syndication agent,” “documentation agent,” “co-agent”, “bookrunner” or “lead manager” shall have or be deemed to have any fiduciary relationship with any Lenders. Each Lender acknowledges that it has not relied, and will not rely, on any of Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

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15.14        Respecting Loans and Payments.

15.14.1     Procedures for Loan Advances. Agent shall give written notice to each Lender of each request for a Loan Advance (including each request for a new LIBOR Rate Loan), or conversion of an existing Loan from a Prime Rate Loan to a LIBOR Rate Loan, by facsimile transmission, hand delivery or overnight courier, not later than 11:00 A.M. (i) three (3) Business Days prior to any LIBOR Rate Loan or conversion to a LIBOR Rate Loan, or (ii) two (2) Business Days prior to any Prime Rate Loan. Each such notice shall be accompanied by a written summary of the request for a Loan Advance and shall specify (a) the date of the requested Loan Advance, (b) the aggregate amount of the requested Loan Advance, and (c) each Lender's Pro Rata Share of the requested Loan Advance. Each Lender shall, before 11:00 A.M. on the date set forth in any such request for a Loan Advance, make available to Agent, at an account to be designated by Agent, in same day funds, each Lender's Pro Rata Share of the requested Loan Advance. After Agent's receipt of such funds and upon Agent's determination that the applicable conditions to making the requested Loan Advance have been fulfilled, Agent shall make such funds available to Borrower as provided for in this Agreement. Within a reasonable period of time following the making of each Loan Advance, but in no event later than ten (10) Business Days following such Loan Advance, Agent shall deliver to each Lender a copy of Borrower's Notice of Borrowing with respect to such Loan Advance. Promptly after receipt by Agent of written request from any Lender, Agent shall deliver to the requesting Lender the accompanying certifications and such other instruments, documents, certifications and approvals delivered by or on behalf of Borrower to Agent in support of the requested Loan Advance.

15.14.2     Nature of Obligations of Lenders and Failure of a Lender to Fund.

15.14.2.1          Several Obligations. The obligations of the Lenders hereunder are several and not joint. Failure of any Lender to fulfill its obligations hereunder shall not result in any other Lender becoming obligated to advance more than its Pro Rata Share of the Commitment, nor shall such failure release or diminish the obligations of any other Lender to fund its Pro Rata Share of the Commitment provided herein.

15.14.2.2          Failure of a Lender to Fund. Should any Lender fail to make its Pro Rata Share of the requested Loan Advance available at the office of the Agent prior to 11:00 A.M. on the date of borrowing specified in the notice to such Lender, Agent shall notify Borrower of such default and, if Borrower so requests, Agent may, but shall not be obligated to, advance to the Borrower, on such Lender's behalf, out of funds otherwise available to Agent, such Lender's Pro Rata Share of such Loan Advance, or a portion thereof; provided, however, Agent shall not be authorized to make any such advance on behalf of any such Lender if prior to 11:00 A.M. on such date of borrowing, Agent shall have received a written instrument signed by a duly authorized officer of such Lender revoking the Agent's authority hereunder or stating that such Lender's Pro Rata Share is not required to be advanced pursuant to Section 15.14.1. If Agent advances such Lender's Pro Rata Share of such Loan Advance or a portion thereof as permitted hereby, Agent shall notify Borrower of such funding by Agent on the date of funding and such Lender shall reimburse (or if such Lender fails to pay such amount as hereinafter provided, Borrower shall repay) the Agent in full therefor within four (4) Business Days after the date of such Loan Advance (or, in the case of the Borrower's repayment, within one Business Day after demand by Agent for payment), together with interest on the principal amount so advanced by Agent at a rate per annum equal to the interest rate payable by Borrower from time to time on such Loan Advance or portion thereof while it is outstanding.

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15.14.3     Payments to Agent. All payments of principal of and interest on the Loan shall be made to the Agent by the Borrower or any other obligor or guarantor for the account of the Lenders in Dollars in immediately available funds as provided in the Notes and this Agreement. The Agent agrees promptly to distribute to each Lender, on the same Business Day upon which each such payment is made, such Lender's Pro Rata Share of each such payment in immediately available funds, except as otherwise expressly provided herein. The Agent shall upon each distribution promptly notify Borrower of such distribution and each Lender of the amounts distributed to it applicable to principal of, and interest on, the Pro Rata Share held by the applicable Lender. Each payment to the Agent under the first sentence of this Section 15.14.3 shall constitute a payment by the Borrower to each Lender in the amount of such Lender's Pro Rata Share of such payment, and any such payment to the Agent shall not be considered outstanding for any purpose after the date of such payment by the Borrower to the Agent without regard to whether or when the Agent makes distribution thereof as provided above. If any payment received by the Agent from the Borrower is insufficient to pay both all accrued interest and all principal then due and owing, the Agent shall first apply such payment to all outstanding interest until paid in full and shall then apply the remainder of such payment to all principal then due and owing, and shall distribute the payment to each Lender accordingly.

15.14.4     Adjustments. If, after Agent has paid each Lender's Pro Rata Share of any payment received or applied by Agent in respect of the Loan, that payment is rescinded or must otherwise be returned or paid over by Agent, whether pursuant to any bankruptcy or insolvency Law, sharing of payments clause of any loan agreement or otherwise, such Lender shall, at Agent's request, promptly return its Pro Rata Share of such payment or application to Agent, together with such Lender's Pro Rata Share of any interest or other amount required to be paid by Agent with respect to such payment or application.

15.14.5     Setoff. If any Lender (including the Agent), acting in its individual capacity, shall exercise any right of setoff against a deposit balance or other account of the Borrower held by such Lender on account of the obligations of the Borrower under this Agreement, such Lender shall remit to the Agent all such sums received pursuant to the exercise of such right of setoff, and the Agent shall apply all such sums for the benefit of all of the Lenders hereunder in accordance with the terms of this Agreement. Notwithstanding the foregoing, no Lender shall exercise any such right of setoff without the prior written consent of Agent.

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15.14.6     Distribution by Agent. If in the opinion of the Agent distribution of any amount received by it in such capacity hereunder or under the Notes or under any of the other Loan Documents might involve any liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction or has been resolved by the mutual consent of all Lenders. In addition, the Agent may request full and complete indemnity, in form and substance satisfactory to it, prior to making any such distribution. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each person to whom any such distribution shall have been made shall either repay to the Agent its Pro Rata Share of the amount so adjudged to be repaid or shall pay over to the same in such manner and to such persons as shall be determined by such court.

15.14.7     Defaulting Lender.

15.14.7.1          Notice and Cure of Lender Default; Election Period; Electing Lenders. If any Lender is or becomes a Defaulting Lender, Agent shall notify (such notice being referred to as the “Default Notice”) Borrower and each non-Defaulting Lender. Each non-Defaulting Lender shall have the right, but in no event or under any circumstance the obligation, to fund any such Defaulting Lender Amount, provided that within twenty (20) days after the date of the Default Notice (the “Election Period”), such non-Defaulting Lender or Lenders (each such Lender, an “Electing Lender”) irrevocably commit(s) by notice in writing (an “Election Notice”) to Agent, the other Lenders and Borrower to fund the Defaulting Lender Amount and to assume the Defaulting Lender’s obligations with respect to the advancing of the entire undisbursed portion of the Defaulting Lender’s principal obligations under this Agreement (such entire undisbursed portion of the Defaulting Lender’s principal obligations under this Agreement, including its portion of the Payment Amount that is the subject of the default, is hereinafter referred to as the “Defaulting Lender Obligation”). If Agent receives more than one Election Notice within the Election Period, then the commitment to fund the Defaulting Lender Amount and the Defaulting Lender Obligation shall be apportioned pro rata among the Electing Lenders in the proportion that the amount of each such Electing Lender’s Commitment bears to the total Commitments of all Electing Lenders. If the Defaulting Lender fails to pay the Defaulting Lender Payment Amount within the Election Period, the Electing Lender or Lenders, as applicable, shall be automatically obligated to fund the Defaulting Lender Amount and Defaulting Lender Obligation (and Defaulting Lender shall no longer be entitled to fund such Defaulting Lender Amount and Defaulting Lender Obligation) within three (3) Business Days following the expiration of the Election Period to reimburse Agent or make payment to Borrower, as applicable. Notwithstanding anything to the contrary contained herein, if Agent has funded the Defaulting Lender Amount, Agent shall be entitled to reimbursement for its portion of the Defaulting Lender Payment Amount pursuant to Section 15.11.

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15.14.7.2          Removal of Rights; Indemnity. Agent shall not be obligated to transfer to a Defaulting Lender any payments made by or on behalf of Borrower to Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder or under any Note until all Defaulting Lender Payment Amounts are paid in full. Amounts payable to a Defaulting Lender shall be paid by Agent to reimburse Agent and any Electing Lender pro rata for all Defaulting Lender Payment Amounts. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, a Defaulting Lender shall be deemed not to be a “Lender” and such Defaulting Lender’s Commitment shall be deemed to be zero. A Defaulting Lender shall have no right to participate in any discussions among and/or decisions by Lenders hereunder and/or under the other Loan Documents. Further, any Defaulting Lender shall be bound by any amendment to, or waiver of, any provision of, or any action taken or omitted to be taken by Agent and/or the non-Defaulting Lenders under, any Loan Document which is made subsequent to the Defaulting Lender’s becoming a Defaulting Lender. This Section shall remain effective with respect to a Defaulting Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement by curing such default by payment of all Defaulting Lender Payment Amounts (i) within the Election Period, or (ii) after the Election Period with the consent of the non-Defaulting Lenders. Such Defaulting Lender nonetheless shall be bound by any amendment to or waiver of any provision of, or any action taken or omitted to be taken by Agent and/or the non-Defaulting Lenders under any Loan Document which is made subsequent to that Lender’s becoming a Defaulting Lender and prior to such cure or waiver. The operation of this Subsection or the Subsection above alone shall not be construed to increase or otherwise affect the Commitment of any non-Defaulting Lender, or relieve or excuse the performance by Borrower of their duties and obligations hereunder or under any of the other Loan Documents. Furthermore, nothing contained in this Section shall release or in any way limit a Defaulting Lender’s obligations as a Lender hereunder and/or under any other of the Loan Documents. Further, a Defaulting Lender shall indemnify and hold harmless Agent and each of the non-Defaulting Lenders from any claim, loss, or costs incurred by Agent and/or the non-Defaulting Lenders as a result of a Defaulting Lender’s failure to comply with the requirements of this Agreement, including, without limitation, any and all additional losses, damages, costs and expenses (including, without limitation, attorneys’ fees) incurred by Agent and any non-Defaulting Lender as a result of and/or in connection with (i) a non-Defaulting Lender’s acting as an Electing Lender, (ii) any enforcement action brought by Agent against a Defaulting Lender, and (iii) any action brought against Agent and/or Lenders. The indemnification provided above shall survive any termination of this Agreement. The provisions of this Section 15.14.7.2 regarding remedies against a Defaulting Lender shall be in addition to, and not in limitation of, the rights and remedies that may be available to Agent, any non-Defaulting Lender, Borrower or any other party, at law or in equity.

15.14.7.3          Commitment Adjustments. In connection with the adjustment of the amounts of the Commitments of the Defaulting Lender and Electing Lender(s) upon the expiration of the Election Period as aforesaid, Borrower, Agent and Lenders shall execute such modifications to the Loan Documents as shall, in the reasonable judgment of Agent, be necessary or desirable in connection with the adjustment of the amounts of Commitments in accordance with the foregoing provisions of this Section. For the purpose of voting or consenting to matters with respect to the Loan Documents such modifications shall also reflect the removal of voting rights of the Defaulting Lender and increase in voting rights of Electing Lenders to the extent an Electing Lender has funded the Defaulting Lender Amount and assumed the Defaulting Lender Obligation. In connection with such adjustments, Defaulting Lenders shall execute and deliver an Assignment and Assumption covering that Lender’s Commitment and otherwise comply with Section 16.1. If a Lender refuses to execute and deliver such Assignment and Assumption or otherwise comply with Section 16.1, such Lender hereby appoints Agent to do so on such Lender’s behalf. Agent shall distribute an amended Schedule of Lenders, which shall thereafter be incorporated into this Agreement, to reflect such adjustments. However, all such Defaulting Lender Amounts and Defaulting Lender Obligation funded by Agent or Electing Lenders shall continue to be Defaulting Lender Amounts of the Defaulting Lender pursuant to its obligations under this Agreement.

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15.14.7.4          No Election. In the event that no Lender elects to commit to fund the Defaulting Lender Amount and Defaulting Lender Obligations within the Election Period, Agent shall, upon the expiration of the Election Period, so notify Borrower and each Lender.

15.14.8     Holders. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have filed with the Agent. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

16.	ASSIGNMENT AND PARTICIPATION PROVISIONS AND CERTAIN ADMINISTRATIVE MATTERS.

16.1          Assignment and Participation Provisions.

16.1.1       Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the same portion of the Loan at the time owing to it and the Notes held by it), upon satisfaction of the following conditions: (a) each of the Agent and the Borrower shall have given its prior written consent to such assignment (provided that, in the case of the Borrower, such consent shall not be unreasonably withheld, conditioned or delayed and such consent shall not be required (i) if a Default or an Event of Default shall have occurred and be continuing or (ii) if Borrower has declined to approve two (2) or more Eligible Assignees that have been proposed by an assigning Lender or (iii) if after taking into account such assignment, Citizens (or its successors) retains more than a fifty percent (50%) Pro-Rata Share of the Loan; and provided further that this subsection (a) shall not be applicable to an assignment by a Lender to an Affiliate of such Lender, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement, (c) except in case of a Lender’s assignment of its entire remaining interest in the Loan, each assignment shall be in an amount that is at least $3,000,000 and is a whole multiple of $1,000,000, (d) as long as no Default or Event of Default exists and is continuing, the Agent (or any successor agent hereunder), in its individual capacity as a Lender, shall retain, free of any such assignment, an amount of its Commitment of not less than the amount of the Commitment of the Lender who holds the next largest Commitment (provided, however, the foregoing restriction shall not be deemed to have been violated if, as a result of a merger or acquisition, the Commitments of two or more Lenders are combined and such combined Commitment exceeds the Commitment of the Agent (or any such successor agent) in its capacity as a Lender), (e) as long as no Default or Event of Default exists and is continuing, the total number of Lenders shall not exceed three (3), and (f) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register, an Assignment and Assumption, substantially in the form of Exhibit E hereto (an “Assignment and Assumption”), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five (5) Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in Section 16.1.3, be released from its obligations under this Agreement.

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16.1.2       Certain Representations and Warranties; Limitations, Covenants. By executing and delivering an Assignment and Assumption, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

(a)          other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage (if any);

(b)          the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

(c)          such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements provided by the Borrower as required by the terms of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption;

(d)          such assignee will, independently and without reliance upon the assigning Lender, the Agent or any other Lender and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(e)          such assignee represents and warrants that it is an Eligible Assignee;

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(f)          such assignee appoints and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(g)          such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender;

(h)          such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; and

(i)           such assignee represents and warrants that such assignment will not cause a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

16.1.3       Register. The Agent shall maintain a copy of each Assignment and Assumption delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Pro Rata Shares of the Commitment of, and principal amount (and stated interest) of the Loan owing to, the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,000.

16.1.4       New Notes. Upon its receipt of an Assignment and Assumption executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of a request from Agent to do so, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assumed by such assignee pursuant to such Assignment and Assumption and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Assumption and shall otherwise be substantially the form of the assigned Notes in all material respects. The surrendered Notes shall be canceled and returned to the Borrower.

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16.1.5       Participations. Each Lender may sell participations to one or more banks or other financial institutions in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) each such participation shall be in a minimum amount of $3,000,000, (b) each participant shall meet the requirements of an Eligible Assignee, (c) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrower, and (d) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on the Loan, extend the term or increase the amount of the Pro Rata Share of the Commitment of such Lender as it relates to such participant, reduce the amount of any commitment fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in such Lender’s rights and obligations under this Agreement and the other Loan Documents (the “Participant Register”); provided that no Lender shall have any Obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

16.1.6       Disclosure. Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices, any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (a) to treat in confidence such information unless such information otherwise was known or becomes known to such assignee or participant from a third party which is not, to the knowledge of such assignee or participant, bound by any confidentiality provisions with respect thereto, or otherwise becomes public knowledge, (b) not to disclose such information to a third party, except auditors, accountants, attorneys and other agents of such participant or assignee, bank regulators or other Governmental Authorities or as required by Law or legal process and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

16.1.7       Miscellaneous Assignment Provisions.

(a)          Any assigning Lender shall retain its rights to be indemnified pursuant to this Agreement with respect to any claims or actions arising prior to the date of such assignment.

(b)          If any assignee Lender is a Foreign Lender, it shall comply with Section 16.1.9 hereof.

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(c)          Anything contained in this Section 16.1 to the contrary notwithstanding, any Lender may at any time pledge or assign all or any portion of its interest and rights under the Loan Documents (including all or any portion of its Notes) to any of the Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341. No such pledge or assignment or the enforcement thereof shall release any such Lender from its obligations hereunder or under any of the other Loan Documents.

16.1.8       Certain Mergers. Notwithstanding the provisions of Section 16.1.1(e), above, in the event that any Lender is the subject of a merger with another financial institution, the survivor of such merger shall assume the rights and obligations of such Lender under the terms of this Agreement and the other Loan Documents and any such merger shall not be considered a substitution hereunder and will therefore not be deemed to increase the number of Lenders hereunder.

16.1.9       Tax Forms.

(a)              (i)       Each Lender, and each holder of a participation interest herein (or, if such Lender or holder is a disregarded entity for U.S. federal income tax purposes, the Person that is treated as the owner of the assets of such Lender or holder for U.S. federal income tax purposes), that is not a “United States Person” (a “Foreign Lender”) within the meaning of Section 7701(a)(30) of the Code shall, to the extent it is legally able to do so, deliver to Agent and Borrower, prior to receipt of any payment subject to withholding (or upon accepting an assignment or receiving a participation interest herein), two duly signed completed copies of either Form W-8BEN-E or any successor thereto (relating to such Foreign Lender and entitling it to a complete exemption from, or reduction of, withholding on all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement) or Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence satisfactory to Borrower and Agent that such Foreign Lender is entitled to an exemption from or reduction of, United States withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to Agent and Borrower such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by Borrower pursuant to the Loan Documents, (B) promptly notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lenders, and as may be reasonably necessary (including the re-designation of its lending office, if any) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Agent such document prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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(ii)            Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to Agent and Borrower on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of United States Internal Revenue Service Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii)            Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 2.11.5, (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an United States Internal Revenue Service Form W-8BEN-E, W-8ECI, or W-8IMY pursuant to this Subsection (a) of this Section, or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Subsection (a); provided that if such Lender shall have satisfied the requirements of this Subsection (a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Subsection (a) shall relieve Borrower of its obligation to pay any amounts pursuant to Section 2.11.5 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv)            Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which Borrower is not required to pay additional amounts under this Subsection (a).

(b)            Each Lender that is a “United States Person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Agent two duly signed completed copies of United States Internal Revenue Service Form W-9. If such Lender fails to deliver such forms, then Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

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(c)            If any Governmental Authority asserts that Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify Agent therefor, including all penalties and interest and costs and expenses (including actual and reasonable attorneys’ fees) of Agent. Borrower shall, and does hereby, indemnify Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to Agent as required pursuant to this Section 16.1.9(c). The obligation of Lenders and Borrower under this Subsection shall survive the removal or replacement of a Lender, the payment of all Obligations, the resignation or replacement of Agent and termination of this Agreement and/or any other Loan Document.

16.2          Certain Administrative Matters.

16.2.1       Amendment, Waiver, Consent, Reliance on Agent, Etc.

(a)            Except as otherwise expressly provided herein or as to any term or provision hereof which provides for the consent or approval of the Agent only, no term or provision of this Agreement or any other Loan Document may be changed, waived, discharged or terminated, nor may any consent required or permitted by this Agreement or any other Loan Document be given, unless such change, waiver, discharge, termination or consent receives the written approval of the Required Lenders or unless such approval of the Required Lenders is deemed given pursuant to Section 16.2.2 below.

Notwithstanding the foregoing, the unanimous written approval of all the Lenders (other than a Defaulting Lender) shall be required with respect to any proposed amendment, waiver, discharge, termination, or consent which:

(i)	is described in Section 17.17 below; or

(ii)	amends, modifies or waives any provisions of this Section 16.2.1;

and provided, further, that without the consent of the Agent, no such action shall amend, modify or waive any provision of Article 15 or Article 16 or any other provision of any Loan Documents which relates to the rights or obligations of the Agent.

(b)            With respect to any requested amendment, waiver, consent or other action which under the terms of this Agreement requires the approval of the Required Lenders or of all of the Lenders, as the case may be, Borrower shall be entitled to rely upon the written representation of the Agent that such approval has been obtained and Borrower shall have no obligation to independently verify that such is the case.

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16.2.2       Deemed Consent or Approval. With respect to any requested amendment, waiver, consent or other action which requires the approval of the Required Lenders in accordance with the terms of this Agreement, or if the Agent is required hereunder to seek, or desires to seek, the approval of the Required Lenders prior to undertaking a particular action or course of conduct, the Agent in each case shall provide each Lender with written notice of any such request for amendment, waiver or consent or any other requested or proposed action or course of conduct, accompanied by such background information and explanations as may be reasonably necessary to determine whether to approve or disapprove such amendment, waiver, consent or other action or course of conduct. The Agent may (but shall not be required to) include in any such notice, printed in capital letters or boldface type, a legend substantially to the following effect:

“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE. FAILURE TO RESPOND WITHIN TEN (10) BUSINESS DAYS FROM THE RECEIPT OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE ACTION REQUESTED BY THE BORROWER OR THE COURSE OF CONDUCT PROPOSED BY THE AGENT AND RECITED ABOVE.”

And if the foregoing legend is included by the Agent in its communication and if such communication is delivered to a Lender by registered or certified mail or by any recognized courier service or overnight delivery service such as Federal Express, such Lender shall be deemed to have approved or consented to such proposed action or course of conduct for all purposes hereunder if such Lender fails to object to such action or course of conduct by written notice to the Agent within ten (10) Business Days of such Lender’s receipt of such notice. The procedure for deemed consent or approval that is set forth in this Section 16.2.2 shall not apply to any requested amendment, waiver, consent or other action which requires the approval of all of the Lenders pursuant to Section 17.17(a) below.

16.3          Certain Lender Representations. Each Lender severally represents and warrants, with respect to such Lender only, that such Lender is an Eligible Assignee.

17.	GENERAL PROVISIONS.

17.1          Notices.

17.1.1       Mode of Delivery. Any notice or other communication in connection with this Agreement, the Notes, the Mortgage, or any of the other Loan Documents, shall be in writing and (i) deposited in the United States Mail, postage prepaid, by registered or certified mail, or (ii) hand delivered by any commercially recognized courier service or overnight delivery service such as Federal Express, or (iii) subject to Section 17.1.2 below, sent by facsimile transmission, if a FAX Number is designated below (provided a copy is also sent by a means of transmission listed in (i) or (ii) above), or (iv) subject to Section 17.1.3 below, sent by electronic mail if an email address is designated below, addressed as follows:

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If to Borrower:

PHR TCI, LLC

c/o Procaccianti Companies

1140 Reservoir Avenue

Cranston, Rhode Island 02920

Fax Number: (401) 943-6320

Attention:	Gregory D. Vickowski, CFO
E-mail:	gvickowski@procgroup.com

with copies by regular mail or such hand delivery or facsimile or email transmission to:

Procaccianti Companies

1140 Reservoir Avenue

Cranston, Rhode Island 02920

Fax Number: (401) 943-6320

Attention:	Ron M. Hadar, General Counsel
E-mail:	rhadar@procaccianti.com

If to Citizens as Agent and/or Lender:

Citizens Bank, National Association

Commercial Real Estate RC0450

One Citizens Plaza

Providence, Rhode Island 02903

Fax Number: (401) ___-____

Attention:	Commercial Real Estate Loan Administration
E-mail:	alexander.hofstetter@citizensbank.com

nicholas.daprato@citizensbank.com

with copies by regular mail or such hand delivery or facsimile or email transmission to:

Hinckley Allen

100 Westminster Street, Suite 1500

Providence, Rhode Island 02903

Fax Number: (401) 277-9600

Attention:	Kirsten E. Kenney, Esq.
E-mail:	kkenney@hinckleyallen.com

If to any other Lender to the address set forth on Exhibit D.

Any such addressee may change its address and/or fax number and/or e-mail address for such notices to such other address or fax number or e-mail address in the United States as such addressee shall have specified by written notice given as set forth above.

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All periods of notice shall be measured from the deemed date of delivery. A notice shall be deemed to have been given, delivered and received for the purposes of all Loan Documents upon the earliest of: (i) if sent by such certified or registered mail, on the earlier of the third Business Day following the date of postmark or on the date of actual receipt as evidenced by the return receipt, (ii) if hand delivered at the specified address by such courier or overnight delivery service, when so delivered or tendered for delivery during customary business hours on a Business Day, (iii) if facsimile transmission is a permitted means of giving notice, upon receipt during customary business hours on a Business Day as evidenced by confirmation, or (iv) if electronic mail is a permitted means of giving notice, upon receipt during customary business hours on a Business Day as evidenced by electronic confirmation. Any notice delivered outside of the customary business hours on a Business Day shall be deemed received on the next Business Day. Notwithstanding the foregoing, (a) service of a notice required by any applicable statute shall be considered complete when the requirements of that statute are met and (b) no notice of change of address shall be effective except upon actual receipt or upon refusal of receipt.

This Section shall not be construed in any way to affect or impair any waiver of notice or demand provided in any Loan Document or to require giving of notice or demand to or upon any Person in any situation or for any reason.

17.1.2       Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all parties to the Loan Documents. Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

17.1.3       Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, to distribute Loan Documents for execution by the parties thereto, and for other purposes described herein, and may not be used for any other purpose.

17.1.4       Reliance by Agent and Lenders. Agent and Lenders shall be entitled to rely and act upon any notices (including telephonic Loan advance notices, if any) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other communications with Agent may be recorded by Agent, and each of the parties hereto hereby consents to such recording.

17.2          No Assignment by Borrower. Borrower shall not assign or transfer, in whole or in part, any of its rights or obligations under any of the Loan Documents or any monies due hereunder or any interest therein without the prior written consent of each of the Lenders.

17.3          Intentionally Omitted.

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17.4          Parties Bound; No Third Party Beneficiaries.

(a)            The provisions of this Agreement and of each of the other Loan Documents shall be binding upon and inure to the benefit of Borrower, Agent and Lenders and their respective successors and assigns, except as otherwise prohibited by this Agreement or any of the other Loan Documents.

(b)            This Agreement is a contract by and among Borrower, Agent and Lenders for their mutual benefit, and no third person shall have any right, claim or interest against Agent or Lenders by virtue of any provision hereof.

17.5          Waivers, Extensions and Releases.

(a)            Subject to Section 17.17(a) the Required Lenders may at any time and from time to time waive any one or more of the conditions contained herein or in any of the other Loan Documents, or extend the time of payment of the Loan, or release portions of the Collateral from the provisions of this Agreement and from the Mortgage or any other Security Document, but any such waiver, extension or release shall be deemed to be made in pursuance and not in modification hereof, and any such waiver in any instance, or under any particular circumstance, shall not be considered a waiver of such condition in any other instance or any other circumstance.

(b)            Lenders' failure, at any time or times hereafter, to require strict performance by Borrower or Guarantor of any provision of the Loan Documents shall not waive, affect or diminish any right of Lenders thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lenders of an Event of Default under any Loan Document shall not suspend, waive or affect any other Event of Default under any Loan Document, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower or Guarantor contained in any Loan Document and no Event of Default under any Loan Documents shall be deemed to have been suspended or waived by Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent and directed to Borrower or Guarantor, as applicable.

17.6          Governing Law.

17.6.1       Substantial Relationship. It is understood and agreed that all of the Loan Documents shall be deemed to have been delivered in the Commonwealth of Massachusetts, which state the parties agree has a substantial relationship to the parties and to the underlying transactions embodied by the Loan Documents.

17.6.2       Intentionally Omitted.

17.6.3       Governing Law. This Agreement and, except as otherwise provided in Section 17.6.4, each of the other Loan Documents shall in all respects be governed, construed, interpreted, applied and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to principles of conflicts of law.

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17.6.4       Exceptions. Notwithstanding the foregoing choice of law:

(a)             matters relating to (i) the creation, transfer, perfection, priority and enforcement of the liens on and security interests in the Property or other assets situated in states other than the Commonwealth of Massachusetts, including by way of illustration, but not in limitation, actions for foreclosure, for injunctive relief, or for the appointment of a receiver, and (ii) the nature of the interest in the Property created, transferred or perfected; the method for foreclosure of the liens on the Property; the nature of the interest in real property that results from foreclosure and the manner and effect of recording or failing to record evidence of a transaction that transfers or creates an interest in real property, shall be governed by the laws of the state where the Property is situated;

(b)             Agent and Lenders shall comply with applicable law in the state where the Property is situated to the extent required by the law of such jurisdiction in connection with the foreclosure of the security interests and liens created under the Mortgage and the other Loan Documents with respect to the Property or any other assets situated in states other than the Commonwealth of Massachusetts; and

(c)             provisions of Federal law and the law of the state where the Property is situated shall apply in defining the terms Hazardous Substances, Environmental Legal Requirements and Legal Requirements applicable to the Property as such terms are used in this Agreement and the other Loan Documents.

Nothing contained herein or any other provisions of the Loan Documents shall be construed to provide that the substantive laws of the state where the Property is situated shall apply to any parties' rights and obligations under any of the Loan Documents, which, except as expressly provided in clauses (a), (b) and (c) of this Section 17.6.4, are and shall continue to be governed by the substantive law of the Commonwealth of Massachusetts. In addition, the fact that portions of the Loan Documents may include provisions drafted to conform to the law of the state where the Property is situated is not intended, nor shall it be deemed, in any way, to derogate the parties' choice of law as set forth or referred to in this Agreement or in the other Loan Documents. The parties further agree that the Agent and Lenders may enforce their rights under the Loan Documents including, but not limited to, their rights to sue the Borrower or to collect any outstanding indebtedness in accordance with applicable law.

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17.7          Consent to Jurisdiction and Service of Process. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWER, AGENT OR ANY LENDER, BORROWER HEREBY CONSENTS AND AGREES THAT (EXCEPT AS OTHERWISE MANDATORILY REQUIRED BY APPLICABLE LAW IN ORDER TO ENFORCE AGENT'S AND/OR LENDERS' RIGHTS UNDER THIS AGREEMENT OR UNDER ANY OF THE OTHER LOAN DOCUMENTS AND EXCEPT AS OTHERWISE PROVIDED IN ANY OF THE OTHER LOAN DOCUMENTS) THE SUPERIOR COURT OF SUFFOLK COUNTY, MASSACHUSETTS OR, AT AGENT'S OR BORROWER'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MASSACHUSETTS, SHALL HAVE NON-EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND AGENT OR ANY LENDER PERTAINING TO THE LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED THERETO. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER FURTHER CONSENTS AND AGREES THAT SERVICE OF PROCESS IN ANY SUIT BROUGHT FOR ENFORCEMENT OF THIS AGREEMENT MAY BE MADE BY MAIL IN THE MANNER SET FORTH IN SECTION 17.1 ABOVE. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR LENDERS TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR LENDERS OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

17.8          JURY TRIAL WAIVER. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, BORROWER, AGENT AND LENDERS MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS AGREEMENT, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BORROWER, AGENT AND LENDERS TO ENTER INTO THE TRANSACTIONS CONTEMPLATED HEREBY.

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17.9          Survival. All representations, warranties, covenants and agreements of Borrower herein or in any other Loan Document, or in any notice, certificate, or other paper delivered by or on behalf of Borrower pursuant hereto are significant and shall be deemed to have been relied upon by Agent and Lenders notwithstanding any investigation made by Agent or Lenders or on their behalf and shall survive the delivery of the Loan Documents and the making of the Loan and each advance pursuant thereto. No review or approval by Agent, Lenders, or by Lenders' Consultants or representatives, of any plans and specifications, opinion letters, certificates by professionals or other item of any nature shall relieve Borrower or anyone else of any of the obligations, warranties or representations made by or on behalf of Borrower under any one or more of the Loan Documents.

17.10        Cumulative Rights; No Waiver. All of the rights of Agent and Lenders hereunder and under each of the other Loan Documents and any other agreement now or hereafter executed in connection herewith or therewith, shall be cumulative and may be exercised singly, together, or in such combination as Agent or Lenders may determine in their sole good faith judgment. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule given to Agent or Lenders or contained in any other agreement between Borrower and Agent or Lenders heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained. The failure or delay of Agent or Lenders to exercise or enforce any rights, liens, powers or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such liens, rights, powers and remedies, but all such liens, rights, powers, and remedies shall continue in full force and effect until the Loan and all other Obligations shall have been fully satisfied. In addition, no act of the Agent or Lenders pursuant to the Loan Documents shall be construed as an election to proceed under any one remedy to the exclusion of other remedies. All liens, rights, powers, and remedies herein provided for are cumulative and none are exclusive.

17.11        Limitations on Claims Against Agent or Lenders.

17.11.1     Borrower Must Notify. Neither Agent nor any Lender shall be in default under this Agreement, or under any other Loan Document, unless a written notice specifically setting forth the claim of Borrower shall have been given to Agent or such Lender within sixty (60) days after Borrower first had actual knowledge or actual notice of the occurrence of the event which Borrower alleges gave rise to such claim and Agent or such Lender does not remedy or cure the default, if any there be, with reasonable promptness thereafter. Such actual knowledge or actual notice shall refer to what was actually known by, or expressed in a written notification furnished to, any of the Authorized Representatives.

17.11.2     Remedies. If it is determined by the final order of a court of competent jurisdiction, which is not subject to further appeal, that Agent or any Lender breached any of their obligations under the Loan Documents and have not remedied or cured the same with reasonable promptness following notice thereof, Agent or such Lenders' responsibilities shall be limited to the payment of any actual, direct, compensatory damages sustained by Borrower as a result thereof plus Borrower's reasonable costs and expenses, including, without limitation, actual and reasonable attorneys' fees and disbursements in connection with such court proceedings.

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17.11.3     LIMITATIONS. EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER AGAINST AGENT OR ANY LENDER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. IN NO EVENT SHALL AGENT OR ANY SUCH LENDER BE LIABLE TO BORROWER OR ANYONE ELSE UNLESS A WRITTEN NOTICE SPECIFICALLY SETTING FORTH THE CLAIM OF BORROWER SHALL HAVE BEEN GIVEN TO AGENT OR ANY SUCH LENDER WITHIN THE TIME PERIOD SPECIFIED ABOVE.

17.12        Obligations Absolute. Except to the extent prohibited by applicable law which cannot be waived, the Obligations of Borrower under the Loan Documents shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever, including, without limitation, the existence of any claim, set off, defense or other right which Borrower may have at any time against the Agent or any Lender whether in connection with the Loan or any unrelated transaction.

17.13        Table of Contents, Title and Headings. Any Table of Contents, the titles and the headings of sections are not parts of this Agreement or any other Loan Document and shall not be deemed to affect the meaning or construction of any of their provisions.

17.14        Counterparts; Electronic Communications.

(a)            This Agreement may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart which is executed by the party against whom enforcement of this Agreement is sought.

(b)            To the extent expressly permitted by the provisions of Section 17.1.3, the parties hereby agree to the conduct of certain communications by electronic means.

17.15        Intentionally Omitted.

17.16        Time of the Essence. Time is of the essence of each provision of this Agreement and each other Loan Document.

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17.17        Amendments; No Oral Changes, etc.

(a)            Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, no amendment, modification, termination, or waiver of any provision of any of the Loan Documents nor consent to any departure by Borrower or Guarantor therefrom shall in any event be effective unless the same shall be in a written notice given to Borrower or Guarantor, respectively, by Agent and consented to in writing by the Required Lenders (or by the Agent acting alone if any specific provision of this Agreement provides that the Agent, acting alone, may grant such amendment, modification, termination, waiver or departure) and Agent shall give any such notice if the Required Lenders so consent or direct Agent to do so; provided, however, that any such amendment, modification, termination, waiver or consent shall require a written notice given to Borrower by the Agent and consented to in writing by all of the Lenders if the effect thereof is to:

(i)              change any of the provisions affecting the interest rates on the Loan;

(ii)            discharge or release the Borrower from its obligation to repay all principal due under the Loan;

(iii)            release any Guarantor or any material portion of the Collateral other than in accordance with the terms of the Loan Documents;

(iv)           except as otherwise expressly provided in this Agreement, change any Lender's Pro Rata Share of the Loan;

(v)            modify this Section 17.17;

(vi)           change the definition of Required Lenders;

(vii)          extend any scheduled due date for payment of principal, interest or fees;

(viii)         permit Borrower to assign any of its rights under or interest in this Agreement; or

(ix)            increase the Maximum Loan Amount;

and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Any amendment or modification of this Agreement must be (i) signed by Borrower, Agent and at least all of the Lenders consenting thereto who shall then hold the Pro Rata Shares of the Loans required for such amendment or modification under this Section 17.17 and Agent shall sign any such amendment, on behalf of the applicable Lenders, if such Lenders so consent or direct Agent to do so provided that any Lender dissenting therefrom shall be given an opportunity to sign any such amendment or modification, and (ii) if requested by Agent, acknowledged and consented to by Guarantor, which consent and acknowledgment shall include an affirmation and ratification of Guarantor's obligations under the Loan Documents executed by Guarantor. Any amendment of any of the Security Documents (other than UCC Financing Statements) must be signed by each of the parties thereto.

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(b)            In no event shall any oral agreements, promises, actions, inactions, knowledge, course of conduct, course of dealings or the like be effective to amend, terminate, extend or otherwise modify this Agreement or any of the other Loan Documents. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THE SAME MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)            Amendments to Hedging Contracts. Notwithstanding any contrary provision of this Agreement, (i) the Counterparty to any Hedging Contract may enter into participations and risk sharing agreements with respect to any Hedging Contracts and may exercise all rights and remedies under any Hedging Contracts, and (ii) the documents evidencing Hedging Contracts may be amended, or rights or privileges thereunder waived, in a writing executed solely by the respective parties thereto.

17.18        Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

17.19        Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in any of the Other Agreements or the Security Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the Other Agreements or the Security Documents, the provision contained in this Agreement shall govern and control unless the provision is governed by the laws of the jurisdiction in which the Property is located in which case such other provision shall be controlling.

17.20        Agent's or Lenders' Consent. Whenever Agent's or Lenders' consent is required to be obtained under any Loan Documents as a condition to any action, inaction, condition or event, Agent and Lenders shall be authorized to give or withhold such consent in their sole and absolute discretion without regard to reasonableness (unless otherwise expressly provided herein or therein) and to condition their consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

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17.21        Interpretation; Integration.

(a)            No provision in any of the Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other Governmental Authority by reason of such party having or being deemed to have structured, drafted or dictated such provision.

(b)            This Agreement and the other Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the other Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the other Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement or the other Loan Documents.

17.22        No Preservation or Marshaling. Borrower agrees that neither Agent nor any Lender shall have any obligation to preserve rights to the Collateral against prior parties or to marshal any Collateral for the benefit of any Person.

17.23        Waivers by Borrower. EXCEPT AS IS OTHERWISE EXPRESSLY PROVIDED FOR HEREIN, OR AS REQUIRED BY APPLICABLE LAW, BORROWER WAIVES (A) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON-PAYMENT, INTENT TO ACCELERATE, ACCELERATION, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT OR LENDERS ON WHICH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER AGENT OR LENDERS MAY DO IN THIS REGARD; (B) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR OBTAINING ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT OR LENDERS TO EXERCISE ANY OF THEIR REMEDIES; (C) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; AND (D) NOTICE OF ACCEPTANCE HEREOF. BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT'S AND LENDERS' ENTERING INTO THIS AGREEMENT AND THAT AGENT AND LENDERS ARE RELYING UPON THE FOREGOING WAIVERS IN FUTURE DEALINGS WITH BORROWER. BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED SUCH RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

17.24        Monthly Statements. While Agent or Lenders may issue invoices or other statements on a monthly or periodic basis (a “Statement”), it is expressly acknowledged and agreed that: (i) the failure of Agent or Lenders to issue any Statement on one or more occasions shall not affect Borrower's obligations to make payments under the Loan Documents as and when due; (ii) the inaccuracy of any Statement shall not be binding upon Agent or any Lender and so Borrower shall always remain obligated to pay the full amount(s) required under the Loan Documents as and when due notwithstanding any provision to the contrary contained in any Statement; (iii) all Statements are issued for information purposes only and shall never constitute any type of offer, acceptance, modification, or waiver of the Loan Documents or any of Agent's or any Lenders' rights or remedies thereunder; and (iv) in no event shall any Statement serve as the basis for, or a component of, any course of dealing, course of conduct, or trade practice which would modify, alter, or otherwise affect the express written terms of the Loan Documents.

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17.25        Recourse Provisions.

17.25.1     Borrower Fully Liable. Borrower shall be fully liable for the Loan and the payment and performance of all Obligations of Borrower to Agent and Lenders.

17.25.2     Guarantor Liability. Guarantor shall be personally liable with respect to the Loan and the payment and performance of the Obligations only to the extent set forth in the Guaranty, the Environmental Indemnity Agreement and in any other Loan Documents now or hereafter executed and delivered by Guarantor (if any).

17.25.3     Member Liability. Except as set forth in the Guaranty, the Environmental Indemnity Agreement and any other Loan Documents now or hereafter executed and delivered by Member (if any), no Member of Borrower shall have any personal liability for the payment and performance of the Obligations.

17.25.4     Additional Matters. Nothing contained in these limited recourse provisions or elsewhere shall: (i) limit the right of Agent or Lenders to obtain injunctive relief or to pursue equitable remedies under any of the Loan Documents, excluding only any injunctive relief ordering payment of obligations by any Person for which personal liability does not otherwise exist; or (ii) limit the liability of any attorney, law firm, architect, accountant or other professional who or which renders or provides any written opinion or certificate to Lenders in connection with the Loan even though such person or entity may be an agent or employee of a Person which is not personally liable for the Obligations.

17.26        Office of Foreign Asset Control (“OFAC”) and Patriot Act Notice

(a)            Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower and Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower and Guarantor, which information includes the name and address of Borrower and Guarantor and other information that will allow such Lender or Agent, as applicable, to identify Borrower and Guarantor in accordance with the Patriot Act. Borrower shall, promptly following a request by Agent, provide all documentation and other information that any Lender reasonably requests in order to comply with its ongoing obligations under “know your customer” and OFAC requirements and all anti-money laundering or other applicable Laws, including the Patriot Act and the Beneficial Ownership Regulation, with respect to any Person owning such percentage of the direct or indirect ownership interests in Borrower or Guarantor that may be then required by applicable Law).

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(b)            Each Lender and Agent hereby notifies Borrower that:

(i)              To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each customer who opens an account (including the extension of credit to a customer). Therefore, all new and existing customers are subject to the identity verification requirements. When you open an account with any entity within the Lenders’ family of companies, Lenders require the following information for the Business: Business Name, Business Address, Business TIN and Business Phone Number.

(ii)             In addition, all financial institutions must check all Borrowers; Collateral Owners; Guarantors; Co-signors; Receiving and Sending Parties; General Partners, Managing Members and Trustees; and Limited Partners, Managing Members and Beneficiaries holding ownership interests of twenty percent (20%) or more in Borrower or Guarantor; against the US Department of Treasury’s list for Specially Designated Nationals and Blocked Persons.

(iii)            Both the Patriot Act and OFAC verifications must be completed prior to the Loan closing date.

17.27        Electronic Transmission of Data. The parties agree that certain data related to the Loan (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the internet. This data may be transmitted to, received from or circulated among employees, agents and representatives of Borrower, Agent and Lenders and their respective Affiliates and other Persons involved with the subject matter of this Agreement. Borrower acknowledges and agrees that (a) there are risks associated with the use of electronic transmission and that neither Agent nor any Lender controls the method of transmittal or service providers, (b) Agent and Lenders have no obligation or responsibility whatsoever and assume no duty or obligation for the security, receipt or third party interception of any such transmission, and (c) Borrower will release, hold harmless and indemnify Agent and Lenders from any claim, damage or loss, including that arising in whole or part from Agent's or any Lender’s strict liability or sole, comparative or contributory negligence (other than any claim, damage or loss arising from Agent's or a Lender's gross negligence or willful misconduct), which is related to the electronic transmission of data.

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17.28        No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agent and the Arranger, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, any other Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Agent or the Arranger has advised or is currently advising the Borrower, any other Loan Party or any of their respective Affiliates on other matters) and neither the Agent nor the Arranger has any obligation to the Borrower, to any other Loan Party or to any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein, or in the other Loan Documents; (iv) the Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice to Borrower or any other Loan Party with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by applicable Law, any claims that it may have against the Agent or the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

17.29        Disclaimer by Agent and Lenders. Agent and Lenders shall not be liable to any subcontractor, supplier, laborer, architect, engineer or any other party for services performed or materials supplied in connection with the Property. Agent and Lenders shall not be liable for any debts or claims accruing in favor of any such parties against Borrower or against the Property. Borrower shall not be considered an agent of Agent or of Lenders for any purposes, and Agent and Lenders are not venture partners with Borrower. Agent and Lenders shall not be deemed to be in privity of contract with any contractor, subcontractor or provider of services on or to the Property. Nor shall any payment of funds directly to any contractor, or subcontractor or provider of services on or to the Property, be deemed to create any third party beneficiary status or recognition of same by Agent or Lenders. Approvals granted by Agent or Lenders for any matters covered under this Agreement shall be narrowly construed to cover only the parties and facts identified in any written approval.

[Remainder of page intentionally left blank. Signatures on following page(s).]

118

IN WITNESS WHEREOF this Agreement has been duly executed and delivered as a sealed instrument as of the date first above written.

BORROWER:

PHR TCI, LLC,
a Delaware limited liability company

By:	/s/ James A. Procaccianti
Name:	James A. Procaccianti
Title:	Authorized Representative

AGENT:

CITIZENS BANK, NATIONAL ASSOCIATION, as Agent

By:	/s/ Alexander M. Hofstetter
Name:	Alexander M. Hofstetter
Title:	Senior Vice President

LENDER:

CITIZENS BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Alexander M. Hofstetter
Name:	Alexander M. Hofstetter
Title:	Senior Vice President

LIST OF EXHIBITS

			Section
			Reference
			Number

Exhibit A	-	Organizational Chart Setting Forth Ownership Interests, Authorized Representatives and Organizational and Taxpayer Identification Numbers	4, 8.10.2

Exhibit B	-	Intentionally Omitted

Exhibit C	-	Required Hazard, Property and Other Insurance	7.1.13 and 9.5

Exhibit D	-	Lenders' Pro Rata Shares, Notice Addresses and Wire Transfer Instructions	2.16, 15.2, 16.2.1 and 17.1

Exhibit E	-	Form of Assignment and Assumption	16.1.1

Exhibit F	-	Form of Compliance Certificate	9.1

Exhibit G	-	Conditions Subsequent	7.2

Exhibit H	-	Approved Capital Expenditures Budget	9.41

EXHIBIT A

ORGANIZATIONAL CHART SETTING FORTH OWNERSHIP INTERESTS, AUTHORIZED REPRESENTATIVES

AND ORGANIZATIONAL AND TAXPAYER IDENTIFICATION NUMBERS

EXHIBIT B

INTENTIONALLY OMITTED

EXHIBIT C

REQUIRED PROPERTY, HAZARD AND OTHER INSURANCE

Borrower shall at all times provide and maintain the following insurance coverages with respect to the Property issued by companies qualified to do business in the jurisdiction where the Property is located, having a Best's Rating of not less than A-IX and otherwise reasonably acceptable to Agent:

(i)	property insurance on an all-risk basis without exception (including, without limitation, flood [required if property is in a “Special Flood Hazard Area” A or V], vandalism and malicious mischief, terrorism, earthquake, collapse, boiler explosion, sprinkler coverage, cost of demolition, increased costs of construction and the value of the undamaged portion of the building and soft costs coverage) covering all the real estate, fixtures and personal property to the extent of the full insurable value thereof, on an all-risk non-reporting form, having replacement cost, laws and ordinances and agreed amount endorsements (with deductibles reasonably acceptable to Agent);

(ii)	rent loss or business interruption insurance in an amount equal to one year's projected Rents or gross revenues;

(iii)	commercial general liability insurance, with underlying and umbrella coverages totaling not less than $25,000,000 per occurrence and $25,000,000 in the aggregate or such other amounts as may be reasonably determined by Agent from time to time;

(iv)	worker's compensation, employer's liability and other insurance required by law (if applicable); and

(v)	such other insurance coverages in such amounts as Agent may reasonably request consistent with the customary practices of prudent developers and owners of similar properties.

An actual insurance policy or certified copy thereof, or a binder, certificate of insurance, or other evidence of property coverage in the form of Acord 28 (Evidence of Commercial Property Coverage), Acord 25 (Certificate of Insurance), or a 30-day binder in form acceptable to Agent, shall be delivered at closing of the Loan. Thereafter, if requested by Agent, a copy of any insurance policy requested by Agent shall be delivered to Agent within ten (10) days after Agent’s request therefor.

Flood insurance shall be provided if the Property is located in a flood prone, flood risk or flood hazard area as designated pursuant to the Federal Flood Disaster Protection Act of 1973, as amended, and the Regulations thereunder, or if otherwise reasonably required by Agent.

Agent shall be named as first mortgagee on policies of all-risk-type insurance on the Property, as loss payee on the Collateral and its contents, and as first mortgagee on rent-loss or business interruption coverages related thereto.

Except with respect to commercial general liability insurance, as to which Agent shall be named as an additional insured with respect to the Property, all other required insurance coverages shall have a so-called “mortgagee's endorsement” or “lender's loss-payable endorsement” which shall provide in substance as follows:

A.           Loss or damage, if any, under the policy shall be paid to Agent and its successors and assigns in whatever form or capacity its interest may appear and whether said interest be vested in Agent in its individual or in its disclosed or undisclosed fiduciary or representative capacity, or otherwise, or vested in a nominee or trustee of Agent.

B.           The insurance under the policy, or under any rider or endorsement attached thereto, as to the interest only of Agent shall not be invalidated nor suspended:

(a)	by any error, omission or change respecting the ownership, description, possession or location of the subject of the insurance or the interests therein or the title thereto; or

(b)	by the commencement of foreclosure or similar proceedings or the giving of notice of sale of any of the property covered by the policy by virtue of any mortgage, deed of trust, or security interest; or

(c)	by any breach of warranty, act, omission, neglect, or noncompliance with any provisions of the policy by the named insured, or anyone else, whether before or after a loss, which under the provisions of the policy of insurance, would invalidate or suspend the insurance as to the named insured, excluding, however, any acts or omissions of Agent while exercising active control and management of the insured property.

C.           Insurer shall provide Agent with not less than (x) ten (10) days’ prior written notice of cancellation of the policy (for non-payment) and (y) thirty (30) days’ prior written notice of cancellation of the policy (for any reason other than non-payment) or of the non-renewal thereof.

D.           The insurer reserves the right to cancel the policy at any time, but only as provided by its terms. However, in such case this policy shall continue in force for the benefit of Agent and Lenders for thirty (30) days after written notice of such cancellation is received by Agent and shall then cease.

E.           Should legal title to and beneficial ownership of any of the property covered under the policy become vested in Agent or Lenders or their agents, successors or assigns, insurance under the policy shall continue for the term thereof for the benefit of Agent and Lenders.

2

F.           All notices herein provided to be given by the insurer to Agent or Lenders in connection with the policy and lender's loss payable endorsement shall be mailed to or delivered to Agent at the address specified by Agent:

Citizens Bank, N.A.

3

EXHIBIT D

LENDERS' PRO RATA SHARES AND AGENT'S AND LENDERS'

NOTICE ADDRESSES AND WIRE TRANSFER INSTRUCTIONS

Name of AGENT, address for notices

and wire transfer instructions:

Citizens Bank, N.A., Agent
One Citizens Plaza
Providence, RI 02903
Attn: Commercial Real Estate Loan Administration
Fax Number: 401-_____________

Wire Transfer Instructions:

Citizens Bank, N.A.
ABA #:__________________
Beneficiary:______________
Account #:_______________
Re:_____________________
Attention:________________
Telephone:_______________

Name of LENDER, address for notices
and wire transfer instructions:	Pro Rata Share

Citizens Bank, N.A.	100%
One Citizens Plaza
Providence, RI 02903
Attn: Commercial Real Estate Loan Administration
Fax Number: 401-__________

Wire Transfer Instructions:

Citizens Bank, N.A.
ABA #:____________________
Beneficiary:________________
Account #:
Re:_______________________
Attention:_________________
Telephone:________________

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between _________________ (the “Assignor”) and ____________________ (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below, and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or in any way based on or related to any of the foregoing, including, but not limited to contract claims, tort claims, malpractice claims, statutory claims and all other claims at Law or in equity, related to the rights and obligations sold and assigned pursuant to Subsection (i) above (the rights and obligations sold and assigned pursuant to Subsections (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor: _____________________________________

2.	Assignee: _______________________________ [, an Affiliate/Approved Fund of __________________]

3.	Borrower(s): PHR TCI, LLC, a Delaware limited liability company

4.	Agent: Citizens Bank, National Association, as the administrative agent under the Loan Agreement

5.	Loan Agreement:	The Loan Agreement, dated as of August 15, 2018 among Borrower, the Lenders parties thereto, and Citizens Bank, National Association, as Agent.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans

$	$		%

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

[Consented to and] Accepted:

CITIZENS BANK, NATIONAL ASSOCIATION
as Agent

By:
Name:
Title:

2

[Consented to by Borrower (if required):]

PHR TCI, LLC,
a Delaware limited liability company

By:
Name:
Title:

3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1.          Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, or any collateral thereunder, (iii) the financial condition of Borrower, any of its Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all requirements of an Eligible Assignee under the Loan Agreement (subject to receipt of such consents as may be required under the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant thereto, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision independently and without reliance on Agent or any other Lender to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Foreign Lender, it has delivered to Agent any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

1.3           Assignee’s Address for Notices, etc. Attached hereto as Schedule 1 is all contact information, address, account and other administrative information relating to the Assignee.

2.          Payments. From and after the Effective Date, Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by Administrative Agent for periods prior to the Effective Date or with respect to the making of this Assignment directly between themselves.

3.          General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the Law of the Commonwealth of Massachusetts.

2

SCHEDULE 1 TO ASSIGNMENT AND ASSUMPTION

ADMINISTRATIVE DETAILS

(Assignee to list names of credit contacts, addresses, phone and facsimile numbers, electronic mail addresses and account and payment information)

(a)	LIBOR Lending Office:

Assignee name:
Address:

Attention:
Telephone: (__)
Facsimile: (__)
Electronic Mail:

(b)          Domestic Lending Office:

Assignee name:
Address:

Attention:
Telephone: (__)
Facsimile: (__)
Electronic Mail:

(c)          Notice Address:

Assignee name:
Address:

Attention:
Telephone: (__)
Facsimile: (__)
Electronic Mail:

(d)	Payment Instructions:

Account No.__

Attention: ___

Reference: __

EXHIBIT F

COMPLIANCE CERTIFICATE

Citizens Bank, N.A., Agent	Date: ___________, 20__
One Citizens Plaza
Providence, RI 02903
Attention: Alex Hofstetter, Senior Vice President

Re:	Compliance Certificate required by Section 9.1 of the Loan Agreement dated as of August 15, 2018 (as the same may be amended from time to time, the “Loan Agreement”) by and among Citizens Bank, National Association as Agent and as a Lender, the other Lenders party thereto and PHR TCI, LLC, a Delaware limited liability company, as Borrower (“Borrower”)

Ladies and Gentlemen:

This certificate is submitted by the Borrower pursuant to Section 9.1 of the Loan Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

The Borrower hereby certifies to the Agent and the Lenders that, to the best of the undersigned's knowledge:

A.           As of the date hereof, no Default has occurred and is continuing;

B.           The Annual Financial Statements dated as of December __, 20__ and provided to Agent pursuant to Section 9.2.1 of the Loan Agreement were true, accurate and complete in all material respects as of such date; - TO BE INCLUDED IN COMPLIANCE CERTIFICATE REQUIRED TO BE ISSUED BY APRIL 30 OF EACH YEAR ONLY

C.           The Quarterly Financial Statements dated __________, 20__ and provided to Agent pursuant to Section 9.2.2(a) of the Loan Agreement were true, accurate and complete in all material respects as of such date [REQUIRED IF COMPLIANCE CERTIFICATE IS BEING ISSUED IN CONNECTION WITH QUARTERLY FINANCIAL STATEMENTS];

D.           As of the date hereof, there exists no Indebtedness which is not Permitted Additional Debt.

E.           The following information is true, accurate and complete as of ________, 20__:

1.	Debt Service Coverage Ratio (Quarterly Test)

(Loan Agreement - Section 9.2.2[b])

a)	Net Operating Income:	_________

b)	Debt Service Coverage Interest Rate (“DSCIR”) Determination
(As provided by Citizens)

The Greater of:

	“Adjusted LIBOR Rate” plus LIBOR Rate Margin	_________
	or DSC Treasury Rate plus 2.5%	_________
	or 6.75%	6.75%

	DSCIR:	_________%

c)	Debt Service Coverage Principal Balance
_________
(As of
Date above - provided by Citizens)

d)	Principal Amortization (25 year
schedule):

	Loan Balance (#1c)	_________
	Interest Rate (#1b)	_________
	Term (Schedule)	25 yrs.

	Principal Requirement 1 Year:	_________

e)	Calculation of Total Debt Service:

	Total Debt Service:	_________

f)	Debt Service Coverage Ratio:

	NOI (#1a)	_________
divided by
	Total Debt Service (#1e)	_________
Equals

	DSC Ratio:	_________

2

2.	Cash Reserve Account and Loan Repayments (Quarterly Test)

 (Loan Agreement - Sections 9.2.2(b) & 10.2)

DSC Ratio (#1f):	_________

a)	If less than the applicable minimum DSC Ratio that is now required pursuant to Section 10.2.1 of the Loan Agreement but greater than 1.1 to 1, then either: (i) deposit Net Cash Flow for immediately preceding NCF Period in Cash Reserve Account and on each NCF Payment Date thereafter deposit all Net Cash Flow in Cash Reserve Account, (ii) pay down Loan to the applicable minimum DSC Ratio that is now required pursuant to Section 10.2.1, or (iii) furnish Acceptable Letter of Credit in such amount.

b)	If less than 1.1 to 1, then either: (i) pay down Loan to the applicable minimum DSC Ratio that is now required pursuant to Section 10.2.1, or (ii) furnish Acceptable Letter of Credit in such amount.

Funds Deposited in Cash Reserve Account	_________

Acceptable Letter of Credit or Loan Paydown	_________

Recalculated DSC Ratio	_________

[Borrower signature on following page.]

3

The undersigned is a duly designated Authorized Representative of Borrower.

BORROWER:

PHR TCI, LLC,
a Delaware limited liability company

By:
Name:
Title:

4

EXHIBIT G

CONDITIONS SUBSEQUENT

The following Conditions Subsequent (all in form and substance reasonably satisfactory to Agent) shall be delivered to Agent or otherwise satisfied by Borrower within thirty (30) days after the closing of the Loan or such other period (if any) as is set forth below:

1.	Title Insurance Policy for the Property in compliance with the Recording/Escrow Letter from Hinckley, Allen & Snyder LLP to First American Title Insurance Company, c/o Vanguard Title Insurance Agency, LLC, dated August 14, 2018.

2.	Originals of all recorded/filed Security Documents (including UCC Financing Statements). (To be delivered to Agent within ten (10) days after they are returned by the respective recording office(s)).

3.	Consent of the Issuer of the Required Interest Rate Protection Agreement to its assignment to Agent (substantially in Agent's customary form). (To be delivered to Agent within ten (10) Business Days after the date hereof.)

4.	Baseline Environmental Assessment for the Property, as filed with the State of Michigan Department of Environmental Quality. (To be delivered to Agent within thirty (30) days after the date hereof.)

5.	Amendment to the Operating Lease setting forth the “Fixed Rent” and “Percentage Rent” thereunder, in form and substance satisfactory to Agent. (To be delivered to Agent within fifteen (15) days after the date hereof.)

6.	Original, fully executed Franchisor “Comfort Letter” in form and substance satisfactory to Agent.

7.	Signed and sealed Survey in the form approved by Agent as of the date hereof (PDF and original to be delivered within two (2) days after the date hereof).

EXHIBIT H

APPROVED CAPITAL EXPENDITURES BUDGET

[See Attached]

Hotel Indigo Traverse City, 263 W Grandview Parkway, Traverse City, Michigan 49684

PIP Inspection - 02/19/18

PIP Date - 03/01/18

Budget Date - 03/19/18

Last Revision - 05/10/18 - BY EVAN

PIP #	Item Description	Qty	UOM	Unit Price Sub	Total Project Cost	Comments
1.) Exterior Areas
	Site
1	Provide appropriate screening of hotel site equipment from guest view that coordinates with the Hotel architecture.	1	Allow	2,500	$2,500	Hotel is in violation of the screening of the dumpster. Allowance to correct, per CBRE/IVI - $2,500.
	NON-PIP ITEM: Replace PTAC Units on the north, east, and west side (highway side) of the hotel	54	Each	1,750	$94,500	Evergreen PTAC unit (with an STC of 35). Verbal pricing from Evergreen.
	NON-PIP ITEM: Replace guestrooms windows on the north side, east, and west (highway side) of the hotel	0	Each	1,000	$-	DO NOT DO WINDOW REPLACEMENTS AT THIS TIME
	Site Total				$97,000

	Landscaping
2	Provide additional landscaping at entry beds, around the building monument sign, and around porte cochere columns.	0	Allow	0	$-	Flowers in entry beds around the parking lot maintained seasonally. Done May 2018.
3	Provide additional planters at street side of Restaurant doors.	4	Each	1,250	$5,000	Resin-based, commercial product. Low maintentance. Can handle harsh temps. Look at TerraCast Products, for example.
	Landscaping Total				$5,000

	Outdoor/ Patio Terrace
5	Provide decorative planters with colorful seasonal plantings.	1	Allow	$5,000	$5,000	Allowance of $5K for planters and plants. Seller indicated they are doing this by Jun-18, but am guessing it will be minimal.
	Outdoor/ Patio Terrace Total				$5,000

II.) Public Areas
	Overall Area
7	This hotel is brand new and opened in 2016. Overall the design of this hotel provides the base layer that the brand is expecting but is lacking the upscale implementation of ‘Wit and Whimsy’. Provide additional design elements throughout that intrigue the guest and reflect the neighborhood story in an interesting and creative way.				$-
	Overall Area Total				$-

	Lobby
	NON-PIP ITEM: IT-Related Costs, including HSIA, PBX, and Back Office.	1	Allow	$190,000	$150,000	HSIA - $50K PBX - $50K Back Office - $50K

Hotel Indigo Traverse City, 263 W Grandview Parkway, Traverse City, Michigan 49684

PIP Inspection - 02/19/18

PIP Date - 03/01/18

Budget Date - 03/19/18

Last Revision - 05/10/18 - BY EVAN

PIP#	Item Description	Qty	UOM	Unit Price Sub	Total Project Cost	Comments
10	Replace reception area lobby seating. Provide two new chairs with arms, and retain two of the green accent chairs, but provide new accent lumbar pillows in an alternate printed fabric.	4	Each	$750	$3,000
11	At reception area lobby seating, replace existing coffee table and provide a new creative table concept that aligns with the neighborhood story.	1	Allow	$1,500	$1,500
12	Remove the Neighborhood Guide or repurpose per Brand approved guidelines.				$-
13	Replace existing reception area rug and provide new circular rug to anchor updated seating group. New rug should be colorful and coordinate with the new and existing lobby decor.	1	Allow	$3,500	$3,500
14	Replace reception area decorative ceiling fixture. New lobby light fixture should be an impactful conversation piece that sets the tone for the refreshed lobby design.	1	Allow	$4,500	$4,500
15	Replace decorative accessories.	1	Allow	$5,000	$5,000	$5K allowance for decorative nicknacks.
16	Remove existing paintings which are located throughout the public areas. If paintings are not removed, locate all of them in a comprehensive "gallery style'[1] installation in a central area of the lobby.				$-	I would not remove the existing paintings. I would keep the paintings as-is.
	Lobby Total				$167,500

	Grab and Go
18	Provide Grab n’ Go/ Market signage.				$-
18A	Enhance Grab n’ Go experience	1	Allow	$50,000	$50,000	Could be located across from the front desk, by the columns and restaurant. They currently serve coffee there in the mornings.
	Grab and Go Total				$50,000

	Business Center
20	Replace existing art piece and provide a new mural that aligns with the neighborhood story.	1	Allow	$1,500	$1.500
	Business Center Total				$1,500

	Restaurant
23	Provide a communal table within the F&B zone (adjacent to the bar) of the lobby space. Table should accommodate 6-8 and have integrated power outlets.	1	Allow	1,000	$1,000	Communal table is there (moved from boardroom), but does not have integrated outlets. Need to add electric outlets to wall.
24	Murals and/or custom boutique design features are required throughout the property that relate back to the neighborhood story.	1	Allow	5,000	$5,000	$5K allowance for art pieces/murals in restaurant area.
25	Replace existing art and provide a new comprehensive art package that aligns with the neighborhood story.				$-	Induded Above
	Restaurant Total				$6,000

	Public Restrooms - Multi
26	Provide art that aligns with the neighborhood story.	1	Allow	1,000	$1,000	1 would not go overboard here. A couple of art pieces in men’s bathroom only. No spot for artwork in woman's bathroom. Bathrooms are unique with a lot of stone. $1K allowance should be enough.

Hotel Indigo Traverse City, 263 W Grandview Parkway, Traverse City, Michigan 49684

PIP Inspection - 02/19/18

PIP Date - 03/01/18

Budget Date - 03/19/18

Last Revision - 05/10/18 - BY EVAN

PIP#	Item Description	Qty	UOM	Unit Price Sub	Total Project Cost	Comments
	Public Restrooms- Multi Total				$1,000

	Public Restrooms- Single
27	Replace existing wall finish and provide new decorative wall vinyl and tile at wet wall.				$-	Completed
28	Replace vanity, and vanity mirror. Provide new vanity with millwork base. Remove exiting mirror and provide electric mirror				$-	Completed
29	Provide artwork.				$-	Completed
	Public Restrooms- Single Total				$-

	Pre-function
30	Provide seating at pre-function area, to include upholstered benches and small conversational accent chairs.	1	Allow	$-	$-	Already done
31	The hotel is missing the whit and whimsy design layer required by the Brand. Replace and provide a new comprehensive art package that aligns with the neighborhood story.	1	Allow	$-	$-	This is the same line item as "Corridors" below.
	Pre-function Total				$-

	Coat Room
32	Provide sliding doors or drapery panel to conceal coat check closet when not in use by hotel guests.	1	Allow	$-	$-	I would just remove this item. This is tucked away and nobody sees it anyway.
	Coat Room Total				$-

	Meeting Room
33	Replace window treatments. Provide new window treatments with blackout capabilities for meetings/events.	1	Allow	$4,000	$4,000
34	Provide the appropriate audio visual equipment at meeting spaces. Retractable AV screen and/or large wall mounted TV with computer connections required at a minimum.	2	Each	$19,000	$38,000	Room splits in two with airwall. Pricing per Bridget proposal.
35	Provide a reverse door viewer.	1	Allow	$-	$-	Done
36	Provide artwork or decorative mirror at built-in credenza cabinet.	1	Allow	$1,000	$1,000
	Meeting Room Total				$43,000

	Board Room
37	Provide a reverse door viewer.	1	Allow	$-	$-	Done
	Board Room Total				$-

	Corridors
38	The hotel is missing the whit and whimsy design layer required by the Brand. Replace and provide a new comprehensive art package that aligns with the neighborhood story.	1	Allow	$5,000	$5,000	This is the corridor by the meeting room. Would lower this to $5,000.
	Corridors Total				$5,000

III.) Recreational areas
	Fitness Center

Hotel Indigo Traverse City, 263 W Grandview Parkway, Traverse City, Michigan 49684

PIP Inspection - 02/19/18

PIP Date - 03/01/18

Budget Date - 03/19/18

Last Revision - 05/10/18 - BY EVAN

PIP#	Item Description	Qty	UOM	Unit Price Sub	Total Project Cost	Comments
	Provide a mural and/or decorative wall vinyl within the Fitness Center.	1	Allow	$-	$-	There is already a mural on the wall. Hand painted log brandings, by a local painter. Would not do this.
	Fitness Center Total				$-

IV.) Guest Room Areas
	Elevator Lobbies
39	Provide window treatments to dress elevator lobby windows. Provide a millwork cornice with decorative stationary panels and sheer roller blinds.	3	Each	$900	$2,700
40	Replace existing wall finish with new accent wall vinyl and/or paint to coordinate with the required carpet runner and mural/art installation.	3	Each	$1,500	$4,500	Paint accent wall on each floor's elevator lobby.
41	Murals and/or custom boutique design features are required that relate to the neighborhood story. Provide a mural at accent wall adjacent to elevators or at a minimum provide a creative art installation.	3	Each	$1,000	$3,000	Art per elevator lobby.
42	Provide a large upholstered bench or small conversational seating grouping.	3	Each	$2,000	$6,000	Seating per elevator lobby.
43	Provide decorative carpet runners at elevator lobbies.	3	Each	$1,500	$4,500
	Elevator Lobbies Total				$20,700

	Corridors
	Provide window treatments at corridor window with a millwork cornice with sheer roller blinds.	6	Each	$900	$5,400
	Corridors Total				$5,400

	Guest Bathrooms
46	Provide glass shower doors at bathroom showers.	102	Each	$-	$-	Waiver from IHG
47	Provide robe hooks where appropriate in bathroom layout.	0	Each	$-	$-	Already done.
48	Provide art at bathrooms.	102	Each	$150	$15,300	Guest baths could use an art piece above toilet. No art in bathrooms currently.
	Guest Bathrooms Total				$15,300

SUBTOTAL					$422,400

	Design / Architect
	Purchasing	1	Allow	$15,000	$15,000
	Design	1	Allow	$-	$-	Do not need a designer.
SUBTOTAL					$437,400

	Soft Costs
	Sales Tax	6.00%	$437,400		$15,746
	Delivery Fees	10.00%	$437,400		$26,244
	General Requirements Allowance	5.00%	$437,400		$21,870
	Overhead, General Conditions, Fees				$-
	Subtotal				$501,260

	Contingency

Hotel Indigo Traverse City, 263 W Grandview Parkway, Traverse City, Michigan 49684

PIP Inspection - 02/19/18

PIP Date - 03/01/18

Budget Date - 03/19/18

Last Revision - 05/10/18 - BY EVAN

PIP#	Item Description	Qty	UOM	Unit Price Sub	Total Project Cost	Comments

	Contingency Allowance	5.00%	$501,260		$25,063

	Total				$526,323

	Project Management Fee

	Project Management Fee	6.00%	$526,323		$31,579

	Total PIP Project Costs				$557,903